                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

      [   ]    Preliminary Proxy Statement

      [   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

      [ X ]    Definitive Proxy Statement

      [   ]    Definitive Additional Materials

      [   ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12.

                               SKYLINE CHILI, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                     --------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      [   ]    No fee required.

      [ X ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

               1)   Title of each class of securities to which transaction applies:

                    Common Stock

               2)   Aggregate number of securities to which transaction applies:

                    3,389,173 shares

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

                    $6.75 per share, payable in cash pursuant to an Agreement and Plan of Merger dated November 26, 1997

               4)   Proposed maximum aggregate value of transaction:

                    $23,633,951, consisting of $22,876,918 payable with respect to the 3,389,173 shares plus $757,033 payable with respect to options to purchase shares.

               5)   Total fee paid:

                    $4,726.79

     [ X ]     Fee paid previously with preliminary materials.

     [ X ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

                    $4,726.79

               2)   Form, Schedule or Registration Statement No.:

                    Schedule 14A - Preliminary

               3)   Filing Party:

                    Skyline Chili, Inc.

               4)   Date Filed:

                    December 5, 1997

                                                               February 13, 1998

Dear Skyline Chili, Inc. Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Skyline Chili, Inc. (the "Company") at 10:00 a.m., local time, on March 20, 1998, at the Cincinnati Marriott, 11320 Chester Road, Sharonville, Ohio 45246. At our Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger pursuant to which Skyline Acquisition Corp. ("Acquisition Co.") will be merged with and into the Company (the "Merger") and each shareholder of the Company (other than Acquisition Co. and shareholders who are entitled to and who have perfected their dissenters' rights) would become entitled to receive $6.75 in cash for each outstanding share of the Company's common stock. Your Board of Directors and management look forward to greeting personally those shareholders able to attend the Special Meeting.

         A special committee of your Board of Directors (the "Special Committee") consisting of three independent directors was formed in February, 1997 to conduct a thorough evaluation of strategic alternatives and financing opportunities available to the Company. In connection with its evaluations, the Special Committee engaged Equitable Securities Corporation ("Equitable") as the Company's financial advisor to review potential strategic alternatives, to solicit and evaluate potential transactions, and to render a fairness opinion as to any proposed transaction. Equitable has rendered its opinion, based upon and subject to the assumptions, limitations, and qualifications set forth therein, that the cash consideration to be received by the Company's shareholders in the Merger is fair to the shareholders from a financial point of view. The Special Committee has unanimously recommended to the Board of Directors that the Agreement and Plan of Merger be approved.

         SKYLINE CHILI, INC.'S BOARD OF DIRECTORS HAS DETERMINED THAT THE AGREEMENT AND PLAN OF MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE PROPOSAL.

         You should be aware that certain members of the Special Committee and the Board have interests which present them with potential or actual conflicts of interests in connection with their recommendations and the Merger.

         The accompanying Proxy Statement provides you with a summary of the proposed Merger and certain additional information. Please give all of this information your careful attention.

         Your vote is important, regardless of the number of shares you own. Accordingly, on behalf of your Board of Directors, I urge you to sign, date and mail the accompanying proxy card today and return it in the enclosed postage-paid envelope provided. If you have any questions about the Special Meeting, please call D.F. King & Co., Inc., our proxy solicitation agent, toll free at (800) 487-4870 or collect at (212) 269-5550.

         On behalf of your Board of Directors, I thank you for your support.

                                   Sincerely,


                                   Lambert N. Lambrinides
                                   Chairman of the Board of Directors

                               SKYLINE CHILI, INC.
                              4180 THUNDERBIRD LANE
                              FAIRFIELD, OHIO 45014

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 20, 1998

                             -----------------------


To Our Shareholders:

         Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Skyline Chili, Inc., an Ohio corporation (the "Company"), will be held on March 20, 1998, at 10:00 a.m., local time, at the Cincinnati Marriott, 11320 Chester Road, Sharonville, Ohio 45246, for the following purposes:

         (1) To consider and vote on a proposal to approve an Agreement and Plan of Merger pursuant to which Skyline Acquisition Corp. ("Acquisition Co."), a newly formed Ohio corporation, will be merged (the "Merger") with and into the Company and each shareholder of the Company (other than Acquisition Co. and shareholders who are entitled to and who have perfected their dissenters' rights) would become entitled to receive $6.75 in cash for each outstanding share of the Company's no par value Common Stock owned immediately prior to the Effective Time of the Merger. A copy of the Agreement and Plan of Merger, as amended, is attached as Appendix A to and is described in the accompanying Proxy Statement.

         (2) To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on January 23, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. The Company's shareholders are invited to attend the Special Meeting. Whether or not you expect to attend, we urge you to sign, date and return the enclosed proxy card in the enclosed, postage pre-paid envelope. If you attend the Special Meeting, you may vote your shares in person, after revoking your proxy.

         REGARDLESS OF HOW MANY SHARES YOU OWN, YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

Fairfield, Ohio                          By Order of the Board of Directors

February 13, 1998                        Mark J. Zummo, Secretary

                               SKYLINE CHILI, INC.
                         SPECIAL MEETING OF SHAREHOLDERS

                             -----------------------

                                 PROXY STATEMENT

                              --------------------

FAIRFIELD, OHIO                                                FEBRUARY 13, 1998

                                  INTRODUCTION

         This Proxy Statement is being furnished to the shareholders of Skyline Chili, Inc., an Ohio corporation (the "Company"), in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at a Special Meeting of Shareholders (the "Special Meeting") to be held on March 20, 1998, at 10:00 a.m. (local time), at the Cincinnati Marriott, 11320 Chester Road, Sharonville, Ohio 45246, and at any adjournment or adjournments thereof. This Proxy Statement, the Notice of Special Meeting of Shareholders and the enclosed form of Proxy are first being mailed to shareholders of the Company on or about February 13, 1998.

         The Special Meeting of Shareholders has been called to consider and vote on a proposal to approve an Agreement and Plan of Merger, as amended (the "Merger Agreement") (attached to this Proxy Statement as Appendix A) pursuant to which Skyline Acquisition Corp. ("Acquisition Co."), a newly formed Ohio corporation, will be merged (the "Merger") with and into the Company and each outstanding share of the Company's no par value common stock ("Common Stock") (other than shares held by Acquisition Co. and by shareholders who are entitled to and who have perfected their dissenters' rights) will be cancelled and converted automatically into the right to receive $6.75 in cash, payable to the holder thereof without interest. Acquisition Co. will acquire 8,600 shares of Common Stock from certain members of management of the Company simultaneous with the closing of the Merger.

         Consummating the Merger is subject to a number of conditions, including Acquisition Co. or the Company obtaining the necessary financing. Accordingly, even if shareholders approve the Merger Agreement, there can be no assurance that the Merger will be consummated. If the Merger is consummated, a letter of transmittal will be mailed to each holder of record of the Company's Common Stock. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. The letter of transmittal will include instructions as to the procedures to be used in sending your stock certificates in exchange for the cash consideration receivable in connection with the Merger.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The Board of Directors has fixed the close of business on January 23, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Each holder of record of the Company's Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the Record Date, there were 3,397,773 shares of the Company's Common Stock outstanding. The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

         Approval of the Merger Agreement will require the affirmative vote of
(i) the holders of a majority of the outstanding shares of the Company's Common Stock, and (ii) the holders of a majority of the Company's Common Stock represented in person or by proxy at the Special Meeting (excluding any shares owned by Kevin R. McDonnell, Jeffry W. Shelton, Thomas L. Allen, Phillip M. Lewis, Jr., Lambert N. Lambrinides, Christie N. Lambrinides and William N. Lambrinides, and any other "interested shares" as defined in Section 1701.01(CC)(2) of the Ohio Revised Code). Abstentions and broker non-votes will be counted for general quorum purposes but will have the same effect as votes against approval of the Merger Agreement. The affirmative vote by Lambert, Christie and William Lambrinides of the shares beneficially owned by them in favor of the Merger Agreement will be sufficient to meet the voting requirement that the Merger Agreement be approved by the holders of a majority of the outstanding shares of the Company's Common Stock. See "Approval of the Merger and Dissenters' Rights - Required Shareholder Votes." The obligation of Acquisition Co. to effect the Merger is subject to the condition, which may be waived by Acquisition Co., that the Merger Agreement has been approved by the affirmative vote of the holders of at least 85% of the outstanding shares of the Company's Common Stock.

         Brokers and, in many cases, nominees will not have discretionary power to vote on proposals to be presented at the Special Meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote.

         A shareholder giving a proxy has the power to revoke it at any time before it is exercised by giving notice of such revocation to the Company in writing or at the Special Meeting, or by filing with the Company a duly executed proxy bearing a later date. The mere presence at the Special Meeting of the person appointing a proxy does not revoke the proxy. Subject to such revocation, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the Merger Agreement.

         Holders as of the Record Date of shares of the Company's Common Stock have the right to dissent from the Merger and (in the event that the Merger Agreement is approved and the Merger is consummated) to demand in writing payment of the fair cash value of such shares in compliance with and by following the procedures under Section 1701.85 ("Section 1701.85") of the Ohio Revised Code ("Dissenters' Rights"). All shares that are subject to such a written demand for payment of the fair cash value that has not been withdrawn or waived are sometimes referred to herein as the "Dissenting Shares." The obligation of Acquisition Co. to effect the Merger is subject to the condition, which may be waived by Acquisition Co., that holders of no more than 3% of the Company's Common Stock exercise their Dissenters' Rights. See "Approval of the Merger and Dissenters' Rights - Rights of Dissenting Shareholders."

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT. IT SHOULD BE NOTED THAT CERTAIN DIRECTORS HAVE CONFLICTS OF INTEREST IN CONNECTION WITH THIS RECOMMENDATION. SEE "SPECIAL
FACTORS--CONFLICTS OF INTEREST."

                                TABLE OF CONTENTS

                                                                                                               PAGE

SUMMARY...........................................................................................................1
         Date, Time and Place of the Special Meeting..............................................................1
         Purpose of the Special Meeting...........................................................................1
         Record Date and Quorum...................................................................................1
         Votes Required...........................................................................................2
         Parties to the Merger....................................................................................2
         Effective Time of the Merger; Payment for Shares.........................................................3
         Background of the Merger.................................................................................3
         The Special Committee's and Board's Recommendation.......................................................4
         Opinion of Investment Banker.............................................................................5
         Purpose and Reasons of the Management Group and Fleet....................................................5
         Position of the Management Group, Fleet and Acquisition Co. as to Fairness of the Merger.................6
         Conflicts of Interest....................................................................................6
         Certain Effects of the Merger............................................................................7
         Conditions to the Merger; Termination; Expenses..........................................................8
         Federal Income Tax Consequences..........................................................................9
         Accounting Treatment.....................................................................................9
         Financing of the Merger..................................................................................9
         Market Prices of Common Stock and Dividends..............................................................9
         Rights of Dissenting Shareholders.......................................................................10
         Summary of Selected Consolidated Financial Data.........................................................11
         Certain Forward Looking Information.....................................................................13

SPECIAL FACTORS..................................................................................................13
         Background of the Merger................................................................................13
         The Special Committee's and Board's Recommendation......................................................19
         Opinion of Equitable Securities Corporation.............................................................23
         Purpose and Reasons of the Management Group and Fleet...................................................31
         Position of the Management Group, Fleet and Acquisition Co. as to Fairness of the Merger................32
         Conflicts of Interest...................................................................................34
         Certain Effects of the Merger...........................................................................39
         Conduct of the Company's Business After the Merger......................................................40

APPROVAL OF THE MERGER AND DISSENTERS' RIGHTS....................................................................40
         Record Date and Quorum..................................................................................40
         Required Shareholder Votes..............................................................................41
         Ohio Control Share Acquisition Act......................................................................41
         Proxies.................................................................................................43
         Rights of Dissenting Shareholders.......................................................................43

THE MERGER.......................................................................................................46
         Effective Time..........................................................................................46
         Conversion of Securities................................................................................46
         Treatment of Stock Options..............................................................................46
         Payment for Shares......................................................................................47
         Transfer of Shares......................................................................................48

         Conditions..............................................................................................48
         Representations and Warranties..........................................................................49
         Covenants...............................................................................................49
         Nonsolicitation Covenant................................................................................50
         Expenses................................................................................................50
         Termination, Amendment and Waiver.......................................................................50
         Break-Up Fee............................................................................................51
         Financing...............................................................................................51
         Regulatory Approvals....................................................................................52
         Accounting Treatment....................................................................................53

FEDERAL INCOME TAX CONSEQUENCES..................................................................................53

BUSINESS OF THE COMPANY..........................................................................................54

MARKET PRICES OF COMMON STOCK AND DIVIDENDS......................................................................56

SELECTED CONSOLIDATED FINANCIAL DATA.............................................................................57

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS....................................................................................................59

CERTAIN FORWARD LOOKING INFORMATION..............................................................................62

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT.........................................................63

CERTAIN INFORMATION CONCERNING THE COMPANY, THE MANAGEMENT GROUP,
ACQUISITION CO., AND FLEET.......................................................................................66

PROXY SOLICITATION...............................................................................................69

SHAREHOLDER PROPOSALS............................................................................................69

EXPERTS..........................................................................................................70

OTHER MATTERS....................................................................................................70

INCORPORATION BY REFERENCE.......................................................................................70

INDEX TO FINANCIAL STATEMENTS..................................................................................FS-1

APPENDIX A - AGREEMENT AND PLAN OF MERGER, AS AMENDED...........................................................A-1

APPENDIX B - OPINION OF EQUITABLE SECURITIES CORPORATION........................................................B-1

APPENDIX C - SECTIONS 1701.84 AND 1701.85 OF THE OHIO REVISED CODE..............................................C-1

APPENDIX D - ACQUIRING PERSON'S STATEMENT.......................................................................D-1

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement. Shareholders are urged to read this Proxy Statement and its appendices in their entirety before voting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

         A Special Meeting of Shareholders (the "Special Meeting") of Skyline Chili, Inc. (the "Company") will be held on March 20, 1998, at 10:00 a.m., local time, at the Cincinnati Marriott, 11320 Chester Road, Sharonville, Ohio 45246.

PURPOSE OF THE SPECIAL MEETING

         At the Special Meeting, the shareholders will consider and vote on a proposal to approve an Agreement and Plan of Merger, as amended (the "Merger Agreement") (attached to the Proxy Statement as Appendix A) pursuant to which Skyline Acquisition Corp. ("Acquisition Co."), a newly-formed, private Ohio corporation organized by certain members of the Company's management and Fleet Venture Resources, Inc., a Rhode Island corporation, and certain of its affiliates ("Fleet"), will be merged with and into the Company (the "Merger"), the separate existence of Acquisition Co. will cease, and the Company will continue as the surviving corporation. The Merger Agreement provides that upon the effectiveness of the Merger, and subject to the conditions and procedures set forth in the Merger Agreement, each outstanding share of the Company's no par value common stock ("Common Stock") (other than shares held by Acquisition Co. and shares held by shareholders who are entitled to and who have perfected their Dissenters' Rights) will be converted automatically into the right to receive $6.75 in cash payable to the holders thereof, without interest (the "Cash Merger Consideration"). Upon consummation of the Merger, the authorized capital stock of the Company will consist of 5,400,000 shares of no par value common stock ("Continuing Common Stock"), including 2,900,000 shares of Class A voting common stock ("Continuing Voting Common Stock") and 2,500,000 shares of Class B non-voting common stock ("Continuing Non-Voting Common Stock"). Simultaneous with the closing of the Merger, Kevin R. McDonnell, Jeffry W. Shelton, Thomas L. Allen, and Phillip M. Lewis, Jr., who are executive officers of the Company (collectively, the "Management Group"), will collectively (i) contribute 8,600 shares of Company Common Stock to Acquisition Co. in exchange for 8,600 shares of Continuing Voting Common Stock, (ii) purchase 56,296 shares of Continuing Voting Common Stock for a purchase price of $6.75 per share, and
(iii) retain options to purchase 97,060 shares of Continuing Voting Common Stock, which (assuming all such options are exercised) would represent 9.7% of the outstanding shares of Continuing Common Stock (72.3% of the outstanding shares of Continuing Voting Common Stock) following consummation of the Merger. As a result of the Merger, the Company's Common Stock will no longer be publicly traded, and the Company will be privately owned by the Management Group and Fleet. See "The Merger."

RECORD DATE AND QUORUM

         The Board of Directors of the Company (the "Board") has fixed the close of business on January 23, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Each holder of record of the Company's Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the Record Date, there were 3,397,773 shares of the Company's Common Stock outstanding. The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. See "Approval of the Merger and Dissenters' Rights."

VOTES REQUIRED

         The affirmative vote of the holders of (i) a majority of the outstanding shares of the Company's Common Stock, and (ii) a majority of the Company's Common Stock represented in person or by proxy at the Special Meeting (excluding (a) any shares owned by members of the Management Group, (b) any shares owned by Lambert N. Lambrinides, Christie N. Lambrinides and William N. Lambrinides (the "Lambrinides Brothers"), and (c) any other "interested shares" (as defined in Section 1701.01(CC)(2) of the Ohio Revised Code)), is required to approve the Merger Agreement. In addition, the obligation of Acquisition Co. to effect the Merger is subject to the condition, which may be waived by Acquisition Co., that the Merger Agreement has been approved by the affirmative vote of the holders of at least 85% of the outstanding shares of the Company's Common Stock. Abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement.

         As of the Record Date, there were 3,397,773 shares of the Company's Common Stock outstanding, of which 1,896,199 shares (or 55.8%) of outstanding shares were owned by members of the Management Group and the Lambrinides Brothers. In the Merger Agreement, the Lambrinides Brothers and Kevin R. McDonnell have agreed with Acquisition Co. to vote all shares held of record or beneficially owned by them in favor of approval of the Merger Agreement. The affirmative vote by the Lambrinides Brothers of the shares beneficially owned by them in favor of the Merger Agreement will be sufficient to meet the voting requirement that the Merger Agreement be approved by the holders of a majority of the outstanding shares of the Company's Common Stock. See "Approval of the Merger and Dissenters' Rights."

PARTIES TO THE MERGER

         THE COMPANY. The Company owns, operates, develops and franchises "Skyline Chili" restaurants which offer "Cincinnati-style" chili related food products. The Company also manufactures and sells frozen grocery and canned products under its "Skyline" and "Cincinnati Recipe" trademarks and licenses the use of its "Skyline" trademark on branded products. The Company's principal executive offices are located at 4180 Thunderbird Lane, Fairfield, Ohio 45014, and its telephone number at that address is (513) 874-1188. See "Business of the Company."

         THE MANAGEMENT GROUP. The Management Group consists of: Kevin R. McDonnell, President, Chief Executive Officer and a Director of the Company; Jeffry W. Shelton, Corporate Vice President - Finance, Chief Financial Officer and Treasurer of the Company; Thomas L. Allen, Corporate Vice President - Marketing of the Company; and Phillip M. Lewis, Jr., Corporate Vice President - Real Estate and Construction of the Company. The business address of each member of the Management Group is 4180 Thunderbird Lane, Fairfield, Ohio 45014. See "Certain Information Concerning the Company, the Management Group, Acquisition Co. and Fleet."

         ACQUISITION CO. Acquisition Co. was recently formed by Fleet and the Management Group for the sole purpose of effecting the Merger and has not conducted any prior business. The principal executive offices of Acquisition Co. are located in Providence, Rhode Island with a mailing address c/o Fleet Venture

Resources, Inc., at 50 Kennedy Plaza, Suite 1200, Providence, Rhode Island 02903, and its telephone number at that address is (401) 278-6770. See "Certain Information Concerning the Company, the Management Group, Acquisition Co. and Fleet."

EFFECTIVE TIME OF THE MERGER; PAYMENT FOR SHARES

         The Merger will become effective (the "Effective Time") at the time and date when a copy of a certificate of merger is filed with the Secretary of State of the State of Ohio pursuant to the Ohio General Corporation Law. The time of such filing is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. See "The Merger - Effective Time" and "The Merger - Conditions." Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to shareholders by The Fifth Third Bank, Cincinnati, Ohio (the "Paying Agent") promptly following the Effective Time. Shareholders should not submit their certificates to the Paying Agent until they have received such materials. Payment for shares will be made to shareholders as promptly as practical following receipt by the Paying Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "The Merger
- Payment for Shares." SHAREHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

BACKGROUND OF MERGER

         The Board and management of the Company have from time to time considered strategic alternatives available to the Company, including acquisitions within its industry, adoption of an employee stock ownership plan, and the sale of the Company. In early 1997, the Company's Board determined to engage financial advisors and to conduct a systematic evaluation of future strategic alternatives and financing opportunities available to the Company. The Board's decision was based primarily on the thin trading market and lack of liquidity in the Company's Common Stock, the concentration of large blocks of stock in the hands of several shareholders, and the understanding that those shareholders were interested in considering a transaction which would provide liquidity opportunities.

         During February and March 1997, the Company received an unsolicited proposal and revised proposal from Meritage Hospitality Group, Inc. ("Meritage") pursuant to which Meritage offered to either (i) acquire the Company in a two-tier merger involving payment of $7.50 per share in cash to the Lambrinides Brothers (and possibly Lawrence R. Burtschy, a director of the Company), and $9.50 per share to the Company's other shareholders in the form of registered Meritage common stock with certain contingent value rights, or (ii) purchase newly-issued shares of Company Common Stock representing majority control for $9.50 per share in cash. In February 1997, a special committee of the Board (the "Special Committee"), consisting of Joseph E. Madigan, David A. Kohnen and Kevin
R. McDonnell, was appointed to evaluate the Meritage offers and the Company's alternatives. These directors were selected for initial membership on the Special Committee because it was believed their interests were most closely aligned with the Company's public shareholders with respect to the Meritage offer. Meritage did not offer to purchase these directors' shares on a basis different than the public shareholders. On February 27, 1997, in response to the Meritage offer, the Special Committee engaged Equitable Securities Corporation ("Equitable") as the Company's financial advisor to (i) analyze the Company from a financial standpoint, (ii) review and analyze the strategic alternatives and financing opportunities available to the Company, including the Meritage offer,
(iii) solicit and evaluate potential transactions, and (iv) if requested, render an opinion to the Board of Directors as to the fairness, from a financial point of view, of any proposed transaction to the Company's shareholders.

         After analysis of the Meritage proposal, the Special Committee determined that it would be preferable to seek an all cash/all shares transaction that would treat all shareholders of the Company the same, and the Company, with Equitable's assistance, prepared a confidential offering memorandum (the "Confidential Memorandum") to use in seeking such offers. Meritage withdrew its offers in April 1997. During the spring and summer of 1997, Equitable contacted a broad range of food manufacturing companies, restaurant companies, and financial buyers seeking a potential sale of the Company or leveraged buy-out transaction. Several dozen potential buyers signed a Confidentiality Agreement and received the Confidential Memorandum. Several potential buyers visited the Company on one or more occasions and conducted some preliminary due diligence.

         In September 1997, Equitable informed the Company that it had received firm offers from two potential financial buyers, including Fleet. After analysis of the offers and other potential alternatives with the assistance of Equitable, and in light of the thorough solicitation process conducted by Equitable seeking a potential buyer for the Company, the Special Committee determined that it would be in the best interests of the Company's shareholders to proceed with the Fleet proposal. Mr. McDonnell was replaced on the Special Committee by Lawrence
R. Burtschy. On September 26, 1997, the Company and Fleet signed a term sheet and the Company issued a press release announcing the proposed Merger.

         On November 20, 1997, the Special Committee and the Board of Directors met, reviewed the Merger Agreement, and received the presentation of Equitable and its opinion as to the fairness of the Cash Merger Consideration to be received by the Company's shareholders in the Merger. The Special Committee recommended to the Company's Board that the Merger Agreement be approved. The Board then approved the Merger Agreement and recommended that the Company's shareholders vote to approve the Merger Agreement. The Merger Agreement was signed on November 26, 1997, and amended on January 9, 1998, primarily to extend the closing and exclusivity dates and to approve certain related agreements.

         For a more complete discussion of the background, see "Special Factors
- Background of the Merger Transaction."

THE SPECIAL COMMITTEE'S AND BOARD'S RECOMMENDATION

         The Special Committee considered the proposal for the Merger and, with the assistance of Equitable, actively negotiated the terms of the Merger Agreement. The exposure of the Company's business to commodity prices and rising labor costs, uncertainty over the Company's ability to expand beyond its current markets, the thin trading market and lack of liquidity for the Common Stock, the existence of large blocks of Common Stock in the hands of several shareholders (and the desire of certain of those shareholders for a transaction providing liquidity opportunities), and the relationship of the Cash Merger Consideration to historical market prices and trading information with respect to the Common Stock, all contributed to the Special Committee's belief that the alternative of remaining a public company was not in the best interests of the shareholders at this point in the Company's development and that the proposed transaction was the best alternative to enhance shareholder value under present circumstances.

         Equitable rendered its opinion that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth in such opinion, the Cash Merger Consideration to be received in the

Merger by shareholders other than Acquisition Co. and the members of the Management Group (the "Public Shareholders") was fair, from a financial point of view. The Special Committee has determined that the Merger is fair to, and in the best interests of, the Company and the Public Shareholders and unanimously recommended to the Board that the Merger Agreement be approved. See "Special Factors - The Special Committee's and Board's Recommendation."

         On November 20, 1997, the Board met and, after considering the recommendation of the Special Committee and the fairness opinion of Equitable, unanimously approved the Merger Agreement and determined that the Merger is fair to, and in the best interests of, the Company and the Public Shareholders. THE SPECIAL COMMITTEE AND THE BOARD RECOMMEND THAT THE COMPANY'S SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT. See "Special Factors--The Special Committee's and Board's Recommendation." Certain members of management, the Special Committee and the Board have certain interests which present them with potential or actual conflicts of interest in connection with this recommendation and the Merger Transaction. See "Special Factors Conflicts of Interest."

OPINION OF INVESTMENT BANKER

         The Special Committee retained Equitable to act as its financial advisor, to provide a valuation analysis of the Company, to evaluate possible strategic alternatives for the Company, to solicit potential buyers for the Company, and to review any proposed business combination and render its opinion. Equitable provided an opinion dated November 20, 1997 to the Special Committee and the Board that, as of that date, and subject to the assumptions, limitations and qualifications set forth in such opinion, the Cash Merger Consideration to be received in the Merger by the Public Shareholders was fair, from a financial point of view. The full text of the written opinion of Equitable, which sets forth a description of assumptions made, matters considered and limitations on the review undertaken by Equitable is attached as Appendix B to this Proxy Statement. Shareholders are urged to read such opinion carefully in its entirety. See "Special Factors Opinion of Equitable."

PURPOSE AND REASONS OF THE MANAGEMENT GROUP AND FLEET

         The Management Group and Fleet have informed the Company that their purpose for engaging in the transactions contemplated by the Merger Agreement is to acquire, with certain other key employees of the Company, 100% ownership of the Company, before giving effect to the grant of "New Plan Options" described below. The Management Group and certain other key employees of the Company are retaining options to purchase a total of 115,867 shares of the Continuing Voting Common Stock (the "Retained Options"). Upon consummation of the Merger, the members of the Management Group will own 64,896 shares of Continuing Voting Common Stock and Retained Options to purchase 97,060 shares of Continuing Voting Common Stock (9.7% of the outstanding Continuing Common Stock and 72.3% of the outstanding Continuing Voting Common Stock, assuming all Retained Options are exercised), for an investment of $1,093,205, consisting of $58,050 in Company Common Stock contributed to Acquisition Co. (valued at $6.75 per share), $655,155 in Retained Options (valued at $6.75 per share multiplied by the number of shares subject to the option), and $380,000 paid to purchase shares of Continuing Voting Common Stock. The members of the Management Group will not receive any Cash Merger Consideration. In addition, certain members of the Company's management (including members of the Management Group) will receive additional options ("New Plan Options") to purchase Non-Voting Continuing Common Stock. As a result of the Merger, Fleet will, for an investment of approximately $10 million, acquire shares of Continuing

Voting Common Stock that will represent 2.6% of the outstanding shares of Continuing Common Stock and 40% of the outstanding shares of Continuing Voting Common Stock, and shares of Continuing Non-Voting Common Stock that will represent 86.5% of the outstanding shares of Continuing Common Stock and 100% of the outstanding shares of Continuing Non-Voting Common Stock upon consummation of the Merger and assuming all Retained Options are exercised. After giving effect to the issuance, vesting and exercise of all the New Plan Options to acquire shares of Continuing Non-Voting Common Stock to be granted to certain members of management of the Company (including members of the Management Group), and assuming all Retained Options are exercised, members of the Management Group and management of the Company would own 22% of all of the outstanding Continuing Common Stock, and Fleet would own 78% of the outstanding Continuing Common Stock. See "Special Factors - Purpose and Reasons of the Management Group and Fleet."

         As a private company, the Company will have greater operating flexibility to focus on its long-term value by emphasizing continuing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings.

POSITION OF THE MANAGEMENT GROUP, FLEET AND ACQUISITION CO. AS TO FAIRNESS OF THE MERGER

         The members of the Management Group have considered the process through which the Company solicited potential buyers for the Company's business, identified Fleet and negotiated the Merger Agreement, and have considered certain additional factors examined by the Special Committee and the Board (described in detail in "Special Factors - The Special Committee's and Board's Recommendation") and members of the Management Group believe that these factors, when considered together, provide a reasonable basis for them to believe, as they do, that the Merger is fair to the Company's Public Shareholders from a financial point of view.

         The rules of the Securities and Exchange Commission require Fleet and Acquisition Co. to express their belief as to the fairness of the Merger to the Company's shareholders. While neither Fleet nor Acquisition Co. has undertaken any evaluation of the Merger from the standpoint of fairness to the Company's shareholders, they have considered the factors which were taken into account by the Company's Special Committee and Board (see "Special Factors - The Special Committee's and Board's Recommendation") and by the members of the Management Group, based on the more limited facts and information available to them. Based solely on these factors, Fleet and Acquisition Co. each believe that the Merger is fair from a financial point of view to the Company's shareholders.

         These beliefs should not, however, be construed as a recommendation to the Company's shareholders by the members of the Management Group in their capacity as shareholders, Fleet or Acquisition Co. to vote to approve the Merger Agreement. See "Special Factors - Position of Management Group, Fleet and Acquisition Co. as to Fairness of the Merger." Members of the Management Group are executive officers of the Company and have an interest in the contemplated Merger. See "Special Factors Conflicts of Interest."

CONFLICTS OF INTEREST

         In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that certain officers and directors of the Company have interests in connection with the Merger which may present them with actual or potential conflicts of interest (described in more detail under "Special Factors - Conflicts of Interest"). These interests include those described below.

         After consummation of the Merger, members of the Management Group will own Continuing Common Stock and Retained Options to purchase Continuing Common Stock, and members of that group and continuing management will receive New Plan Options to purchase shares of Continuing Common Stock, all of which could in the aggregate represent as much as 22% of the total ownership of Continuing Common Stock.

         After consummation of the Merger, the Company, the Management Group, Fleet and other shareholders and option holders of the Company will be parties to a Stockholders' Agreement that will provide for certain rights and obligations of the parties. See "Special Factors - Conflicts of Interest."

         After consummation of the Merger, the Company, the Management Group and other key employees will be parties to certain Severance Agreements that will provide for certain rights and obligations of the parties. See "Special Factors
- Conflicts of Interest."

         Certain members of the Board and the Special Committee beneficially own Company Common Stock which will be converted into the Cash Merger Consideration in the aggregate amount of $14,933,463 upon consummation of the Merger. For their duties on the Special Committee, the members of the Special Committee each received the Company's standard fee of $850 per Board Meeting and $750 per Board Committee Meeting. See "Special Factors - Conflicts of Interest."

         The Merger Agreement provides that the current directors and officers of the Company (including the members of the Special Committee) will be indemnified by the Company, to the full extent permitted by applicable law and the Company's Articles of Incorporation and Code of Regulations, against any costs, expenses, losses, damages, liabilities, claims, fines, judgments and amounts paid in settlement, and will be advanced reasonable costs and expenses (including fees and disbursements of legal counsel), in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the approval and consummation of the transactions contemplated by the Merger Agreement. In addition, the directors and executive officers of the Company will be provided with continuing directors' and officers' liability insurance coverage following the Merger, subject to certain limitations. See "Special Factors - Conflicts of Interest."

CERTAIN EFFECTS OF THE MERGER

         As a result of the Merger, the entire equity interest in the Company will be owned by Fleet, the Management Group and certain members of the Company's management. The Company's Public Shareholders will no longer have any interest in, and will not be shareholders of, the Company, and therefore will not participate in any future earnings and growth or in any increase in the value of the Company or any payment of dividends. Instead, each such holder of Common Stock will have the right to receive $6.75 in cash, without interest, for each share held (other than the shares in respect of which Dissenters' Rights have been perfected). Although an investment in the Company following the consummation of the Merger involves substantial risk resulting from the limited liquidity of any such investment and the high debt-to-equity ratio and consequent substantial fixed charges that will apply to the Company after the Merger, if the Company's projections are realized, the value of such an equity investment would be considerably greater than the original cost thereof. Further, even if the projections are not met, the investors in the Company may earn a substantial return on their investment. See "Special Factors - Conflicts of Interest," and "Certain Forward Looking Information." In addition, the Company's Common Stock will no longer be traded on the American Stock Exchange, price quotations will no longer be available and the registration of the Company's Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "Special Factors - Certain Effects of the Merger."

CONDITIONS TO THE MERGER; TERMINATION; EXPENSES

         Each party's obligation to effect the Merger is subject to satisfaction of a number of conditions, most of which may be waived by a specified party or parties. The most significant conditions to consummating the Merger include (i) obtaining the requisite votes of the holders of the Company's Common Stock approving the Merger Agreement, as described under "Summary-Votes Required" and "Approval of the Merger and Dissenters' Rights", (ii) obtaining all necessary consents and approvals, (iii) obtaining the necessary financing for the Merger,
(iv) that the representations and warranties of the parties shall be true and correct in all material respects as of the closing date of the Merger, and (v) that the Company shall have specified net worth, net working capital, total funded indebtedness and cash and cash equivalents on the closing date. See "The Merger - Conditions." Even if the shareholders approve the Merger, there can be no assurance that the Merger will be consummated.

         At any time prior to the Effective Time, the Merger Agreement may be terminated by the mutual consent of the boards of directors of the Company and Acquisition Co. In addition, any of the parties may terminate the Merger Agreement prior to the Effective Time if Equitable withdraws its opinion with respect to the fairness of the Cash Merger Consideration or if the Merger Agreement is not approved by the requisite votes of the holders of the Company's Common Stock at the Special Meeting. See "The Merger Termination, Amendment and Waiver."

         The Merger Agreement may be terminated by Acquisition Co. if the Company, or Kevin R. McDonnell or the Lambrinides Brothers (the "Consenting Stockholders"), have breached any material representation, warranty, or covenant contained in the Merger Agreement in any material respect (and failed to cure such breach within 30 days) or the closing of the Merger shall not have occurred on or before April 11, 1998 by reason of the failure of a condition (unless the failure results primarily from Acquisition Co. breaching any representation, warranty or covenant contained in the Merger Agreement). See "The Merger-Termination, Amendment and Waiver."

         The Company may terminate the Merger Agreement if Acquisition Co. has breached any material representation, warranty or covenant contained in the Merger Agreement in any material respect (and failed to cure such breach within 30 days), or the closing of the Merger shall not have occurred on or before April 11, 1998 by reason of the failure of any condition (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in the Merger Agreement). See "The Merger Termination, Amendment and Waiver."

         The Company has agreed to pay a break-up fee to Acquisition Co. in the amount of $1,500,000 if on or before April 11, 1998 the Company enters into a letter of intent or other agreement for, or otherwise accepts an offer for, an "Alternative Transaction" (as defined in the Merger Agreement), or if Acquisition Co. notifies the Company on or before April 11, 1998 that it is prepared to consummate the merger but the Company or the Consenting Stockholders fail to perform under the Merger Agreement, and within 15 months after April 11, 1998 the Company enters into a letter of intent or other agreement for, or otherwise accepts an offer for, an Alternative Transaction. See "The Merger - Break-Up Fee."

         In the event that the Merger is consummated, the Company will be responsible for payment or reimbursement of (i) all of Fleet's reasonable out-of-pocket fees and expenses incurred by Fleet in connection with the transaction, including legal, accounting, consulting, financing and other fees and expenses, and (ii) all costs and expenses incurred by the Company in connection with the transaction, including legal, accounting, financial advisor and other fees and expenses. In the event that the Merger is not consummated, each of the parties will pay its own costs and expenses. See "The Merger - Expenses."

FEDERAL INCOME TAX CONSEQUENCES

         The receipt of the Cash Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. For a more detailed discussion of the federal income tax consequences of the Merger, see "Federal Income Tax Consequences." All holders of the Company's Common Stock are urged to consult their tax advisors to determine the effect of the Merger on such holders under federal, state, local and foreign tax laws.

ACCOUNTING TREATMENT

         The Merger will be treated as a purchase for accounting purposes, as more fully described under the "The Merger - Accounting Treatment."

FINANCING OF THE MERGER

         It is estimated that approximately $33.4 million will be required to consummate the Merger, refinance certain existing indebtedness of the Company and provide current and future working capital for the Company. This sum will be provided by a contribution of $10 million by Fleet to Acquisition Co., a $1.2 million contribution by the members of the Management Group and other key employees in the form of cash, shares of Common Stock and options to acquire shares of Common Stock, and $22.2 million in senior secured debt. The Company has received a proposal from The Provident Bank, Cincinnati, Ohio to provide the senior secured debt, but this proposal is subject to numerous conditions and is not legally enforceable. See "The Merger - Financing."

MARKET PRICES OF COMMON STOCK AND DIVIDENDS

         Through October 27, 1996, the end of the Company's 1996 fiscal year, the Company's Common Stock traded on the Nasdaq Stock Market under the symbol "SKCH." Since October 28, 1996, the Company's Common Stock has traded on the American Stock Exchange ("AMEX") under the symbol "SKC." The following table sets forth the range of high and low closing bid quotations for each fiscal quarter during the Company's 1996 fiscal year, and the range of high and low sales prices for the Company's 1997 fiscal year. The high and low closing bid quotations indicated in the table reflect interdealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.


                                            Fiscal                                Fiscal

                                           Year 1997                             Year 1996

Quarter                            High                Low                High               Low
-------                            ----                ---                ----               ---
First                                7                  5                 4 1/8             3 1/2
Second                             9 1/8               6 9/16             3 5/8             3 1/2
Third                              6 7/8               5 1/2               4                3 5/8
Fourth                             7 1/16              5 5/8              6 3/8             3 7/8

         On September 25, 1997, the last trading day prior to the issuance of a press release by the Company stating that it had received a proposal from Fleet for the purchase of the Company, the closing price per share of the Company's Common Stock as reported by AMEX was $6.75. On November 25, 1997, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of the Company's Common Stock as reported by AMEX was $6.375. On January 23, 1998, the Record Date, the closing price per share of the Company's Common Stock as reported by AMEX was $6.50.

         At January 23, 1998, there were approximately 1,147 record holders of the Company's Common Stock.

         The Company did not declare or pay any cash dividends on its Common Stock during fiscal year 1996. On December 17, 1996, the Company declared a cash divided of $0.02 per share on its Common Stock payable to shareholders of record at the close of business on January 8, 1997. The Company is required under its bank letter of credit agreement to maintain certain financial ratios, and the agreement places limitations on dividends and acquisitions of Common Stock should the ratio of debt to tangible net worth be more than 1.25 to 1.

RIGHTS OF DISSENTING SHAREHOLDERS

         Holders of record of shares of the Company's Common Stock as of the Record Date have the right to dissent from the Merger and (in the event that the Merger Agreement is approved and the Merger is consummated) to demand in writing the payment of the fair cash value of such shares in compliance with and by following the procedures under Sections 1701.84 and 1701.85 of the Ohio Revised Code ("Dissenters' Rights"). See "Approval of the Merger and Dissenters' Rights
- Rights of Dissenting Shareholders." Dissenters' Rights are technical and complex. Shareholders desiring to exercise Dissenters' Rights should consult legal counsel, since the failure to comply strictly with the provisions of Sections 1701.84 and 1701.85 can result in the loss of Dissenters' Rights. A copy of Sections 1701.84 and 1701.85 is attached hereto as Appendix C.

         The obligation of Acquisition Co. to effect the Merger is subject to the condition, which may be waived by Acquisition Co., that holders of no more than 3% of the Company's Common Stock exercise their Dissenters' Rights.

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents certain summary selected consolidated financial data of the Company as of and for each of the five fiscal years in the period ended October 26, 1997. The financial data was derived from the historical consolidated financial statements of the Company and should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Proxy Statement.


                                                              Fiscal Years Ended
                                  -------------------------------------------------------------------------

Dollar amounts in thousands,         October 26,    October 27,    October 29,    October 30,   October 31,
except per share data                   1997           1996           1995           1994           1993

OPERATIONS:

Commissary sales                       $14,096        $12,341        $10,331        $10,817        $ 9,809
Restaurant sales                        17,433         15,471         14,231         12,507         10,646
Franchise fees and royalties             1,539          1,411          1,210          1,172          1,171
   Total revenues                       33,068         29,223         25,772         24,496         21,626
Income from operations                   3,062          2,585          1,986          1,346          1,191
Net income                               1,695          1,415            980            532            431
Capital expenditures                     2,758          3,987          2,484          1,537          1,845

PER SHARE*:
Net income                                0.47           0.41           0.29           0.16           0.13
Book value                                3.45           3.10           2.71           2.44           2.27
Dividends                                 0.02           0.00           0.00           0.00           0.00

FINANCIAL POSITION:
Working capital                          1,639          1,269          1,524          1,721          1,049
Total assets                            22,885         21,162         19,013         18,423         16,902
Property and equipment, net             16,340         15,540         13,825         12,876         13,056
Long-term debt                           5,305          5,715          6,100          6,459          6,799
Shareholders' equity                    12,453         10,792          9,264          8,284          7,642

RATIOS:
Current ratio                             1.39           1.34           1.51           1.54           1.50
Total liabilities to equity               0.84           0.96           1.05           1.22           1.21
Interest coverage                         8.79           7.23           3.83           2.43           2.15

RESTAURANT DATA:
Company-owned                               35             33             31             30             29
Franchise                                   67             59             52             50             49
  Total restaurants                        102             92             83             80             78

OTHER DATA*:
Weighted average shares                  3,610          3,478          3,419          3,390          3,363
outstanding (in thousands)
Number of employees at year-end
  Full-time                                146            150            153            167            140
  Part-time                                608            550            468            404            378
    Total                                  754            700            621            571            518


*As described in Note 3 of the Notes to Consolidated Financial Statements, the terms of the bank letter of credit that guarantees the Company's City of Fairfield, Ohio Adjustable Rate Demand Industrial Development
Revenue Bonds, Series 1990, requires the Company to maintain certain financial ratios and additionally places limitations on dividends and acquisitions of common stock should the ratio of debt to tangible net worth be more than 1.25:1. Net income and weighted average shares outstanding per share have been restated
for 232,000 shares issued in fiscal 1994 for an acquisition that was treated as a pooling of interests.

CERTAIN FORWARD LOOKING INFORMATION

         The Company does not as a matter of course make public forecasts or projections as to future financial performance. However, management has prepared and presented projections to Fleet, Equitable and various financing sources. See "Certain Forward Looking Information."


                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

         The Board and Management have from time to time considered strategic alternatives available to the Company, including acquisitions within its industry, adoption of an employee stock ownership plan, and a sale of the Company. In late 1996, the Company's directors began discussing the adoption of a systematic process to evaluate potential future strategic alternatives and financing opportunities for the Company, including the engagement of a financial advisor.

         In January 1997, Mr. Lawrence R. Burtschy, one of the Company's outside directors, informed the Board that he had initiated informal discussions with Meritage Hospitality Group, Inc. ("Meritage"), a Michigan-based hotel and restaurant operator that had expressed some interest in exploring a possible investment in or acquisition of the Company or a controlling interest in the Company. Representatives of Meritage briefly visited the Company during January 1997.

         On January 24, 1997, the Company's Board met and agreed to begin investigating future strategic alternatives and financing opportunities available to the Company. The Board's determination to initiate such an investigation at this time was primarily based on the thin trading market and lack of liquidity in the Company's Common Stock, the concentration of large blocks of stock in the hands of several shareholders, the understanding that those shareholders were interested in considering a transaction which would provide liquidity opportunities, and the informal expression of interest received by Mr. Burtschy. The Board authorized Kevin R. McDonnell, the Company's Chief Executive Officer, President and a director, to (i) provide preliminary information about the Company to Meritage, and (ii) identify and interview potential financial advisors.

         On February 4, 1997, Meritage submitted an offer to Lambert N. Lambrinides, Christie N. Lambrinides and William N. Lambrinides (the "Lambrinides Brothers"), the Company's controlling shareholders, to acquire all of their shares in the Company for $7.00 per share in cash or a combination of cash and Meritage convertible preferred stock. The offer also presented the possibility of acquiring the shares owned by Mr. Burtschy. A copy of the Meritage offer was given to the Company's directors. During a conference call on February 10, 1997, the Lambrinides Brothers and the Company's other directors agreed they were not interested in the Meritage offer since it did involve or protect all of the Company's shareholders. The Company's directors also concluded that they were not interested in obtaining or considering any offers for the Company at this time, since the Board had just determined to engage financial advisors and to conduct a systematic evaluation of future strategic alternatives and opportunities. At the Board's request, Mr. McDonnell contacted Meritage and requested it to withdraw its offer until the Board's evaluation process was completed.

         On February 11, 1997, Meritage submitted a revised offer to the Company's Board. The revised offer increased the price for the Lambrinides Brothers' shares to $7.50 per share in cash or a combination of cash and Meritage convertible preferred stock. In addition, the revised offer presented two other alternatives involving all of the Company's shareholders:
(i) a merger transaction in which the Company's shareholders would receive $7.50 per share in a combination of cash and Meritage convertible preferred stock, or
(ii) a capital contribution transaction in which Meritage would purchase newly issued shares from the Company for $7.50 per share cash and acquire majority control of the Company.

         On February 13, 1997, the Company's Board met to discuss and consider the revised Meritage offer. The Lambrinides Brothers indicated to the Board that they intended to reject the portions of the Meritage offer directed to them since they were not interested in participating in any transaction that did not treat all of the Company's shareholders equally. The Company's directors agreed that they strongly preferred a transaction that offered all cash for all of the Company's shares. The Board determined, however, that in order to fulfill its responsibilities to the Company and its shareholders, the Board would evaluate the portions of the Meritage offer directed to the Company with the assistance of a financial advisor. Since the structure of the Meritage offer created the appearance of a conflict on the Board, the Board established a special committee of Directors consisting of Joseph E. Madigan, David A. Kohnen and Mr. McDonnell (the "Special Committee"). These directors were selected for initial membership on the Special Committee because it was believed their interests were most closely aligned with the Company's public shareholders with respect to the Meritage offer. Meritage did not offer to purchase these directors' shares on a basis different than the public shareholders. In addition, these directors owned the fewest number of shares of the Company's Common Stock compared to the other directors. The Board authorized the Special Committee to conduct a complete evaluation of the Meritage offer and other strategic alternatives available to the Company, to make appropriate recommendations to the Board based on such evaluations, and to engage its own financial, legal and other advisors to assist it as necessary. Following this meeting, the Lambrinides Brothers notified Meritage that they rejected the portions of the revised offer directed to them. The Company notified Meritage that a Special Committee had been formed and would be evaluating the revised Meritage offer and other strategic alternatives for the Company with the assistance of a financial advisor.

         During the balance of February 1997, the Special Committee met three times and had several telephone conferences relating to the Meritage offer, other strategic alternatives, and the engagement of a financial advisor. On February 21, 1997, in response to possible rumors in the market concerning a transaction involving the Company, the Company issued a press release stating that it had received an unsolicited offer to acquire the Company or control of the Company at a price of approximately $7.50 per share in cash and securities. On February 27, 1997, after interviewing investment banking firms, the Special Committee engaged Equitable Securities Corporation of Nashville, Tennessee ("Equitable") as the Company's financial advisor to provide a valuation analysis of the Company and to evaluate possible strategic alternatives for the Company, including the Meritage offer.

         In early March 1997, representatives of Equitable met with representatives of Meritage to discuss its offer. On March 6, 1997, Meritage submitted a second revised offer to the Company's Board presenting two alternatives. The first alternative was for a two-tiered merger transaction in which the Lambrinides Brothers would receive $7.50 per share in cash and the Company's other shareholders would receive $9.50 per share in registered Meritage common stock with certain contingent value rights. The second alternative was for a capital contribution transaction in which Meritage would purchase newly issued shares from the Company for $9.50 per share in cash and acquire majority control of the Company, with a covenant that any additional Company shares subsequently purchased by Meritage would be purchased for a value of at least $9.50 per share.

         On March 10, 1997, Equitable made a presentation to the Special Committee consisting of a profile of Meritage, an evaluation of the second revised Meritage offer, a preliminary analysis of the value of the Company, and a preliminary analysis of possible strategic alternatives for the Company. With respect to the Meritage offer, Equitable advised the Special Committee that the first alternative involving a two-tiered merger transaction was not in the best interests of all of the Company's shareholders for the following reasons: (i) the Company's minority shareholders were not being offered cash, (ii) the difference in the consideration being offered raised complex valuation and fairness issues, (iii) the market value of Meritage securities was uncertain,
(iv) the contingent value rights were insufficient, and (v) Meritage common stock was likely to remain illiquid. Equitable also advised the Special Committee that Meritage's second alternative involving a capital contribution transaction was not in the best interests of the Company's shareholders because it would be difficult for the Company to earn attractive rates of return on the increased capital base, the Company's Common Stock would remain illiquid, and the Company's shareholders would have sold control without receiving a guaranteed premium. With Equitable's advice, the Special Committee reaffirmed the Board's preference for an all cash/all shares transaction. Equitable and the Special Committee discussed the preliminary valuation of the Company, based on a discounted cash flow analysis, comparable publicly traded companies and comparable precedent acquisition transactions. Equitable and the Special Committee also reviewed on a preliminary basis a range of possible alternative transactions designed to increase shareholder value, including a leveraged buy-out, a leveraged recapitalization, the adoption of an employee stock ownership plan, a breakup or liquidation, and the sale of the Company to a third party in a controlled auction process. Equitable's final valuation analysis of the Company and final review of possible alternative transactions are discussed and summarized in "Special Factors - Opinion of Equitable."

         After discussion, the Special Committee authorized Equitable to complete its due diligence on the Company. The Special Committee authorized the Company's management to prepare a confidential offering memorandum (the "Confidential Memorandum") for use in connection with the possible sale of the Company to a third party or in a leveraged buy-out transaction. The Special Committee concluded, with Equitable's advice, that at this time there was no compelling alternative to seeking a potential buyer for the Company in an all cash/all shares transaction. Equitable determined that a leveraged buyout or a third party sale to a strategic buyer would likely yield the highest value for shareholders. The exposure of the Company's business to commodity prices and rising labor costs, uncertainty over the Company's ability to expand its concept beyond its current markets, the thin trading market and lack of liquidity for the Common Stock, the very limited equity research coverage for the Common Stock, the Company's limited access to the capital markets, the legal, accounting and related costs associated with being a public company, and the difficulty in predicting future financial performance all contributed to the Special Committee's belief that the alternative of remaining an independent public entity at this point in the Company's development was not a better alternative for the shareholders. Equitable considered a leveraged recapitalization, but determined that such a transaction would likely provide a lower return for shareholders due to the limited debt capacity of the Company in the absence of new equity capital, the fact that a portion of the consideration paid to shareholders might be taxed as dividend income, the reduced earnings per share that would result from increased interest expense and the resulting lower share price which would further impact liquidity of the Common Stock. In addition, Equitable considered an Employee Stock Ownership Plan ("ESOP"), but determined that such a transaction was not a viable alternative due to the ability of the ESOP to recover proceeds from selling shareholders under certain circumstances, the negative earnings impact and likely lower revenue growth for the Company as a result of increased leverage, and the fact that an ESOP could limit the Company's flexibility with respect to future financing or liquidity events. Equitable also considered a breakup of the Company or a liquidation scenario but determined that such a transaction was not a feasible or desirable alternative due to the difficulty of separating the Company's commissary business from its restaurant business, the perceived negative impact that such a transaction would have on franchisee relations and the potential negative tax implications of asset sales at the corporate level. Equitable was also authorized to continue its evaluation of the second revised Meritage offer. On March 11, 1997, Equitable made a similar presentation to the full Board and the Board was advised of the Special Committee's actions.

         During March and April 1997, the Confidential Memorandum relating to a sale of the Company was prepared. Equitable and the Board also prepared a list of potential strategic and financial buyers.

         On April 22, 1997, Meritage withdrew all offers it had made to acquire the Company or control of the Company.

         During the spring and summer of 1997, Equitable contacted a broad range of food manufacturing companies, restaurant companies, and financial buyers. Several dozen potential buyers signed a Confidentiality Agreement and received the Confidential Memorandum. Several potential buyers visited the Company on one or more occasions and conducted some preliminary due diligence.

         On August 25, 1997 Equitable made an oral presentation to the Board on the results of the sale process. By this time, Equitable had contacted all of the most likely buyers identified by Equitable and the Board. Equitable reported that its efforts had generated some interest in the purchase of segments of the Company's business from strategic buyers. Equitable reported that it had received several preliminary, non-binding expressions of interest from financial buyers in an all cash/all shares transaction, which were reviewed and discussed with the Board. On August 12, 1997, Equitable had received a preliminary, non-binding verbal expression of interest from Fleet in an all cash/all shares transaction at a price range of $6.50 to $7.00 per share. After reviewing the Confidential Memorandum, Fleet had visited the Company and conducted some preliminary due diligence during July and early August 1997. Other financial buyers had expressed preliminary interest in transactions at prices below $6.75 per share. The Board and Equitable again discussed the other strategic alternatives available to the Company, including initiating contact with other potential buyers. In Equitable's opinion, these other potential buyers would be less likely to have sufficient interest in the Company to make an offer. The Board and Equitable also discussed continuing to operate the Company as an independent, public entity, with the possibility of restarting the sale process after some period of time. The Board concluded that the current expressions of interest from Fleet and the other financial buyers, although preliminary and non-binding, were credible and were in a price range that Equitable had advised was fair in view of the efforts to market the Company, its analysis of comparable public companies and acquisition transactions, and the Company's performance. Accordingly, the Board authorized Equitable and the Special Committee to continue their discussions with Fleet and other financial buyers to seek to obtain firm offers for an all cash/all shares transaction at a per share price of $6.75 or more. The Board determined, with Equitable's advice, that a leveraged buyout or a third party sale to a strategic buyer would likely yield the highest value for shareholders. The exposure of the Company's business to commodity prices and rising labor costs, uncertainty over the Company's ability to expand its concept beyond its current markets, the thin trading market and lack of liquidity for the Common Stock, the very limited equity research coverage for the Common Stock, the Company's limited access to the capital markets, the legal, accounting and related costs associated with being a public company, and the difficulty in predicting future financial performance all contributed to the Board's belief that the alternative of remaining an independent public entity at this point in the Company's development was not a better alternative for the shareholders. Equitable considered a leveraged recapitalization, but determined that such a transaction would likely provide a lower return for shareholders due to the limited debt capacity of the Company in the absence of new equity capital, the fact that a portion of the consideration paid to shareholders might be taxed as dividend income, the reduced earnings per share that would result from the increased interest expense and the resulting lower share price which would further impact liquidity of the Common Stock. In addition, Equitable considered an ESOP, but determined that such a transaction was not a viable alternative due to the ability of the ESOP to recover proceeds from selling shareholders under certain circumstances, the negative earnings impact and likely lower revenue growth for the Company as a result of increased leverage and the fact that an ESOP could limit the Company's flexibility with respect to future financing or liquidity events. Equitable also considered a breakup of the Company or a liquidation scenario but determined that such a transaction was not a feasible or desirable alternative due to the difficulty of separating the Company's commissary business from its restaurant business, the perceived negative impact that such a transaction would have on franchisee relations and the potential negative tax implications of asset sales at the corporate level.

         Following this meeting, Equitable continued its evaluation of and discussions with Fleet and the other financial buyers. Representatives of Fleet visited the Company again on September 4, 1997. In early September 1997, Equitable informed the Special Committee that it had received firm offers from Fleet and The Riverside Company ("Riverside"). Riverside is a private investment fund located in New York, New York, which organizes and arranges financing for the acquisition of middle market companies.

         On September 8, 1997 Equitable made an oral presentation to the Board evaluating Fleet and Riverside and summarizing the terms and conditions of their respective offers, including consideration of such issues as ability to finance the transaction, proposed price, proposed structure, protection of management and current employees, participation of management in the transaction, no-shop requirements and break-up fees. The offer from Fleet was for an all cash/ all shares transaction at $6.75 per share on terms and conditions substantially similar to those contained in the Merger Agreement. The offer from Riverside was for an all cash/all shares transaction at $6.50 per share. Equitable and the Board discussed the offers in detail, including Equitable's efforts to obtain a higher price. Equitable stated that both potential buyers were qualified, but that taking into account the following factors, the Fleet offer was superior:
(i) the higher price offered, (ii) Fleet was proposing a larger equity investment ($10.0 million) and could call on committed equity capital, (iii) Fleet's perceived superior debt financing capabilities due to its extensive banking relationships, and (iv) Fleet's previous experience in completing going private transactions. Based on these factors, Equitable concluded there was a greater likelihood of completing a transaction with Fleet at $6.75 per share in a timely manner. Equitable advised the Board that it was prepared to issue a fairness opinion on the proposed transaction with Fleet at a cash price of $6.75 per share. After discussion, the Board concluded that proceeding with the Fleet proposal would be in the best interests of the Company and its shareholders at this time. Equitable notified Fleet of the Board's decision.

         On September 9, 1997, the Company received a draft of a term sheet from Fleet. After reviewing the draft term sheet and its provisions requiring the participation of the Management Group in the transaction, Mr. McDonnell, a member of the Management Group, resigned from the Special Committee and Mr. Burtschy was elected to the Special Committee to fill the vacancy. Over the next two weeks, the Special Committee, the Company's legal counsel, Equitable and the Management Group negotiated the terms and conditions of the term sheet with Fleet. On September 23, 1997, the Company's Board met to review and discuss the term sheet. Equitable summarized the negotiations relating to the term sheet. Equitable and the Board discussed the term sheet's material provisions, including those relating to structure, tax treatment, voting and dissenters' rights conditions to closing, exclusivity, the break-up fee, and the Lambrinides Brothers' and Mr. McDonnell's agreement to vote in favor of the Merger. Equitable advised the directors that the break-up fee was reasonable in amount given recent precedent transactions, was necessary to encourage Fleet to proceed, and would not preclude a superior alternative transaction. Equitable and the Board again discussed the proposed transaction with Fleet in light of the thorough sale process conducted by the Company, the valuation analysis of the Company, and other available strategic alternatives. The Special Committee reported that based upon all relevant factors, it believed the proposed transaction with Fleet was in the best interests of the Company and its shareholders and that none of the alternatives seemed as advantageous. Equitable advised the Board that it was prepared to issue a fairness opinion on the proposed transaction with Fleet as reflected in the term sheet. The Board then approved the term sheet and authorized Mr. Madigan, as Chairman of the Special Committee, to sign it on the Company's behalf. On September 26, 1997, the Company and Fleet signed the term sheet and the Company issued a press release announcing the proposed Merger. The Lambrinides Brothers and Mr. McDonnell also signed the term sheet and agreed to support and vote their shares in favor of the Merger.

         Over the next several weeks, the Special Committee, the Company's legal counsel, Equitable and the Management Group negotiated the terms and conditions of the Merger Agreement and related agreements. On November 20, 1997, the Special Committee met with Equitable and the Company's legal counsel. All of the other members of the Company's Board of Directors were also present. The Company's legal counsel summarized the terms and conditions of the proposed Merger Agreement. Equitable then made a presentation to the Special Committee reviewing the information discussed under "Special Factors Opinion of Equitable", following which Equitable stated orally that it was in a position to render an opinion to the effect that the Cash Merger Consideration to be received by the Public Shareholders was fair to such shareholders from a financial point of view. At the conclusion of the presentations and after discussion, the Special Committee approved the Merger Agreement, stated its belief that the Merger is in the best interests of the Company's shareholders, and recommended to the Board of Directors and the shareholders that they adopt and approve the Merger Agreement.

         A full meeting of the Board of Directors was then immediately convened on November 20, 1997. The Board received the report and recommendation of the Special Committee. The thorough sale process employed by the Special Committee and Equitable in seeking a potential buyer for the Company, the chronology of events, and Equitable's presentation were again reviewed and discussed. Equitable again stated orally that it was prepared to render its opinion as to fairness. After discussion, the Board approved the Merger Agreement, stated its belief that the Merger is in the best interests of the Company's shareholders, recommended to the Company's shareholders that they approve the Merger Agreement, and authorized Mr. Madigan, as Chairman of the Special Committee, to sign the Merger Agreement on behalf of the Company. Certain directors have conflicts of interest in connection with this action and recommendation. See "Special Factors - Conflicts of Interest."

         Equitable subsequently delivered its written opinion as to fairness dated November 20, 1997. Equitable's opinion dated November 20, 1997 was reconfirmed as of the date of this Proxy Statement. See "Special Factors - Opinion of Equitable." On November 26, 1997, Acquisition Co., the Company, the Lambrinides Brothers and Mr. McDonnell signed the Merger Agreement. In the Merger Agreement, the Lambrinides Brothers and Mr. McDonnell have agreed to vote all shares of Common Stock over which they have or exercise voting control and to take all other necessary or desirable actions in favor of the Merger Agreement. On January 9, 1998, the Merger Agreement was amended, primarily to extend the closing and exclusivity dates and to approve certain related agreements.

THE SPECIAL COMMITTEE'S AND BOARD'S RECOMMENDATION

         SPECIAL COMMITTEE. The Special Committee held 11 meetings in person and by telephone conference, including participation in full Board meetings, and individual members of the Special Committee were updated on developments from time to time by Company counsel and Equitable by telephone and correspondence. From February 13, 1997 to November 20, 1997, the Special Committee engaged Equitable, evaluated the Company's value and reviewed strategic alternatives available to the Company with Equitable, conducted a thorough sale process of the Company through Equitable, and negotiated the Merger Agreement and related transaction documents with Acquisition Co. and the Management Group. At its November 20, 1997 meeting, the Special Committee received a presentation by Equitable with respect to the fairness of the Cash Merger Consideration to be received by the Company's Public Shareholders in the Merger from a financial point of view. Following its presentation, Equitable stated orally it was prepared to render its opinion that the Cash Merger Consideration to be received by the Company's Public Shareholders in the Merger was fair from a financial point of view. Equitable subsequently delivered its written opinion dated as of November 20, 1997 to that effect, and reconfirmed that opinion as of the date of this Proxy Statement.

         THE SPECIAL COMMITTEE HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC SHAREHOLDERS AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

         In reaching its conclusion to recommend that the Board and shareholders approve the Merger Agreement, the Special Committee was favorably influenced by the following factors:

         (i) the analysis presented by Equitable and the opinion of Equitable to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, and qualifications set forth in such opinion, the Cash Merger Consideration to be received by the Company's Public Shareholders in the Merger was fair to such shareholders from a financial point of view;

         (ii) the analysis presented by Equitable of possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent public entity), the range of possible benefits to the Company's shareholders to be derived from such alternatives, and the timing and likelihood of accomplishing any such alternatives, supported the determination that a leveraged buyout or sale of the Company would likely yield the highest value for shareholders;

         (iii) the extensive solicitation process conducted by Equitable in seeking a potential buyer for the Company;

         (iv) the thin trading market and lack of liquidity for the Common Stock, the existence of large blocks of Common Stock in the hands of several shareholders, and the desire of certain of those shareholders for a transaction providing liquidity opportunities;

         (v) the Merger Agreement treats all of the Company's shareholders equally and will give the Company's shareholders, including those holding a large number of shares, an opportunity to immediately receive cash for all of their shares at a fixed price;

         (vi) the fact that no other prospective buyer has offered to complete an all cash/all shares transaction with the Company for a price exceeding $6.75 per share, following the Company's press release on September 26, 1997 announcing the proposed Merger, and press release on December 1, 1997 announcing the execution of the Merger Agreement;

         (vii) the relationship of the Cash Merger Consideration to historical market prices and trading information with respect to the Common Stock, including the facts that the Cash Merger Consideration of $6.75 per share exceeds the average trading price for the Company's Common Stock for each year since 1993 and that the average daily trading volume for the Common Stock since January 1, 1996 was 1,221 shares per day;

         (viii) the arms length negotiations between Fleet and a Special Committee comprised of outside directors, with the advice of Equitable, supported the determination that the negotiated Cash Merger Consideration is fair;

         (ix) the condition that the Merger Agreement must be approved by a majority of the Common Stock represented in person or by proxy at the Special Meeting, excluding shares owned by Acquisition Co., the Lambrinides Brothers and the Management Group;

         (x) the likelihood of completing the Merger in a timely manner in view of the equity resources available to Fleet and the nature and sources of the proposed debt financing; and

         (xi) the reduction in the maximum rate of federal income tax on the net capital gains of individuals which became effective on May 7, 1997. See "Federal Income Tax Consequences."

         In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, qualify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

         The analysis of Equitable provided the Special Committee with relevant data and comment as to the estimated fair market value of the Company based on a discounted cash flow analysis, a review of comparable publicly traded companies, a review of comparable precedent acquisition transactions, a leveraged buyout analysis, and a leveraged recapitalization analysis. The Special Committee gave little consideration to the liquidation value of the Company or to the book value of the Company (which was $3.45 per share at October 26, 1997) because it believed those measures of net asset value had limited relevance in the determination of the value of a going concern, such as the Company, and because of practical and legal impediments to breaking-up the Company.

         The analysis of Equitable also provided the Special Committee with relevant data and comment as to a range of alternative transactions designed to increase shareholder value. The analysis and fairness opinion provided by Equitable, the thorough sale process conducted by Equitable in seeking a potential buyer for the Company, the thin trading market and lack of liquidity for the Common Stock, the historical market prices for the Common Stock, and the other factors cited above led the Special Committee to conclude that the sale of the Company in the proposed Merger was the best alternative to enhance shareholder value under the present circumstances. The exposure of the Company's business to commodity prices and rising labor costs, uncertainty over the Company's ability to expand its concept beyond its current markets, the thin trading market and lack of liquidity for the Common Stock, the very limited equity research coverage for the Common Stock, the Company's limited access to the capital markets, the legal, accounting and related costs associated with being a public company, and the difficulty in predicting future financial performance all contributed to the Special Committee's belief that the alternative of remaining an independent public entity at this point in the Company's development was not a better alternative for the shareholders. The Special Committee considered a leveraged recapitalization transaction involving a special dividend or share repurchase financed by additional debt, but was advised by Equitable that such a transaction would reduce the net value of the Company, limit future expansion and reduce liquidity. The Special Committee considered an ESOP, but was advised by Equitable that such a transaction was not a viable alternative due to the ability of the ESOP to recover proceeds from selling shareholders under certain circumstances, the negative earnings impact and likely lower revenue growth for the Company as a result of increased leverage and the fact that an ESOP could limit the Company's flexibility with respect to future financing or liquidity events. To be comprehensive in its deliberations, the Special Committee also briefly considered the break-up of the Company, but concluded that such an alternative was not as favorable as a sale of the Company as a whole, and was advised that there were substantial legal and practical impediments and risks to such a transaction considering the integrated nature of the Company's business.

         The Special Committee considered that, although the Merger Agreement provides that the Company may not initiate or solicit any Alternative Transaction (as defined in the Merger Agreement), the Company may, if the Board's fiduciary responsibilities under applicable law so require, participate in negotiations with third parties with respect to a superior Alternative Transaction before the Merger is consummated, or the Company may terminate the Merger Agreement if the opinion provided by Equitable is withdrawn. In this connection, the Special Committee considered the effect on offers or proposals for an Alternative Transaction that could be caused by the provisions of the Merger Agreement that provide for the payment of a break-up fee to Acquisition Co. under certain circumstances. See "The Merger - Break-Up Fee." The Special Committee believed that the thorough solicitation process that had taken place made it unlikely that an Alternative Transaction with another party would materialize. The Special Committee also believed that the preliminary proposals received by Fleet from its financing sources enhanced the probability of closing the transaction. On balance, it was thought that the $1,500,000 break-up fee required by Acquisition Co. was not unreasonable given recent precedent transactions, was required to encourage Acquisition Co. to proceed, and, while it might somewhat deter a third party from pursuing an Alternative Transaction, the Company still would be able to entertain a superior Alternative Transaction that could potentially further benefit the shareholders.

         In approving the transaction, the Special Committee was aware of and considered as a negative factor that as a result of the Merger, the Company's shareholders (other than the Management Group) would no longer participate in any future growth and earnings of the Company. It considered that if the projections set forth under "Certain Forward Looking Information" are realized, the Common Stock could significantly increase in value. However, taking into account the exposure of the Company's business to commodity prices and rising labor costs, uncertainty over the Company's ability to expand its concept beyond its current markets, the thin and volatile trading market and lack of liquidity for the Common Stock, the Company's limited access to the capital markets, the costs associated with being a public company, and the difficulty in predicting future financial performance, the Special Committee believed that a sale of the Company for cash at a fixed price at this time would achieve greater value for the Company's shareholders as compared with remaining a public company.

         The Special Committee, the Board and Equitable considered the difference between the $6.75 offer from Fleet and the offers from Meritage with a higher face value, but determined that such offers were no longer relevant given that Meritage had formally withdrawn all previous offers on April 22, 1997. In addition, the Special Committee considered that several of the Meritage offers did not treat all shareholders equally, that the value of the Meritage securities offered was highly uncertain given the price volatility and limited liquidity of Meritage's common shares, and that the cash consideration offered in certain of Meritage's proposals was subject to receipt of financing. In addition, the Special Committee considered that the price of Meritage common shares had declined from a high of $6.00 per share in the first quarter of 1997 to a low of $2.625 in the third quarter of 1997 (August 5, 1997) in the weeks prior to Equitable's August 25 presentation to the Board on the results of the sale process.

         The Special Committee was also aware of and considered as a negative factor that the Cash Merger Consideration of $6.75 per share for the Company's Common Stock was equal to the closing price of $6.75 per share as reported on AMEX on September 25, 1997, the day before the Merger was announced, and was less than the trading prices from February 13, 1997 to May 9, 1997, during which a intra-day high of $9.125 per share was recorded on February 21, 1997. However, the Special Committee believes and was advised by Equitable that the trading prices from February 13, 1997 to May 9, 1997 were inflated due primarily to speculation in the market concerning a possible acquisition of the Company. The Special Committee received historical trading data indicating that the average closing price per share in the 12 months ended February 13, 1997 was $4.96 and the average closing price per share in the 4 months from June 26, 1997 to September 26, 1997 was $6.23 per share for the Common Stock. In light of the thin and volatile trading market and lack of liquidity for the Company's Common Stock and the foregoing factors, the Special Committee believed that the trading prices in the 12 months prior to February 13, 1997 and the 4 months prior to September 26, 1997 were more indicative of the price level for the Common Stock. The Special Committee was also informed that the proposed Cash Merger Consideration of $6.75 per share exceeds the average trading price for the Company's Common Stock for each year since 1993:


                                   High                      Low                     Average
                                   ----                      ---                     -------
1993                              $3.13                    $2.13                     $2.74
1994                               3.50                     2.88                      3.17
1995                               4.38                     3.13                      3.69
1996                               6.56                     3.50                      4.57
1997                               9.13                     5.50                      6.61

         In addition, the Special Committee considered the fact that historically, the Company's Common Stock has been thinly traded. The Special Committee reviewed trading information showing that the average daily trading volume for the Common Stock from January 3, 1996 through December 31, 1997 was 1,221 shares per day. The Special Committee believed the proposed Merger gives the Company's shareholders, particularly those holding a large number of shares, an opportunity to realize immediate cash value for their shares at a fixed price.

         BOARD OF DIRECTORS. The Board based its determination that the Merger is fair to, and in the best interests of, the Company's shareholders primarily on the analyses and conclusions of the Special Committee (which were adopted by the Board as its own); the Equitable opinion delivered to it and to the Special Committee to the effect that, as of the dates of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Cash Merger Consideration to be received by the Company's Public Shareholders in the Merger was fair to such shareholders from a financial point of view;

the analysis of Equitable presented to the Board; and the other factors set forth above. The Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

         Because of the appointment of the Special Committee, composed of three directors who will not have any continuing interest in the Company after the Merger, and its active role in evaluating the strategic alternatives available to the Company and negotiating the terms of the Merger, aided by Equitable, it was not considered necessary to appoint an unaffiliated representative to act solely on behalf of the Public Shareholders for purposes of negotiating the terms of the Merger Agreement.

OPINION OF EQUITABLE

         The Special Committee retained Equitable pursuant to an engagement letter dated February 27, 1997 to (i) analyze the Company from a financial standpoint, (ii) review and analyze the strategic alternatives and financing opportunities available to the Company, (iii) solicit and evaluate potential transactions, and (iv) if requested, render an opinion to the Board of Directors as to the fairness, from a financial point of view as of the date of such opinion, of any proposed transaction to the Company's shareholders. The Special Committee selected Equitable as its financial advisor because of Equitable's reputation as a widely recognized investment banking firm that regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Equitable Securities Corporation became SunTrust Equitable Securities Corporation effective January 2, 1998 as a result of its merger with SunTrust Capital Markets, a subsidiary of SunTrust Banks, Inc.

         As part of its role as financial advisor to the Special Committee, Equitable was asked by the Special Committee to render an opinion to the Special Committee as to whether the Cash Merger Consideration to be received by the Company's Public Shareholders is fair to such shareholders from a financial point of view. On November 20, 1997, Equitable rendered to the Special Committee and the Board an oral opinion, which was confirmed in a written opinion of the same date, that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Cash Merger Consideration to be received by the Company's Public Shareholders in the Merger was fair to such shareholders from a financial point of view. Equitable's opinion dated November 20, 1997 was reconfirmed as of the date of this Proxy Statement.

         THE FOLLOWING IS A SUMMARY OF THE WRITTEN OPINION OF EQUITABLE TO THE SPECIAL COMMITTEE AND THE BOARD. THE FULL TEXT OF EQUITABLE'S OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO READ THE EQUITABLE OPINION CAREFULLY AND IN ITS ENTIRETY.

         EQUITABLE'S OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE AND THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES AS TO HOW SUCH SHAREHOLDERS SHOULD VOTE AT THE SPECIAL MEETING IN CONNECTION WITH THE MERGER.

         In arriving at its opinion, Equitable did not make or seek to obtain any appraisals or valuations of the Company's assets or liabilities in connection with its financial analysis of the Company and expressed no liquidation value for any entity. No limitations were imposed by the Special Committee, the Board or the Company on Equitable with respect to the information reviewed or the procedures followed by Equitable in rendering its opinion. The Company and its management cooperated fully with Equitable in connection with its investigations. As set forth in its written opinion, Equitable assumed and relied upon, without assuming responsibility for independent verification, the accuracy, completeness and fairness of the information reviewed by Equitable for purposes of its opinion. With respect to the financial projections provided to Equitable by the Company, Equitable assumed that such projections were reasonably prepared and reflected the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Equitable also assumed, based on the information provided to Equitable and without assuming responsibility for the independent verification thereof, that no material undisclosed or contingent liability exists with respect to the Company. Equitable's opinion is necessarily based on the general economic, market, financial and other conditions as in effect, and the information available to Equitable, on November 20, 1997. Equitable conducted valuation analyses of the Company, but was not asked to and did not recommend a specific per share price to be paid for the Common Stock. Equitable's opinion does not address the likely consequences of the Merger.

         In conducting its analysis and arriving at its opinion, Equitable: (a) reviewed the audited and unaudited financial statements for the four most recent fiscal years and interim periods of the Company; (b) discussed the past and current operations, financial conditions and prospects of the Company and its subsidiaries with its management; (c) reviewed with management certain business plans of the Company and certain financial projections prepared by, and pertaining to, the Company; (d) reviewed the terms of the Merger with the Company and its legal advisors; (e) reviewed the historical market prices and reported trading volumes of the Common Stock; (f) compared the price per share offered in the Merger to historical market prices of the Common Stock; (g) compared the financial performance of the Company with, and reviewed the prices and reported trading activity of, the securities of selected publicly traded companies whose operating characteristics and/or industry focus Equitable believes resemble those of the Company; (h) reviewed the financial terms of selected acquisitions of companies with operating characteristics and/or industry focus Equitable believes resemble those of the Company; (i) performed a discounted cash flow analysis of the Company based upon the financial information provided to Equitable by management of the Company; (j) performed a stand-alone leveraged buyout analysis utilizing operating assumptions provided to Equitable by the management of the Company and a capital structure deemed reasonable given current financial market conditions; and (k) performed a leveraged recapitalization analysis of the Company based upon financial information provided to Equitable by the management of the Company and a capital structure deemed reasonable given current financial market conditions.

         In preparing its opinion, Equitable performed a variety of financial and comparative analyses and considered a variety of factors, as described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Equitable's opinion. The preparation of a fairness opinion is a complex analytic process involving various subjective determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily summarized.

         In arriving at its opinion, Equitable did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Equitable believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Equitable made numerous assumptions with respect to the Company, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in such analyses as a comparison is identical to the Company or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather it involves necessarily complex considerations of and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.

         The following is a summary of all of the material analyses performed by Equitable in connection with its opinion.

         ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Equitable reviewed and compared certain financial, operating and stock market information of the Company to selected publicly traded companies whose operating characteristics and/or industry focus Equitable believes resemble those of the Company to varying degrees. Those comparable companies classified for analysis as Food Manufacturing Companies consisted of Armanino Foods of Distinction, Inc., Bridgford Foods Corp. and J&J Snack Foods Corp. Those comparable companies that were classified as Integrated Restaurant Companies (with both restaurant and food manufacturing operations) for analysis consisted of Bob Evans Farms, Inc., Uno Restaurant Corporation and WSMP Inc. Those comparable companies that were classified as Restaurant Companies for analysis consisted of Blimpie Inc., Luby's Cafeterias Inc., Max & Erma's Restaurants, Inc., Perkins Family Restaurants, L.P. and Sbarro Inc. (in the aggregate, the Food Manufacturing Companies, Integrated Restaurant Companies and Restaurant Companies, are, the "Selected Companies"). Equitable created a range of market multiples for the Selected Companies by dividing the aggregate value calculated as total common shares outstanding multiplied by the closing market prices per share on November 14, 1997, plus the latest reported total debt (including capitalized leases), preferred stock and minority interest (combined, the sum is "Total Firm Value") of each of the Selected Companies by such company's net revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT") for the latest four fiscal quarters as reported in publicly available information and by dividing the closing market price per share on November 14, 1997 by EPS for the latest four fiscal quarters as reported in publicly available information ("LTM P/E") and as projected for the 1997 and 1998 fiscal years, as represented by the mean estimate reported by publicly available sources. In addition, Equitable looked at the multiple of reported book equity, as determined by multiplying the shares outstanding by the market closing price, and dividing by the most recently reported book equity. Equitable determined the relevant ranges of multiples derived from the Selected Companies, as well as the average multiples (excluding the maximum and minimum values) across each of the three industry segments. These figures are detailed in the chart that follows:


                                     Category          Range of Values       Average Value
                                     --------          ---------------       -------------
Food Manufacturing Companies         Revenues            0.8x - 1.0x             0.9x
                                     EBITDA              5.5x - 9.6x             7.6x
                                     EBIT               9.1x - 20.1x             12.5x
                                     P/E TR12           13.8x - 28.1x            18.6x
                                     P/E 1997           8.9x - 18.4x             13.5x
                                     P/E 1998           11.7x - 15.6x            13.7x
                                     Book Equity         1.3x - 2.8x             1.6x

Integrated Restaurant Companies      Revenues            0.6x - 1.1x             0.9x
                                     EBITDA             4.8x - 16.6x             7.7x
                                     EBIT               9.1x - 35.6x             12.7x
                                     P/E TR 12          13.8x - 57.2x            18.6x
                                     P/E 1997           13.5x - 43.3x            16.8x
                                     P/E 1998           11.7x - 30.8x            15.4x
                                     Book Equity         1.0x - 3.3x             1.9x

Restaurant Companies                 Revenues            0.7x - 1.6x             1.0x
                                     EBITDA              5.5x - 9.6x             6.1x
                                     EBIT               8.6x - 10.5x             9.7x
                                     P/E TR12           11.1x - 15.9x            13.0x
                                     P/E 1997           10.2x - 13.5x            12.4x
                                     P/E 1998           8.7x - 12.0x             11.7x
                                     Book Equity         1.3x - 2.5x             2.1x

         Equitable compared the above-mentioned ranges and average multiples of the Selected Companies to the Company's market multiples (based on the $6.50 per share closing market price as of November 14, 1997) on an actual basis. Equitable calculated imputed valuation ranges of the Company by applying the results of the Company to the average multiples derived from its analysis of the Selected Companies.

         The imputed values were then compared to the Company's average discount over the preceding 20 weeks prior to the announcement of the proposed Merger. The averages were calculated based on the multiples generated by dividing the Total Firm Value of each of the Selected Companies by such company's net revenues, EBITDA and EBIT for the latest four fiscal quarters as reported in publicly available information and by dividing the closing market price per share on November 14, 1997 by EPS for the latest four fiscal quarters as reported in publicly available information ("LTM P/E") and as projected for the 1997 and 1998 fiscal years, as represented by the mean estimate reported by publicly available sources. In addition, Equitable analyzed the multiple of reported book equity, as determined by multiplying the shares outstanding by the market closing price, and dividing by the most recently reported book equity.

         The Company's multiples were generated based on both (i) the closing stock price one day prior to the announcement of the proposed Merger and (ii) the average closing stock price of the Company's shares over the preceding 20 weeks prior to the announcement of the proposed Merger. The multiples were then compared to the observed multiples within each applicable industry sector in order to generate an average trading discount. The following were the average trading discount imputed values:

         Food Manufacturing Companies                    15.4%    to     17.3%
         Integrated Restaurant Companies                 17.9%    to     19.6%
         Restaurant Companies                            7.6%     to     9.7%

         This analysis resulted in a range of imputed values for the Company of $6.50 to $7.00 per share. In reviewing the operations of the Selected Companies, Equitable determined that no company was directly comparable to the Company. After examining the ranges of multiples produced by an analysis of the Selected Companies, discussing the operations of the Company with management and reviewing other relevant data concerning the Company versus the Selected Companies (including sales, relative size, profitability and growth prospects) and the historic trading pattern of the Common Stock, Equitable concluded that on a fully-distributed basis, the Common Stock of the Company would most likely trade at a discount to the values implied by the average multiples of the Selected Companies.

         ANALYSIS OF PRECEDENT SELECTED ACQUISITION TRANSACTIONS. Equitable analyzed the purchase prices and multiples paid or proposed to be paid in selected merger and acquisition transactions that have occurred since January 24, 1997 in the food manufacturing industry and since April 27, 1994 in the restaurant industry (together the "Selected Acquisition Transactions"). This analysis was based in part on the following publicly available information for food manufacturing company acquisition transactions and included: WLR Foods Inc./Tyson Foods, Inc.; Arden International Kitchens/Schrieber Foods Inc.; Marine Harvest International/Booker PLC; American Maize - Products Co./Eridania Beghin-Say; KPR Holdings/Foodbrands America Inc.; TNT Crust/Foodbrands American Inc.; and Foodbrands America Inc./IBC Inc. (together in the aggregate they are the "Selected Food Manufacturing Company Acquisitions"). Equitable selected transactions in which it believed that the target company had operating characteristics and/or industry focus that resembled those of the Company. Equitable calculated the Total Firm Value, based on the purchase price, as a multiple of net sales, EBITDA and EBIT and the shares outstanding multiplied by the applicable closing price ("Equity Value") as a multiple of book equity and net income for each target company for the four fiscal quarters immediately preceding the announcement. This analysis indicated that the ranges of multiples derived from the Selected Food Manufacturing Company Acquisitions were (i) net sales: 0.1x to 2.2x; (ii) EBITDA: 3.9x to 9.4x; (iii) EBIT: 4.4x to 14.4x; (iv) reported book equity 1.9x to 6.0x; and (v) net income: 6.9x to 23.1 x. The average multiples of net sales, EBITDA, EBIT, reported book equity and net income (excluding the maximum and minimum values) were 0.7x, 6.4x 9.5x, 2.5x and 17.3x, respectively.

Considering the Cash Merger Consideration, the Company's multiples of net sales, EBITDA, EBIT, reported book equity and net income were 0.9x, 6.0x, 9.9x, 2.0x and 14.4x, respectively. Equitable then calculated the imputed valuation ranges of the Company by applying the projected 1997 financial results of the Company to the average multiples derived from its analysis of the Selected Food Manufacturing Company Acquisitions. This analysis indicated a range of imputed values for the Company of $5.00 to $7.75 per share of Common Stock.

         This analysis was also based on the following publicly available information for restaurant company acquisition transactions and included:
Canteen Corp./Compass Group PLC; Ground Round Restaurants/Citicorp Venture Capital; Southern Hospitality/DavCo Restaurants; WestSphere Capital/Chase Manhattan; Denwest Restaurant Corp./American Family Restaurants; TPI Enterprises Inc./Shoney's Inc.; NPC International Inc./Investor Group; Volunteer Capital Corp./Wendy's International Inc.; Casa Bonita/CKE Restaurants Inc.; Arby's, Inc./RTM Restaurant Group; Rally's Hamburgers Inc./Checker Drive-In
Restaurants; Hardees Food Systems, Inc./CKE Restaurants Inc.; Krystal Company/Port Royal Holdings, Inc.; Perkins Family Restaurants, L.P./Restaurant Company; 30 Burger King Restaurants/AmeriKing Corp.; El Chico Restaurants, Inc./Investor Group; Sagebrush, Inc./WSMP, Inc.; and DavCo Restaurants/Investor Group; and the Merger (together in the aggregate they are the "Selected Restaurant Company Acquisitions"). Equitable selected transactions in which it believed that the target company had operating characteristics and/or industry focus that resembled those of the Company. Equitable calculated the Total Firm Value, based on the purchase price, as a multiple of net sales, EBITDA and EBIT and the shares outstanding multiplied by the applicable closing price ("Equity Value") as a multiple of book equity and net income for each target company for the four fiscal quarters immediately preceding the announcement. This analysis indicated that the ranges of multiples derived from the Selected Restaurant Company Acquisitions were (i) net sales: 0.3x to 1.8x; (ii) EBITDA: 3.1x to 11.5x; (iii) EBIT: 4.3x to 15.4x; (iv) reported book equity: 1.0x to 6.0x; and
(v) net income: 9.7x to 27.3x. The average multiples of net sales, EBITDA, EBIT, reported book equity and net income (excluding the maximum and minimum values) were 0.7x, 6.7x, 9.6x, 2.3x and 16.3x, respectively. Considering the Cash Merger Consideration, the Company's multiples of net sales, EBITDA, EBIT, reported book equity and net income were 0.9x, 6.0x, 9.9x, 2.0x and 14.4x, respectively. Equitable then calculated the imputed valuation ranges of the Company by applying the projected 1997 financial results of the Company to the average multiples derived from its analysis of the Selected Restaurant Company Acquisitions. This analysis indicated a range of imputed values for the Company of $4.25 to $7.50 per share of Common Stock.

         DISCOUNTED CASH FLOW ANALYSIS. Equitable performed a discounted cash flow analysis of the projected free cash flows of the Company for the fiscal years 1998 through 2002 based upon certain operating and financial assumptions, forecasts and other information provided by the management of the Company. While the Company does not, as a matter of course, make public forecasts or projections as to future financial results, management of the Company, in connection with the possible sale of the Company, prepared and provided to potential buyers, Equitable and various financing sources certain projections for fiscal years 1997 through 2002. None of these projections were prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Ernst & Young LLP, the Company's independent public accountants, have not performed any procedures with respect to the projections and assume no responsibility for them. None of the Company, the Board nor any of their advisors, agents or representatives assumes any responsibility for the accuracy of any of these projections and each believes that, because projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which will be beyond the control of the

Company, there can be no assurance that any of these projections will be realized. Nevertheless, the Company has no reason to doubt the reasonableness of the assumptions of these projections.

         The projections presented summarize the Company's projected results of operations for the fiscal years ended October 26, 1997 through October 26, 2002. These projections were developed by management of the Company in connection with seeking and implementing a transaction to enhance shareholder value. These projections assume that the Company will be successful in expanding its concept beyond its current markets. The projections do not reflect the debt to be incurred in connection with the Merger and assume no additional capital resources. The projections were based on sales and operating performance assumptions made by the Company's management with respect to (i) the operating results of current and new Company-owned restaurants, (ii) food purchases and royalty payments from franchised restaurants, (iii) sale of grocery products,
(iv) performance of the commissary, (v) the corporate cost center, and (vi) beef prices. These projections assume the addition of 13 Company-owned restaurants over the projected period, with sales growth in existing units of 4% in 1997 and 1% annually thereafter. Franchised units were projected to be developed at a substantially higher rate than the Company has experienced in the past, with 54 new units assumed over the projected period, each paying the Company an initial franchise fee and 4% of gross sales thereafter. Sales of grocery products were projected to increase approximately 12% in fiscal 1997 and 5% annually thereafter. Gross profit margins were projected to decrease over the period in anticipation of higher beef prices compared to the lower prices experienced from 1994 to 1997. Certain corporate expenses were projected to decrease based on the change-in-control that would result from the Merger and in anticipation of the elimination of certain expenses related to being a public company. Additional general and administrative costs were assumed to support the higher projected growth rate in franchised units.


                  SELECTED PROJECTED RESULTS OF OPERATIONS DATA
                          (dollar amounts in thousands)

                                                           PROJECTED FISCAL YEAR
                                                           ---------------------
                                    1997           1998           1999           2000           2001           2002
                                   -------        -------        -------        -------        -------        -------
Total Revenues                       $33,157        $35,676        $39,159        $43,141        $47,338        $51,902
Total Costs and Operating
Expenses                              30,142         31,963         34,408         37,424         40,725         43,845
                                     -------        -------        -------        -------        -------        -------
Operating Income                       3,015          3,713          4,751          5,717          6,613          8,057
Depreciation and Amortization
                                       1,995          1,941          1,601          1,551          1,680          1,256
                                     -------        -------        -------        -------        -------        -------
EBITDA (Earnings Before
Interest, Taxes, Depreciation
and Amortization)                    $ 5,010        $ 5,654        $ 6,352        $ 7,268        $ 8,293        $ 9,313
                                     =======        =======        =======        =======        =======        =======
Net Income                           $ 1,647        $ 2,125        $ 2,824        $ 3,488        $ 4,120        $ 5,099
                                     =======        =======        =======        =======        =======        =======

                      SELECTED PROJECTED BALANCE SHEET DATA
                          (dollar amounts in thousands)

                                                 PROJECTED FISCAL YEAR
                                                 ---------------------

                                     1997           1998           1999           2000           2001           2002
                                   -------        -------        -------        -------        -------        -------
Net Working Capital                $ 1,326        $ 3,938        $ 6,854        $10,204        $14,245        $18,767
Long Term Assets, Net               17,150         16,227         15,670         15,314         14,868         14,885
                                   -------        -------        -------        -------        -------        -------
Net Asset Base                     $18,476        $20,165        $22,524        $25,518        $29,113        $33,652
                                   =======        =======        =======        =======        =======        =======
Long-Term Liabilities              $ 6,105        $ 5,669        $ 5,204        $ 4,710        $ 4,185        $ 3,625
Shareholders' Equity                12,371         14,496         17,320         20,808         24,928         30,027
                                   -------        -------        -------        -------        -------        -------
Total Long-Term Liabilities
and Shareholders' Equity           $18,476        $20,165        $22,524        $25,518        $29,113        $33,652
                                   =======        =======        =======        =======        =======        =======

         Using this financial information, Equitable calculated the projected free cash flow based on projected unleveraged net income (earnings before interest and after taxes) for the 1998 through 2002 fiscal years as adjusted for: (i) certain projected non-cash items (such as depreciation and amortization); (ii) forecasted capital expenditures (including discretionary capital expenditures); and (iii) forecasted working capital requirements and debt retirements (the sum of which is "Free Cash Flow"). Equitable discounted the stream of projected Free Cash Flows back to the beginning of fiscal 1998 using discount rates ranging from 15.0% to 18.0%. The range of discount rates was selected based on (i) the current level of interest rates, (ii) the Company's cost of debt, (iii) the estimated long-term risk premium for common stocks, (iv) an estimated illiquidity premium for thinly traded securities, (v) estimated Beta of the Company's shares of Common Stock, and (vi) the capital structure of the Company. The range of EBITDA multiples was selected based on the multiples observed in Selected Acquisition Transactions involving a financial buyer. To estimate the residual value of the Company at the end of the forecast period, Equitable applied a range of multiples to the Company's projected fiscal 2002 EBITDA between 4.0x to 6.0x. In order to arrive at a residual value, Equitable utilized the Company's fiscal 2002 EBITDA, based on Company projections, then subtracted the Company's projected maintenance capital expenditures in that same year, then applied the aforementioned range of EBITDA multiples to arrive at a future estimated firm value. Estimated transaction costs of 2% to sell the Company were then netted to arrive at an estimated future firm value. Equitable then subtracted all outstanding debt, including capital leases, and added back cash, in excess of amounts needed for ordinary operations, from the resulting value to arrive at a final residual equity value. Equitable added the present value of the cash flows and the present value of the final residual equity value to derive a range of values for the Company of $6.21 to $7.17 per share.

         LEVERAGED BUYOUT ANALYSIS. Equitable also prepared a financial analysis of a leveraged buyout of the Company based on management's projections, as described in the summary of the Discounted Cash Flow Analysis, combined with capital assumptions deemed reasonable given current financial market conditions. A range of internal rates of returns ("IRRs") was calculated in order to determine the returns that could be generated for equity investments in the Company. These IRRs were derived based on the Company's projected performance from fiscal 1998 to 2002.

         The leveraged buyout analysis assumed a "going private" transaction at the end of fiscal year 1997. The IRR values were then calculated based on a range of EBITDA exit multiples and a range of exit years. The range of EBITDA multiples was selected based on the multiples observed in Selected Acquisition Transactions involving a financial buyer. The exit years contemplated in the model range from year 3 to year 6 from the end of fiscal year 1997. IRRs were calculated based on an initial equity investment of approximately $11.1 million that consisted of cash plus a rollover of existing management equity positions valued at $6.75 per share. The proceeds for disbursement to investors were generated by multiplying the appropriate exit EBITDA multiple times the applicable projected EBITDA and then netting all outstanding obligations, including capital leases, and adding back excess cash beyond needs for operations.

         The leveraged buyout contemplates for equity investors pre-tax IRRs ranging from 25.0% to 43.6%, with an expected return of 29.2% to 34.0%.

         LEVERAGED RECAPITALIZATION ANALYSIS. Equitable also prepared a financial analysis of a recapitalization of the Company in which all shareholders would receive an extraordinary cash distribution per share of Common Stock of $3.50 to $4.50 that would be financed with new senior debt financing and any existing excess cash of the Company based in part on certain financial assumptions and other information provided by the Company. In addition, Equitable estimated that the stub security would trade in the range of $2.00 to $3.00. Equitable determined the level of the special dividend paid by estimating the sustainable amount of leverage that the Company could incur while servicing the debt on a timely basis. The estimated value of the stub security was based on the negative book equity generated by the leveraged recapitalization transaction and the resulting reduced cash flow, profitability and income generating capability of the Company.

         Pursuant to the terms of an engagement letter dated February 27, 1997, the Company agreed to pay Equitable (i) an advisory fee of $100,000 payable in 10 monthly installments of $10,000 each commencing upon execution of the engagement letter (the "Advisory Fee"), (ii) a fairness opinion fee of $50,000 payable upon Equitable's delivery of the opinion (the "Opinion Fee"), and (iii) a transaction fee equal to approximately $377,000 to be paid upon consummation of the Merger, less the amount of the Advisory Fee and Opinion Fee. The Company has also agreed to reimburse Equitable for certain out-of-pocket expenses and to indemnify Equitable and certain related persons for certain potential liabilities and expenses relating to its services provided to the Special Committee.

         In the ordinary course of its business, Equitable may trade securities of the Company for its own account or for the account of its customers and, accordingly, may at any time hold long or short positions in such securities.

         EXCEPT AS DESCRIBED HEREIN, NEITHER EQUITABLE NOR ANY AFFILIATE OF EQUITABLE HAS PERFORMED ANY INVESTMENT BANKING OR OTHER FINANCIAL SERVICES FOR, OR HAD ANY MATERIAL FINANCIAL RELATIONSHIP WITH THE COMPANY DURING THE TWO YEARS PRECEDING THE DATE HEREOF.

PURPOSE AND REASONS OF THE MANAGEMENT GROUP AND FLEET

         The Management Group and Fleet have informed the Company that their purpose for engaging in the transactions contemplated by the Merger Agreement is to acquire, with certain other key employees of the Company, 100% ownership of the Company, before taking into account the dilutive effect of the New

Plan Options described below. Upon consummation of the Merger, the members of the Management Group will own 64,896 shares of Continuing Voting Common Stock and Retained Options to purchase 97,060 shares of Continuing Voting Common Stock (9.7% of the outstanding Continuing Common Stock and 72.3% of the outstanding Continuing Voting Common Stock, assuming all Retained Options are exercised), for an investment of approximately $1,093,205, consisting of $58,050 in Company Common Stock contributed to Acquisition Co. (valued at $6.75 per share), $655,155 in Retained Options (valued at $6.75 per share multiplied by the number of shares subject to the option), and $380,000 paid to purchase shares of Continuing Voting Common Stock. As a result of the Merger, Fleet, for an investment of approximately $10 million, will acquire shares of Continuing Voting Common Stock that will represent 2.6% of the outstanding shares of Continuing Common Stock and 40% of the outstanding shares of Continuing Voting Common Stock, and shares of Continuing Non-Voting Common Stock that will represent 86.5% of the outstanding shares of Continuing Common Stock and 100% of the outstanding Continuing Non-Voting Common Stock upon consummation of the Merger (assuming all Retained Options are exercised). In addition to the members of the Management Group, certain other key employees of the Company will retain Retained Options. As described below, certain key employees of the Company (including the members of the Management Group) will be granted New Plan Options to acquire shares of Continuing Non-Voting Common Stock under a stock option plan (the "New Option Plan") which will be adopted by the Company upon consummation of the Merger. Assuming the exercise of all Retained Options and the grant, vesting and exercise of all such New Plan Options, the members of the Management Group would own 22% of the outstanding shares of Continuing Common Stock, and Fleet would own 78% of the outstanding shares of Continuing Common Stock.

         As a private company, the Company will have greater operating flexibility to focus on its long-term value by emphasizing continuing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings.

POSITION OF THE MANAGEMENT GROUP, FLEET AND ACQUISITION CO. AS TO FAIRNESS OF THE MERGER

         The members of the Management Group believe that the process through which the Company solicited potential buyers for the Company's business, identified Fleet, and negotiated the Merger Agreement provides a reasonable basis for them to believe, as they do, that the Merger is fair to the Public Shareholders of the Company. The Management Group did not make an independent offer to purchase the Company or otherwise initiate the solicitation process. The Company's Board formed a Special Committee in February 1997 to conduct a complete evaluation of the Meritage offer and other strategic alternatives and financing opportunities available to the Company. The Special Committee retained Equitable as the Company's financial advisor. The Special Committee, with Equitable's advice and after considering other alternatives, determined to conduct an extensive solicitation process to seek a potential buyer for the Company as the best alternative for enhancing shareholder value. As a result of that solicitation process, Fleet was identified and offered to purchase the Company. Fleet's offer requested the participation of the Management Group with Fleet in the Merger and requested the continued involvement of the Management Group with the Company after the Merger. The terms and conditions of the Merger Agreement were negotiated by Fleet and the Special Committee, with the assistance of Equitable. At the time the Fleet offer was accepted and the Merger Agreement negotiated, the Special Committee was comprised of Joseph E. Madigan, David A. Kohnen and Lawrence R. Burtschy, outside directors of the Company who will have no financial or other interest in the Company after the Merger. The members of the Special Committee will receive Cash Merger Consideration for their shares of the Company's Common Stock on the same basis as the Company's Public

Shareholders and have received the Company's standard fees for service on the Board and Committees. See "Special Factors - Conflicts of Interest."

         In addition to the process described above, the members of the Management Group believe the following analyses and factors provide a reasonable basis for them to believe, as they do, that the Merger is fair to the Public Shareholders of the Company:

         (i) the analysis presented by Equitable and the opinion of Equitable to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, and qualifications set forth in such opinion, the Cash Merger Consideration to be received by the Company's Public Shareholders in the Merger was fair to such shareholders from a financial point of view;

         (ii) the thin trading market and lack of liquidity for the Common Stock, the existence of large blocks of Common Stock in the hands of several shareholders, and the desire of certain of those shareholders for a transaction providing liquidity opportunities;

         (iii) the fact that no other prospective buyer has offered to complete an all cash/all shares transaction with the Company for a price exceeding $6.75 per share, following the Company's press release on September 26, 1997 announcing the proposed Merger, and press release on December 1, 1997 announcing the execution of the Merger Agreement;

         (iv) the relationship of the Cash Merger Consideration to historical market prices and trading information with respect to the Common Stock, including the facts that the Cash Merger Consideration of $6.75 per share exceeds the average trading price for the Company's Common Stock for each year since 1993 and that the average daily trading volume for the Common Stock since January 1, 1996 was 1,221 shares per day; and

         (v) the condition that the Merger Agreement must be approved by a majority of the Common Stock represented in person or by proxy at the Special Meeting, excluding shares owned by Acquisition Co., the Lambrinides Brothers and the Management Group.

         The Management Group's position should not, however, be construed as a recommendation to the Company's shareholders by the members of the Management Group in their capacity as shareholders to vote to approve the Merger Agreement. No member of the Management Group has assigned specific relative weights to the factors considered in reaching its belief as to fairness.

         The rules of the Securities and Exchange Commission require Fleet and Acquisition Co. to express their belief as to the fairness of the Merger to the Company's shareholders. While neither Fleet nor Acquisition Co. has undertaken any evaluation of the Merger from the standpoint of fairness to the Company's shareholders, they have considered the factors noted above which were taken into account by the Special Committee and the Board (see "Special Factors - The Special Committee's and Board's Recommendation") and by the members of the Management Group, based however only on the more limited facts and information available to them. Although neither Fleet nor Acquisition Co. found it practicable to quantify or otherwise attach relative weights to the specific factors considered by the Board, the Special Committee or the members of the Management Group, Fleet and Acquisition Co. each did consider in particular the facts that (i) based on information provided to Fleet by the Company, despite an extensive solicitation process to seek a potential buyer for the Company, no prospective buyer has offered to complete an all cash/all shares transaction with the Company for a price exceeding $6.75 per share following the Company's press releases on September 26, 1997 announcing the proposed Merger and December 1, 1997 announcing the execution of the Merger Agreement; (ii) the terms and conditions of the Merger Agreement were negotiated in an arm's length transaction by Fleet and the Special Committee, with the assistance of Equitable; and (iii) the condition that the Merger Agreement must be approved by a majority of the Common Stock represented in person or by proxy at the Special Meeting, excluding the shares owned by Acquisition Co., the Lambrinides Brothers and the Management Group. See "Special Factors - Background of the Merger." Fleet and Acquisition Co. each also considered the facts that the Board and the Special Committee determined that the Merger Agreement was fair to the Company's shareholders and obtained an opinion of Equitable that the Cash Merger Consideration to be received by the Company's Public Shareholders in the Merger was fair to such shareholders from a financial point of view. Equitable has informed Fleet that it is entitled to rely on Equitable's opinion to the Company's Board and Special Committee to the same extent as if it were addressed to Fleet, and Fleet has specifically adopted Equitable's analysis and opinion. Based solely on the foregoing considerations, each of Fleet and Acquisition Co. believes that the Merger is fair from a financial point of view to the Company's shareholders.

CONFLICTS OF INTEREST

         In considering the recommendations of the Board with respect to the Merger, shareholders should be aware that certain officers and directors of the Company are members of the Management Group or otherwise have interests in connection with the Merger which may present them with actual or potential conflicts of interest as summarized below. The Special Committee and the Board were aware of these interests and considered them among the other matters described under "Special Factors - The Special Committee's and Board's Recommendation." With respect to the conflicts of interest involving the Management Group and certain directors, the Board and the Special Committee believe that the process through which the Company solicited potential buyers for the Company's business, identified Fleet, and negotiated the Merger Agreement was effective in managing such conflicts. The Company's Board formed a Special Committee to conduct a complete evaluation of strategic alternatives and financing opportunities available to the Company. The Special Committee, with Equitable's advice and after considering other alternatives, conducted an extensive solicitation process to seek a potential buyer for the Company. The Management Group did not make an independent offer to purchase the Company or otherwise initiate the solicitation process. Fleet's offer requested the participation of the Management Group and their continued involvement with the Company after the Merger. The Board and the Special Committee believe that the participation of the Management Group would more likely than not be necessary for most potential buyers to proceed with an acquisition. Except for Kevin R. McDonnell, who is a member of the Management Group, none of the Company's other directors will have any financial or other interest in the Company after the Merger. The Company's other directors will be entitled to receive the Cash Merger Consideration for their shares of the Company's Common Stock, on the same basis as the Company's Public Shareholders. See "Special Factors - Conflicts of Interest - Directors' Receipt of Cash Merger Consideration."

         POST-MERGER OWNERSHIP OF THE COMPANY. It is anticipated that upon consummation of the Merger, the authorized capital stock of the Company will consist of 5,400,000 shares of no par value Continuing Common Stock, including 2,900,000 shares of Continuing Voting Common Stock and 2,500,000 shares of Continuing Non-Voting Common Stock, of which 108,160 shares of continuing Voting Common Stock, 1,438,217 shares of Continuing Non-Voting Common Stock, and 1,546,377 shares of Continuing Common Stock will be outstanding. The shares of Continuing Non-Voting Common Stock may be converted to shares of Continuing Voting Common Stock upon notice to the Company.

         Simultaneous with the closing of the Merger, the members of the Management Group will collectively (i) contribute 8,600 shares of Company Common Stock to Acquisition Co. (as to which neither Acquisition Co. nor members of the Management Group will receive any Cash Merger Consideration) in exchange for 8,600 shares of Continuing Voting Common Stock, (ii) purchase 56,296 shares of Continuing Voting Common Stock for a purchase price of $6.75 per share, and
(iii) retain Retained Options to purchase 97,060 shares of Continuing Voting Common Stock. In addition, it is anticipated that immediately following the Effective Time, the members of the Management Group will be granted New Plan Options to purchase 158,017 shares of Continuing Non-Voting Common Stock. For a description of the shares of Company Common Stock individually owned by the members of the Management Group, see "Principal Shareholders and Stock Ownership of Management." It is anticipated that members of the Management Group will hold the indicated number of fully diluted shares of Continuing Common Stock shown in the following table immediately after the Merger:


                                  Number of             Percentage            Number of           Percentage           Percentage
                                 Fully-Diluted          of Fully-           Fully-Diluted         of Fully-            of Fully-
                                   Shares of          Diluted Shares          Shares of         Diluted Shares       Diluted Shares
                                  Continuing           of Continuing         Continuing          of Continuing        of Continuing
                                    Voting             Voting Common         Non-Voting           Non-Voting             Common
Name                             Common Stock             Stock             Common Stock         Common Stock           Stock (1)
----                             ------------             -----             ------------         ------------           ------
Kevin R. McDonnell (2)(3)           95,745                42.8 %               51,862                3.1 %               7.8 %
Jeffry W. Shelton (2)(4)            21,133                 9.4 %               35,989                2.1 %               3.0 %
Thomas L. Allen (2)(5)              29,630                13.2 %               27,492                1.6 %               3.0 %
Phillip M. Lewis, Jr. (2)(6)        15,448                 6.9 %               42,674                2.5 %               3.1 %
-------------

         (1) Computed based upon the total number of shares of Continuing Voting Common Stock, Continuing Non-Voting Common Stock, and Continuing Common Stock outstanding and the number of shares of Continuing Voting Common Stock underlying Retained Options outstanding and the number of shares of Continuing Non-Voting Common Stock underlying New Plan Options reserved for grant immediately after the Effective Date. See "Retained Options" for further information concerning Retained Options held by the indicated persons and "New Option Plan" for a description of the terms of New Plan Options being reserved for grant to the indicated persons.

         (2) The members of the Management Group will in the aggregate own 72.3%, 9.3% and 16.9% of the fully-diluted shares of Continuing Voting Common Stock, Continuing Non-Voting Common Stock, and Continuing Common Stock, respectively.

         (3) Includes 3,600 shares to be owned directly by Mr. McDonnell, 14,370 shares to be owned by Mr. McDonnell's IRA, 19,259 shares to be owned by the trustee of the Skyline Chili, Inc. Non-Qualified Deferred Compensation Plan (the "Non-Qualified Plan Trustee"), 58,516 shares subject to Retained Options and 51,862 shares subject to New Plan Options reserved for grant under the New Option Plan.

         (4) Includes 8,889 shares to be owned by the Non-Qualified Plan Trustee, 12,244 shares subject to Retained Options and 35,989 shares subject to New Plan Options reserved for grant under the New Option Plan.

         (5) Includes 8,889 shares to be owned by the Non-Qualified Plan Trustee, 20,741 shares subject to Retained Options and 27,492 shares subject to New Plan Options reserved for grant under the New Option Plan.

         (6) Includes 1,000 shares to be owned directly by Mr. Lewis, 8,889 shares to be owned by the Non-Qualified Plan Trustee, 5,559 shares subject to Retained Options and 42,674 shares subject to New Plan Options reserved for grant under the New Option Plan.

         RETAINED OPTIONS. The Retained Options have been granted to the members of the Management Group and other key employees under the Company's 1990 Stock Option and Stock Incentive Plan (the "1990 Plan") or 1986 Stock Option Plan (the "1986 Plan"). The Retained Options are currently exercisable for shares of the Company's Common Stock, vest in cumulative increments of 25% of the shares subject thereto beginning one year from the date of grant (except that such options become 100% vested in the event of a change-in-control of the Company, such as would be effected by the Merger), and expire ten (10) years from the date of grant. Simultaneous with the closing of the Merger, the Retained Options will be amended (i) to make them exercisable for shares of Continuing Voting Common Stock, (ii) to extend their term to ten (10) years after the Effective Time, and (iii) to adjust the number of shares and exercise price to the post-closing capital structure of the Company. The following table sets forth certain information with respect to Retained Options owned by members of the Management Group, as adjusted after the Effective Time:


                                            Number of
                                        Shares Underlying             Exercise Price
Name                                    Retained Options                 Per Share
----                                    ----------------                 ---------
Kevin R. McDonnell                           58,516                       $2.80
Jeffry W. Shelton                            12,244                       $3.44
Thomas L. Allen                              20,741                       $2.75
Phillip M. Lewis, Jr.                         5,559                       $4.25

         Certain employees and former employees of the Company who do not hold Retained Options hold options to purchase shares of the Company's Common Stock with respect to which Cash Merger Consideration will be payable. As of January 23, 1998, such employees of the Company held options to purchase 263,017 shares of the Company's Common Stock at prices ranging from $2.25 to $5.00 per share issued under the Company's 1990 Plan and 1986 Plan. As described under "The Merger - Treatment of Stock Options," upon the effectiveness of the Merger, the holders of all of these options (other than options that are exercised or cancelled prior to the Effective Date) will each be entitled to receive in respect of each option cash equal to the Cash Merger Consideration per option share less the exercise price of the applicable option multiplied by the total number of shares that are subject to the option. Any option not exercised prior to the Effective Date or for which no such payment is due will automatically be cancelled.

         NEW OPTION PLAN. Immediately upon consummation of the Merger, the Company will adopt the New Option Plan and will reserve 237,463 shares of Continuing Non-Voting Common Stock for issuance upon the exercise of New Plan Options to be granted to the members of the Management Group and certain other members of management of the Company upon consummation of the Merger and thereafter. It is expected that New Plan Options will be granted to the Management Group as follows at an exercise price of $6.75 per share:


                                                Number of New Plan
         Name                                     Option Shares
         ----                                     -------------
         Kevin R. McDonnell                           51,862
         Jeffry W. Shelton                            35,989
         Thomas L. Allen                              27,492
         Phillip M. Lewis, Jr                         42,674

         The New Plan Options will vest at the earliest of (i) five years after the Effective Time, (ii) the sale of the Company or other liquidity event, or
(iii) the death or disability of the option holder. The New Plan Options will become exercisable only upon sale of the Company or other liquidity event, based upon a performance matrix tied to Fleet's internal rate of return on its entire investment in the Company. The New Plan Options will terminate ten years after the Effective Time.

         INVESTMENT AGREEMENT. On November 26, 1997, Acquisition Co., the members of the Management Group, certain other key employees of the Company who will hold Retained Options, and Fleet entered into an Investment Agreement (the "Investment Agreement") pursuant to which the holders of the Retained Options agreed to retain such options, and the members of the Management Group and Fleet agreed to purchase shares of Continuing Common Stock, as described above and under "Special Factors - Purpose and Reasons of the Management Group and Fleet", in connection with the consummation of the Merger. In addition to providing for the purchase of the Continuing Common Stock and the retention of the Retained Options, the Investment Agreement provides for a number of covenants which will be binding upon the Company as the surviving corporation following the Merger, including maintenance of accurate books and records, of the Company's properties, and of insurance, timely payment of taxes, compliance with applicable laws, compliance with the provisions of the agreements relating to the Company's debt financing, and provision of financial and other information to Fleet.

         STOCKHOLDERS' AGREEMENT. Simultaneous with and as a condition to the closing of the Merger, the Company as the surviving corporation in the Merger, Fleet, the Management Group, and certain other key employees of the Company who will hold Retained Options, will enter into a Stockholders' Agreement (the "Stockholders' Agreement") providing for the future disposition of certain shares of the Company and other matters relating to the governance of the Company. The Stockholders Agreement will set the number of directors on the Company's Board of Directors at five, and will provide that until Fleet owns a majority of the shares of Continuing Voting Common Stock, the Board will consist of : (i) the Company's Chief Executive Officer, (ii) two unaffiliated directors designated by the Chief Executive Officer and reasonably acceptable to Fleet, and (iii) two directors designated by Fleet. After Fleet owns a majority of the shares of Continuing Voting Common Stock, Fleet will have the right to designate three of the five directors. Fleet will also have the right to designate a majority of the directors on any Compensation or Audit Committee of the Company's Board. The Stockholders Agreement will prohibit the Company from taking certain specified actions outside of the ordinary course of its business without the consent of Fleet.

         Upon the termination of employment of a member of the Management Group or other key employee holding shares or options, the Company will have certain rights to call and repurchase such employee's shares and options for their market value as determined by appraisal, or in some instances for the lesser of cost, book value or market value. Upon the termination of employment by the Company other than for cause of a member of the Management Group or other key employee holding Retained Option shares or Retained Options, the employee will have certain rights to put and cause the Company to repurchase such employee's Retained Option shares and Retained Options for their original cost, subject to certain limitations as to amounts.

         The Stockholders Agreement will restrict the ability of a shareholder to transfer the Company's shares, except for certain permitted transfers. If Fleet proposes to sell at least 51% of the shares in the Company held by Fleet, Fleet will have the right to require the other shareholders of the Company to participate in the sale on the same basis as Fleet. If Fleet proposes to sell any shares in the Company held by Fleet, the other shareholders of the Company will have the right to participate in the sale on the same basis as Fleet.

         The Stockholders Agreement provides that the Company will establish a supplementary bonus plan for the benefit of the Management Group and certain other key employees holding Retained Options. The participants in the plan will receive cash bonuses in the event of a sale of the Company or upon certain other occurrences. The Members of the Management Group are eligible for bonuses in the following amounts under the plan: (i) Kevin R. McDonnell - $163,855; (ii) Jeffry
W. Shelton - $42,170; (iii) Thomas L. Allen - $57,037; and (iv) Phillip M. Lewis, Jr. - $23,618.

         SEVERANCE AGREEMENTS. Simultaneous with and as a condition to the closing of the Merger, the Company will enter into a Severance Agreement with each member of the Management Group and other key employees holding Retained Options. The Severance Agreements will provide that if the employment of such person is terminated by the Company without cause, including in connection with any change-in-control of the Company, the person will become entitled to certain severance benefits, including without limitation (i) continuation of their then current annual base salary for one year, (ii) a pro-rata share of any bonus, and
(iii) continuation of their health and medical benefits for one year.

         PRIOR PURCHASE OF COMMON STOCK. Since the beginning of the Company's 1996 fiscal year, Mr. McDonnell purchased 100 shares of the Company's common stock in the open market at a price of $5.25 per share, and Mr. Lewis purchased 400 shares in the open market at a price of $3.875 per share and 400 shares at a price of $4.375 per share.

         INDEMNIFICATION AND INSURANCE. The Merger Agreement requires the Company as the surviving corporation in the Merger to: (i) use its best efforts to provide each individual who served as a director or officer of the Company prior to or as of the Effective Time with liability insurance for 48 months after the Effective Time no less favorable than any applicable insurance in effect immediately prior to the Effective Time; (ii) continue to indemnify each individual who served as a director or officer of the Company prior to or as of the Effective Time to the extent currently provided in the Company's Articles of Incorporation or Code of Regulations and refrain from taking any action to alter or impair any exculpatory or indemnification provisions in the Company's Articles of Incorporation or Code of Regulations; and (iii) the extent currently provided in the Company's Articles of Incorporation or Code of Regulations, to indemnify each director and officer of the Company as of the Effective Time from all actions, suits, proceedings, claims, losses and expenses arising out of or relating to the Merger Agreement or the transactions contemplated thereby, provided that written notice to the Company of a claim for such indemnification is given prior to the sixth anniversary of the Effective Time.

         DIRECTORS' RECEIPT OF CASH MERGER CONSIDERATION. The six directors of the Company who are not members of the Management Group, including the members of the Special Committee, will be entitled to receive Cash Merger Consideration for any shares of the Company's Common Stock owned by them on the same basis as other shareholders of the Company. Such directors will in the aggregate receive approximately $14,940,000 (approximately 65.3%) of the Cash Merger Consideration payable for outstanding shares of Common Stock, and will individually receive the Cash Merger Consideration set forth in the table below:


Director
--------                               Shares Beneficially               Cash Merger
                                           Owned (1)                   Consideration
                                           ---------                   -------------
Lambert N. Lambrinides                      601,333                      $4,058,998
Christie N. Lambrinides                     628,033                      $4,239,223
William N. Lambrinides                      658,233                      $4,443,073
Lawrence R. Burtschy                        269,311                      $1,817,849
David A. Kohnen                              53,455                       $360,821
Joseph E. Madigan                            2,000                        $13,500

(1)      For additional information regarding the directors' beneficial ownership of the Company's
         Common Stock, see "Principal Shareholders and Stock Ownership of Management."

         SPECIAL COMMITTEE. As directors of the Company who are not employees of the Company, Joseph E. Madigan, David A. Kohnen and Lawrence R. Burtschy have received the Company's standard annual retainer of $10,000 and standard fee of $750 per meeting for attendance at meetings of the Special Committee, and $850 per meeting for attendance at Board meetings (including those at which the Merger has been discussed). The members of the Special Committee have not received any other compensation for service on the Special Committee. During 1997, the members of the Special Committee received the following total fees for service on the Board and for attendance at Special Committee, Board and other Committee meetings: Joseph E. Madigan - $24,500; David A. Kohnen - $24,500; and Lawrence R. Burtschy - $22,250.

CERTAIN EFFECTS OF THE MERGER

         As a result of the Merger, the current shareholders of the Company, other than the members of the Management Group, will not have an opportunity to continue their equity interest in the Company as an ongoing corporation and therefore will not share in any future earnings and potential growth of the Company, any increase in the value of the Company or any payment of dividends. Upon consummation of the Merger, the Company will be privately held, there will be no public market for the Common Stock, the Common Stock will no longer be traded on AMEX, price quotations will no longer be available, and the registration of the Common Stock under the Exchange Act will be terminated. The termination of registration of the Common Stock under the Exchange Act will reduce the information required to be furnished to the Securities and Exchange Commission and will make certain of the provisions of the Exchange Act, such as the periodic reporting requirements, the short-swing profit recovery provisions of
Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders meetings, no longer applicable.

         In contrast to the foregoing, members of the Management Group will own Continuing Common Stock and options to purchase Continuing Common Stock, and thus they will share in any future earnings and potential growth of the Company. Although an investment in the Company following the consummation of the Merger involves substantial risk resulting from the limited liquidity of any such investment and the high debt-to-equity ratio and consequent substantial fixed charges that will apply to the Company subsequent to the Merger, if the projections made by the Company are realized, the value of such an equity investment would be considerably greater than the original cost thereof. Further, even if the projections are not met, the investors in the Company may earn a substantial return on their investment. See "Certain Forward Looking Information."

         The receipt of cash pursuant to the Merger will be a taxable transaction. See "Federal Income Tax Consequences."

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE MERGER

         Certain members of the Management Group and Fleet are continuing to evaluate the Company's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discussing with management of the Company what further changes, if any, will be desirable. Subject to the foregoing, members of the Management Group and Fleet expect that the day to day business and operations of the Company will be conducted substantially as they are currently being conducted by the Company. Neither the Management Group nor Fleet currently intends to dispose of any assets of the Company, other than in the ordinary course of business. Additionally, neither the Management Group nor Fleet currently contemplates any material change in the composition of the Company's current management, although after the Merger, the board of directors of the Company will consist of Kevin R. McDonnell, two non-affiliated persons designated by Mr. McDonnell, and two persons designated by Fleet. See "Special Factors - Conflicts of Interest - Stockholders Agreement."

                             APPROVAL OF THE MERGER
                             AND DISSENTERS' RIGHTS

RECORD DATE AND QUORUM

         The Board has fixed the close of business on January 23, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Each holder of record of the Company's Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the Record Date, there were 3,397,773 shares of the Company's Common Stock outstanding, held by approximately 1,147 holders of record. The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business.

REQUIRED SHAREHOLDER VOTES

         The affirmative votes of the holders of a majority of the outstanding shares of the Company's Common Stock are required to approve the proposal to adopt the Merger Agreement. In addition, as discussed below under "Ohio Control Share Acquisition Act", the affirmative votes of the holders of a majority of the Company Common Stock represented in person or by proxy at the Special Meeting (excluding any shares owned by Acquisition Co. or members of the Management Group, or by Lambert N. Lambrinides, Christie N. Lambrinides or William N. Lambrinides), are required to approve the proposal to adopt the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement.

         Kevin R. McDonnell, a member of the Management Group, and Lambert, Christie and William Lambrinides, who are Directors of the Company, have entered into agreements (the "Voting Agreements") with Fleet to vote all shares held of record or beneficially owned by such persons in favor of approval of the Merger Agreement, and have granted an irrevocable proxy coupled with an interest to Fleet to so vote their shares. As of the Record Date, such persons collectively owned 1,895,199 shares of Common Stock (exclusive of shares subject to outstanding stock options which cannot be voted), or approximately 55.8% of the shares outstanding as of the Record Date. In addition, the Company has been advised that all of the Company's other directors, Mr. Madigan, Mr. Burtschy, and Mr. Kohnen, intend to vote all shares held of record or beneficially owned by them in favor of approval of the Merger Agreement. As of the record date, such persons collectively owned 324,766 share of Common Stock, or approximately 9.6% of the shares outstanding as of the Record Date. As a result of the foregoing, the affirmative vote by all of the Company's directors of the shares beneficially owned by them in favor of the Merger Agreement will be sufficient to meet the voting requirement that the Merger Agreement be approved by the holders of a majority of the outstanding shares of the Company's Common Stock. In addition, the affirmative vote by Messrs. Burtschy, Kohnen and Madigan of the shares beneficially owned by them in favor of the Merger Agreement will be included in determining whether the Merger Agreement has been approved by the holders of a majority of the Company's Common Stock represented in person or by proxy at the Special Meeting (excluding any shares owned by Acquisition Co., the members of the Management Group, or the Lambrinides Brothers).

         Except for the recommendation of the Board contained in this Proxy Statement, to the knowledge of the Company after reasonable inquiry, no executive officer, director or affiliate of the Company has made a recommendation in support of or opposed to the Merger.

         The obligation of Acquisition Co. to effect the Merger is subject to the conditions, which may be waived by Acquisition Co., that (i) the Merger Agreement has been approved by the affirmative votes of the holders of at least 85% of the outstanding shares of the Company's Common Stock, and (ii) holders of no more than 3% of the Company's Common Stock exercise Dissenters' Rights. See "The Merger Conditions" and "Approval of the Merger and Dissenters' Rights - Rights of Dissenting Shareholders."

OHIO CONTROL SHARE ACQUISITION ACT

         Section 1701.831 of the Ohio Revised Code ("ORC"), the Ohio Control Share Acquisition Act (the "Act"), provides that any "control share acquisition" of an Ohio public corporation shall be made only with the prior authorization of the shareholders of the corporation in accordance with the provisions of the Act. A "control share acquisition" is defined under the Act to mean the acquisition, directly or indirectly, by any person of shares of a public corporation, that, when added to all other shares of the corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33%, and a majority. Although the application of the Act is not entirely clear in the context of the Merger, Acquisition Co. and the Company are proceeding on the assumption that the proposed acquisition of the Company by Acquisition Co. through the Merger may be deemed to be a "control share acquisition" under the Act.

         The Act also requires that the acquiring person must deliver an acquiring person statement to the Ohio public corporation. The Ohio public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date. The Company received an acquiring person statement from Acquisition Co. on November 26, 1997, a copy of which is attached hereto as Appendix D, and the Company's shareholders will have the opportunity to vote upon the proposed acquisition at the Special Meeting.

         The Act further specifies that the shareholders of the Ohio public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. Accordingly, in order to comply with the Act, Acquisition Co. may only acquire the Company through the Merger upon the affirmative vote of (i) a majority of the voting power of the Company's Common Stock that is represented in person or by proxy at the Special Meeting, and (ii) a majority of the portion of the voting power of the Company's Common Stock that is represented in person or by proxy at the Special Meeting excluding those shares of the Company's Common Stock deemed to be "interested shares" for purposes of the Act.

         "Interested shares" are defined under the Act to mean shares in respect of which any of the following persons may exercise or direct the exercise of the voting power of the corporation in the election of directors: (1) an acquiring person (in this case, Acquisition Co.); (2) any officer of the issuing public corporation elected or appointed by the board of directors (in this case, the members of the Management Group); (3) any employee of the issuing public corporation who is also a director, (4) any person that acquires such shares for valuable consideration during the period beginning with the date of the first public disclosure of the proposed Merger (in this case, September 26, 1997) and ending on the Record Date, if either (i) the aggregate consideration paid or given by such person, and any person acting in concert with him, for such shares exceeds $250,000 or (ii) the number of shares acquired by such person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding shares of the Company's Common Stock, and (5) any person that transfers such shares for valuable consideration after the Record Date as to the shares so transferred if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee or otherwise. In order to determine whether any shares acquired after September 26, 1997 constitute "interested shares" pursuant to the preceding sentence, the Company will examine its stock records as of September 26, 1997, as of the Record Date and as of the last business date preceding the Special Meeting. If any record holder (other than a broker, bank or other nominee) has increased his ownership interest by more than one-half of one percent of the outstanding Company Common Stock, or by a number of shares in excess of $250,000 divided by the average closing price of a share of Company's Common Stock during the period from September 26, 1997 through the Record Date, such additional shares held by such holder will be deemed "interested shares" upon receipt by the Company of validly executed proxy card from such a record holder. A record holder may rebut a presumption that shares are "interested shares" by providing the Company with documentation satisfactory to the Company's legal counsel establishing that such shares are not "interested shares" within the definition of Section 1701.01(CC)(2) of the ORC.

         Although the Act is not entirely clear concerning whether, in light of the Voting Agreements, the shares of Common Stock owned by Lambert, Christie and William Lambrinides are "interested shares", Acquisition Co. and the Company as proceeding on the assumption that such shares are "interested shares."

         As of the Record Date, Acquisition Co. did not hold any shares of Company Common Stock, and the members of the Management Group and Lambert, Christie and William Lambrinides owned a total of 1,896,199 shares of Company Common Stock which would be "interested shares" under the Act. Except as set forth in the preceding paragraph, all other shares will be presumed to be disinterested shares unless the Company acquires actual knowledge of facts that evidence such shares must be deemed "interested shares."

PROXIES

         All shares of the Company's Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless the proxies have previously been revoked, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted FOR adoption of the Merger Agreement. If any other matters are properly presented to the Special Meeting for action, the persons named in the enclosed form of proxy in acting thereunder will have discretion to vote on such matters in accordance with their best judgment, except in the case of shareholders' proxies which indicate a vote against the Merger. The Company does not know of any matters other than adoption of the Merger Agreement and procedural matters relating to the conduct of business at the Special Meeting that would be presented at the Special Meeting.

         Any proxy given pursuant to this solicitation may be revoked by giving notice of such revocation to the Company in writing or at the Special Meeting, or by filing with the Company a duly executed proxy bearing a later date. The mere presence at the Special Meeting of the person appointing a proxy does not revoke the proxy.

RIGHTS OF DISSENTING SHAREHOLDERS

         Section 1701.84 of the ORC provides that any holder of the Company's Common Stock (a "shareholder") who so desires is entitled to relief as a dissenting shareholder (a "Dissenting Shareholder") and as such may exercise Dissenters' Rights with respect to the Merger.

         The following is a summary of the principal steps a shareholder must take to perfect Dissenters' Rights under Sections 1701.84 and 1701.85 of the ORC. This summary does not purport to be complete and is qualified in its entirety by reference to Sections 1701.84 and 1701.85, a copy of which is attached hereto as Appendix C. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF DISSENTERS' RIGHTS IS URGED TO REVIEW CAREFULLY SUCH PROVISIONS AND TO CONSULT AN ATTORNEY, SINCE DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS UNDER SECTION 1701.85 ARE NOT FULLY AND PRECISELY SATISFIED. To perfect Dissenters' Rights with respect to any shares of the Company's Common Stock so that they become Dissenting Shares as described in this Proxy Statement, a Dissenting Shareholder must satisfy each of the following conditions:

         1. NO VOTE IN FAVOR OF THE MERGER AGREEMENT. Company Common Stock ("Dissenting Shares") held by the Dissenting Shareholder must not be voted at the Special Meeting in favor of the Merger Agreement. This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Merger or to abstain from such vote, if no proxy is returned and no vote is cast at the Special

Meeting in favor of the Merger Agreement, or if the Dissenting Shareholder revokes a proxy and thereafter abstains from voting with respect to the Merger or votes against the Merger at the Special Meeting. A vote in favor of the Merger Agreement at the Special Meeting constitutes a waiver of Dissenters' Rights. A proxy that is returned signed but with no voting preference indicated will be voted in favor of the Merger Agreement and will constitute a waiver of Dissenters' Rights. A Dissenting Shareholder may revoke his proxy at any time before its exercise by filing with the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending and giving notice of the revocation of the proxy in open meeting (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

         2. FILING WRITTEN DEMAND. Not later than 10 days after the taking of the vote on the Merger, a Dissenting Shareholder must deliver to the Company a written demand (the "Demand") for payment of the fair cash value of the Dissenting Shares. The Demand should be delivered to the Company at 4180 Thunderbird Lane, Fairfield, Ohio 45014, ATTN: President. It is recommended, although not required, that the Demand be sent by registered or certified mail, return receipt requested. Voting against the Merger will not itself constitute a Demand. The Company will not send any further notice to the Company's shareholders as to the date on which such 10-day period expires.

         The Demand must identify the name and address of the holder of record of the Dissenting Shares, the number and class of Dissenting Shares and the amount claimed as the fair cash value thereof. A beneficial owner must, in all cases, have the record holder submit the Demand in respect of the Dissenting Shares. The Demand must be signed by the shareholder of record (or by the duly authorized representative of such shareholder) exactly as the shareholder's name appears on the shareholder records of the Company. A Demand with respect to shares owned jointly by more than one person must identify and be signed by all of the holders of record. Any person signing a Demand on behalf of a partnership or corporation or in any other representative capacity (such as attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of his capacity and his authority to sign the Demand.

         Because only Company shareholders of record as of the close of business on the Record Date may exercise Dissenters' Rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who wishes to exercise Dissenters' Rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy, in a timely manner, all of the conditions outlined in this Section, the Dissenters' Rights for all of the shares held by that shareholder will be lost.

         From the time the Demand is given until either the termination of the rights and obligations arising from such Demand or the purchase of the Dissenting Shares related thereto by the Company, all rights accruing to the holder of the Dissenting Shares, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on Company Common Stock during the suspension, an amount equal to the dividend or distribution which would have been payable on the Dissenting Shares but for such suspension, shall be paid to the holder of record of the Dissenting Shares as a credit upon the fair cash value of the Dissenting Shares. If the right to receive the fair cash value is terminated otherwise than by the purchase of the Dissenting Shares by the Company, all rights will be restored to the Dissenting Shareholder and any distribution that would of been made to the holder of record of the Dissenting Shares, but for the suspension, will be made at the time of the termination.

         If the Company sends to a Dissenting Shareholder, at the address specified in the Demand, a request for the certificates representing the Dissenting Shares, the Dissenting Shareholder, within 15 days from the date of sending such request, shall deliver to the Company the certificates requested. The Company will then endorse the certificates with a legend to the effect that a demand for the fair cash value of such shares has been made, and return such endorsed certificates to the Dissenting Shareholder. Failure on the part of the Dissenting Shareholder to deliver such certificates terminates his rights as a Dissenting Shareholder at the option of the Company, exercised by written notice to the Dissenting Shareholder within 20 days after the lapse of the 15-day period, unless a court, for good cause shown, otherwise directs.

         3. PETITIONS TO BE FILED IN COURT. Within three months after the service of the Demand, if the Company and the Dissenting Shareholder do not reach an agreement on the fair cash value of the Dissenting Shares, the Dissenting Shareholder or the Company may file a complaint in the appropriate Court of Common Pleas in Butler County, Ohio (the "Common Pleas Court"), or join or be joined in an action similarly brought by another Dissenting Shareholder, for a judicial determination of the fair cash value of the Dissenting Shares. The Company does not intend to file any complaint for a judicial determination of the fair cash value of any dissenting shares.

         On motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the Dissenting Shareholder is entitled to be paid the fair cash value of the Dissenting Shares. If the Common Pleas Court finds that the Dissenting Shareholder is so entitled, it may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of such value. The Common Pleas Court is required to make a finding as to the fair cash value of the Dissenting Shares and to render a judgment against the Company for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceedings, including reasonable compensation to the appraiser or appraisers to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of the Dissenting Shares is required to be made within 30 days after the date of final determination of such value or the effective date of the Merger, whichever is later, only upon surrender to the Company of the certificates representing the Dissenting Shares for which payment is made.

         Fair cash value is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the Demand. Because the Merger requires the approval of the Company's shareholders, the fair cash value is to be determined as of the day prior to the day of the Special Meeting. In computing this value, any appreciation or depreciation in the market value of the Dissenting Shares resulting from the Merger is excluded.

         The Dissenters' Rights of any Dissenting Shareholder will terminate if, among other things, (a) he has not complied with Section 1701.85 of the ORC (unless the Board of the Company waives compliance), (b) the Merger is abandoned or otherwise not carried out or such Dissenting Shareholder withdraws his Demand with the consent of the Board, or (c) no agreement has been reached between the Company and the Dissenting Shareholder with respect to the fair cash value of the Dissenting Shares and neither the Dissenting Shareholder nor the Company shall have timely filed or joined in a complaint in the Common Pleas Court. For a discussion of the tax consequences to a shareholder exercising Dissenters' Rights, see "Federal Income Tax Consequences".

         The obligation of Acquisition Co. to effect the Merger is subject to the condition, which may be waived by Acquisition Co., that holders of no more than 3% of the Company's Common Stock exercise their Dissenters' Rights.

         BECAUSE A PROXY CARD WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE MERGER AGREEMENT, A COMPANY SHAREHOLDER WHO WISHES TO EXERCISE HIS DISSENTERS' RIGHTS MUST EITHER NOT SIGN AND RETURN HIS PROXY CARD OR, IF HE SIGNS AND RETURNS HIS PROXY CARD, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE MERGER.

                                   THE MERGER

         The Merger Agreement provides that, subject to satisfaction of certain conditions, Acquisition Co., a privately held Ohio corporation organized by Fleet and the Management Group, will be merged with and into the Company and that following the Merger, the separate existence of Acquisition Co. will cease and the Company will continue as the surviving corporation. The terms and conditions to the Merger are contained in the Merger Agreement, which is included in full as Appendix A to this Proxy Statement. The following summary discussion of the principal terms of the Merger Agreement is subject to and qualified in its entirety by reference to the more complete information set forth in the Merger Agreement.

EFFECTIVE TIME

         The Merger will become effective (the "Effective Time") at the time and date when a copy of a Certificate of Merger is filed with the Secretary of State of Ohio pursuant to the Ohio General Corporation Law. The time of such filing is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement.

CONVERSION OF SECURITIES

         At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of issued and outstanding Common Stock immediately prior to the Effective Time (other than shares owned by Acquisition Co. and Dissenting Shares) will, by virtue of the Merger, be converted into the right to receive the Cash Merger Consideration. Except for the right to receive the Cash Merger Consideration, from and after the Effective Time, all shares, by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be cancelled and retired and will cease to exist. Each holder of a certificate formerly representing any shares (other than those representing shares as to which Dissenters' Rights have been perfected) will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Cash Merger Consideration for such shares upon surrender of the certificate.

TREATMENT OF STOCK OPTIONS

         At and as of the Effective Time, all options to purchase Company Common Stock granted under the 1990 Plan or 1986 Plan, other than the Retained Options, will be terminated. To the extent such options have not been previously exercised or cancelled, the Company or Paying Agent will pay, at or as promptly as possible after the Effective Time, each option holder, cash equal to the difference between the option exercise price and the Cash Merger Consideration multiplied by the number of shares subject to such options held by such option holder. Such payment will be contingent upon consummation of the Merger and will be subject to withholding of applicable income and other taxes. In addition, in order to receive such payment, each such option holder will be asked to execute an option relinquishment and release agreement prior to the Effective Time.

PAYMENT FOR SHARES

         Immediately after the Effective Time, the Company will make available or cause to be made available to the Paying Agent amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to the Merger Agreement in consideration of shares issued and outstanding and options outstanding immediately prior to the Effective Time to those who are to receive the Cash Merger Consideration or consideration with respect to options. As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each person who was, at the Effective Time, a holder of record of shares a letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such shares in exchange for payment of the Cash Merger Consideration. SHAREHOLDERS SHOULD NOT FORWARD SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD. SHAREHOLDERS SHOULD SURRENDER CERTIFICATES REPRESENTING SHARES OF COMMON STOCK ONLY AFTER RECEIVING INSTRUCTIONS FROM THE PAYING AGENT. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto and any other items reasonably specified by the letter of transmittal, and only upon such surrender, the Paying Agent will cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. The Paying Agent will be authorized to pay to the persons entitled thereto the Cash Merger Consideration attributable to any certificates representing shares outstanding prior to the Effective Time, which have been lost or destroyed, upon receipt of evidence satisfactory to the Paying Agent of ownership of the shares represented thereby, receipt of an appropriate indemnification bond, and satisfaction of any other reasonable requirements imposed by the Company.

         No interest will be paid or accrued on the amount payable upon the surrender of any certificate. Payment to be made to a person other than the registered holder of the certificate surrendered is conditioned upon the certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by the Paying Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable. One year following the Effective Time, the Company will be entitled to cause the Paying Agent to deliver to the Company any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing shares outstanding prior to the Effective Time, or holders of options outstanding immediately prior to the Effective Time, and thereafter such holders will be entitled to look to the Company only as general creditors thereof with respect to cash payable upon due surrender of their certificates or exercise of their options. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Merger Agreement will be liable to any person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as described in this paragraph, the Company will pay all charges and expenses, including those of Paying Agent, in connection with the exchange of shares for the Cash Merger Consideration.

TRANSFER OF SHARES

         No transfers of shares subject to the Cash Merger Consideration will be made on the stock transfer books at or after the Effective Time. If, after the Effective Time, certificates representing such shares are presented to the Company, such shares will be cancelled and exchanged for the Cash Merger Consideration.

CONDITIONS

         Each party's respective obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any or all of which may be waived at the appropriate party's discretion, to the extent permitted by applicable law: (i) the Merger Agreement and the transactions contemplated therein shall have been approved, in the manner required by applicable law, (A) by the holders of a majority of the outstanding shares of the Company's Common Stock, and (B) by the holders of a majority of the Company's Common Stock represented in person or by proxy at the Special Meeting (excluding any shares owned by Acquisition Co. or members of the Management Group, or by Messrs. Lambert, Christie or William Lambrinides), (ii) no action, suit or proceeding shall be pending or threatened which would prevent the consummation of the Merger or cause any of the transactions contemplated by the Merger Agreement to be rescinded or adversely affect the rights of the Company or its shareholders after the Effective Time, and (iii) the parties shall have received all necessary governmental authorizations, approvals and consents.

         The obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, unless waived by Company: (i) the representations and warranties of Acquisition Co. shall be true and correct in all material respects at and as of the closing date of the Merger; (ii) each of Acquisition Co. and Fleet shall have performed and complied with all of their covenants under the Merger Agreement and the other agreements to be entered into in connection therewith in all material respects through the closing of the Merger; (iii) Acquisition Co. shall have delivered to the Company a certificate to the effect that certain specified conditions have been satisfied in all respects; (iv) the Company shall have received an opinion in specified form from counsel to Acquisition Co.; and
(v) Acquisition Co. and Fleet shall have executed and delivered each of the agreements required by the Merger Agreement to be executed and delivered by them and performed all obligations to be performed by them on or prior to the Effective Time.

         The obligations of Acquisition Co. to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, unless waived by Acquisition Co.: (i) the Merger Agreement and the transactions contemplated therein shall have been approved, in the manner required by applicable law, by the holders of at least 85% of the outstanding shares of the Common Stock, and the holders of no more than 3% of the Company's Common Stock shall have exercised their Dissenters' Rights; (ii) the Company shall have procured all third party consents reasonably requested by Acquisition Co.; (iii) the representations and warranties made by the Company and the Consenting Stockholders shall be true and correct in all material respects at and as of the closing date of the Merger; (iv) the Company, each member of the Management Group and the Consenting Stockholders shall have performed and complied with all of their respective covenants under the Merger Agreement and the other agreements required thereby in all material respects through the closing of the Merger; (v) there shall have been no material adverse effect on the Company since August 3, 1997; (vi) as of the closing date of the Merger, the net worth of the Company shall be at least $12,500,000, the net working capital of the Company shall be at least $2,000,000, the total funded indebtedness of the Company shall be no more than $5,700,000, and the cash and cash equivalents of the Company shall be at least $1,000,000 in each case prior to and without making provision for the payment or accrual of expenses of the Company relating to the transactions contemplated by the Merger Agreement and the other agreements required thereby; (vii) the Company shall have delivered a certificate to the effect that certain conditions specified in the Merger Agreement have been satisfied in all respects; (viii) Acquisition Co. shall have received an opinion in specified form from counsel to the Company; (ix) Acquisition Co. (or the Company) shall have obtained all of the financing they will require in order to consummate the Merger and fund the working capital needs of the Company after the Effective Time; (x) Acquisition Co. shall have received certain environmental audits, which shall be satisfactory in all respects to Acquisition Co.; and (xi) the Company, the members of the Management Group and the Consenting Stockholders shall have executed and delivered each of the other agreements required by the Merger Agreement to which they are respectively parties and performed all obligations thereunder required to be performed by them on or prior the Effective Time.

REPRESENTATIONS AND WARRANTIES

         The Company has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter the transaction, its capitalization, its financial statements, the absence of certain changes in the business of the Company since August 3, 1997, the content and submission of forms and reports required to be filed by the Company with the Securities and Exchange Commission, brokers and finders, compliance with applicable laws, absence of litigation to which the Company is a party, requisite tax filings, employee benefits and environmental matters.

         Acquisition Co. has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter the transaction, its capitalization and brokers and finders.

         The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger, and upon such expiration none of such parties or their respective officers, directors or principals, or the Company's shareholders, will have any liability whatsoever with respect to any such representations or warranties, except that the Lambrinides Brothers and Mr. McDonnell will have certain continuing liabilities to Acquisition Co. for any knowing or intentional misrepresentation or fraud.

COVENANTS

         In the Merger Agreement, the Company has agreed that it will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business (including, without limitation, grant any stock options, declare or pay any dividend or make any change in employment terms for any of its directors, officers and employees). The Company has also agreed to give Acquisition Co. reasonable access to its business, books and records, and to give Acquisition Co. prompt written notice of any material adverse development. The Company has also agreed to deliver to Acquisition Co. the opinion of Equitable and a letter of Ernst & Young LLP stating their conclusions as to the accuracy of certain information derived from the financial records of the Company and contained in these proxy materials. The Company has further agreed to use its reasonable efforts to obtain any third party consents to the Merger reasonably requested by Acquisition Co. The Company and Acquisition Co. have both agreed to use reasonable efforts to enter into definitive agreements as soon as reasonably practicable with respect to the financing required for the Merger and working capital of the Company. Acquisition Co. and the Company have further agreed that for a period of at least two years after the Effective Time, officers and employees who remain as employees after the

Effective Time will continue to be provided with employee benefits substantially comparable to those provided by the Company since June 1, 1997. The Consenting Stockholders have agreed to vote all of their shares of Common Stock in favor of the Merger and the transactions contemplated by the Merger Agreement.

NONSOLICITATION COVENANT

         In the Merger Agreement, the Company has agreed that until April 11, 1998 (the"Exclusivity Termination Date"), neither the Company nor the Lambrinides Brothers nor Kevin R. McDonnell will (nor will they permit any of the Company's subsidiaries, officers, directors, employees, advisors, representatives, or agents to) solicit, initiate, negotiate, pursue or encourage the submission of any inquiry, proposal or offer from any person relating to an "Alternative Transaction" (as defined in the Merger Agreement); provided, however, that in the good faith exercise of their fiduciary responsibilities, the Board may furnish information with respect to the Company and may negotiate with any person concerning an Alternative Transaction in response to any unsolicited inquiry, proposal or offer. The Company is required to notify Acquisition Co. immediately if any person makes any proposal, offer, inquiry or contact with respect to an Alternative Transaction.

EXPENSES

         In the event that the Merger is consummated, the Company will be responsible for payment or reimbursement of (i) all of Fleet's reasonable out-of-pocket fees and expenses incurred by Fleet in connection with the transaction, including legal, accounting, consulting, financing and other fees and expenses, and (ii) all costs and expenses incurred by the Company in connection with the transaction, including legal, accounting, financial advisor and other fees and expenses. In the event that the Merger is not consummated, each of the parties will pay its own costs and expenses.

TERMINATION, AMENDMENT AND WAIVER

         At any time prior to the Effective Time, the Merger Agreement may be terminated by the mutual consent of the Boards of Directors of the parties (whether before or after shareholder approval).

         Any of the parties may terminate the Merger Agreement prior to the Effective Time by written notice to the other parties if Equitable withdraws its opinion with respect to the fairness of the Cash Merger Consideration (or if such opinion is materially or adversely modified) or if the Merger Agreement is not approved by the holders of the Company's Common Stock as described under "Approval of the Merger and Dissenters' Rights."

         In addition, Acquisition Co. may terminate the Merger Agreement prior to the Effective Time by written notice to the Company if the Company or the Consenting Stockholders have breached any material representation, warranty, or covenant contained in the Merger Agreement in any material respect, and after written notice to the Company the breach has continued without cure for a period of 30 days or the closing of the Merger shall not have occurred on or before April 11, 1998, by reason of the failure of a condition (unless the failure results primarily from Acquisition Co. breaching any representation, warranty, or covenant contained in the Merger Agreement).

         The Company may terminate the Merger Agreement prior to the Effective Time by written notice to Acquisition Co. if Acquisition Co. has breached any material representation, warranty, or covenant contained in the Merger Agreement in any material respect, and after written notice Acquisition Co. has failed to cure such breach within 30 days, or the closing of the Merger shall not have occurred on or before April 11, 1998, by reason of the failure of any condition (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in the Merger Agreement).

         The Merger Agreement may be modified or amended, and provisions thereof waived, by written agreement of the parties with the prior authorization of their respective Boards of Directors; provided that (i) any amendment effected after shareholder approval is subject to the restrictions contained in the Ohio corporation law, and (ii) after the Effective Time, no amendment or waiver of a provision may be made with respect to the indemnification and insurance provisions in the Merger Agreement.

BREAK-UP FEE

         In the event that (i) on or before the Exclusivity Termination Date, the Company enters into a letter of intent or other agreement for, or otherwise accepts an offer for, an Alternative Transaction, or (ii) (A) Acquisition Co. delivers to the Company written notice prior to the Exclusivity Termination Date that it is prepared to perform its obligations under the Merger Agreement (subject to the conditions specified therein), (B) the Company or the Consenting Stockholders fail to perform their obligations under the Merger Agreement (subject to the conditions specified therein), and (C) within 15 months after the Exclusivity Termination Date, the Company enters into a letter of intent or agreement for, or otherwise accepts an offer for, an Alternative Transaction, the Company must pay Acquisition Co. a fee equal to $1,500,000 payable in cash within 30 days.

FINANCING

         GENERAL. Financing for the Merger, refinancing certain of the Company's existing indebtedness and the working capital needs of the Company after the Merger will be provided by a combination of debt and equity as follows:

         Fleet Purchase of Continuing Common Stock...........................................$10,000,000
         Management Group:
                  Contribution of Common Stock....................................................58,050
                  Retained Options...............................................................655,155
                  Purchase of Continuing Common Stock............................................380,000
                                                                                                --------
                  Total for Management Group...................................................1,093,205
         Other Holders of Retained Options.......................................................126,945
         Senior Secured Debt..................................................................22,200,000
                                                                                             -----------
                  TOTAL......................................................................$33,420,150

         As more fully discussed above under "Special Factors - Purpose and Reasons of the Management Group and Fleet" and "Special Factors - Conflicts of Interest", the members of the Management Group will invest $1,093,205, consisting of $58,050 in Company Common Stock contributed to Acquisition Co. (valued at $6.75 per share), $655,155 in Retained Options (valued at $6.75 per share multiplied by the number of shares subject to the option), and $380,000 paid to purchase shares of Continuing Voting Common Stock.

         The Company and Fleet have received a commitment letter from The Provident Bank ("Provident") dated November 11, 1997 (the"Provident Letter") to provide a $22,200,000 senior secured credit facility (the "Provident Facility") consisting of (i) a $6,000,000 six-year revolving loan ("Facility A"), (ii) a $10,000,000 six year term loan ("Facility B"), and (iii) a $6,200,000 reducing irrevocable letter of credit ("Facility C"). The interest rate for Facilities A and B fluctuate depending upon the Company's debt ratio from 0.00% to 0.50% over prime, or 2.00% to 2.50% over LIBOR. Advances under Facility A will be limited by a multiple of total debt to cash flow. Facility B will amortized quarterly over its six-year term. The Provident Facility will be secured by a first lien on substantially all of the Company's assets and by a negative pledge of 100% of the Continuing Common Stock. Provident's fees will include a closing fee of 1% of the committed amount, a fee for the unused portion of Facility A of 0.50% per year, and a letter of credit fee of 1.75% per year. The Company will also reimburse Provident for all reasonable out-of-pocket expenses, including up to $75,000 in legal fees. The Provident Letter provides for a number of conditions, including the contributions of Fleet and the Management Group discussed above.

         It is anticipated that the current letter of credit securing the payment of the Company's City of Fairfield, Ohio Adjustable Rate Demand Industrial Development Revenue Bonds, Series 1990, will remain in effect until its expiration date in September 1998.

         EXPENSES OF THE TRANSACTION. The estimated costs and fees in connection with the Merger, financing and the related transactions, which will be paid by the Company are as follows:

         Financial advisory fees and expenses.............................................$404,000
         Bank commitment fees..............................................................237,000
         Closing fee.......................................................................300,000
         Legal fees and expenses...........................................................467,000
         Accounting fees....................................................................70,000
         Consulting fees and expenses.......................................................75,000
         Printing and mailing fees..........................................................75,000
         Solicitation expenses..............................................................20,000
         SEC filing fees.....................................................................4,727
         Miscellaneous......................................................................59,000

                  Total.................................................................$1,711,727

         See "Special Factors - Opinion of Equitable" for a description of the fees to be paid to Equitable in connection with its engagement. For a description of certain fees payable to the members of the Special Committee, see "Special Factors - Conflicts of Interest."

REGULATORY APPROVALS

         The Company is not aware of any license, regulatory permit or lease which is material to the business of the Company and which is likely to be adversely affected by the Merger or any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to effecting the Merger.

ACCOUNTING TREATMENT

         The Merger will be treated as a "purchase" transaction for accounting purposes. Under such method of accounting, the book value of the Company's assets and liabilities, as reflected in its balance sheet, will be increased to their fair market value on the effective date of the Merger and goodwill will be recorded to the extent that the purchase price exceeds the fair market value of the assets acquired and liabilities assumed.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of the Company's Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of the Company's Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

         The receipt of the Cash Merger Consideration in the Merger by holders of the Company's Common Stock will be a taxable transaction for federal income tax purposes. Except as provided in the following paragraph, each holder's gain or loss per share will be equal to the difference between $6.75 and the holder's basis per share in the Common Stock. If a holder holds the Company's Common Stock as a capital asset, the gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long-term if the holder's holding period is more than one year. Under current law, the maximum federal income tax rate (not taking into account any phaseout of personal exemptions and certain itemized deductions) for net capital gains of individual is 28% for capital assets held more than 12 months but not more than 18 months, and 20% for capital assets held more than 18 months. The maximum federal income tax rate on ordinary income (and net short-term capital gains) of an individual is currently 39.6% (not taking into account any phaseout of personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income. In the case of individuals and other noncorporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years succeeding the loss year, subject to certain limitations.

         A holder of the Company's Common Stock may be subject to backup withholding at the rate of 31% with respect to payments of Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholdings rules. To prevent the possibility of backup federal income tax withholding on payments made to certain holders with respect to shares of Common Stock pursuant to the Merger, each holder must provide the Paying Agent with his correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Common Stock who does not provide his or her correct TIN may be subject to penalties imposed by the Internal

Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. The Company (or its agent) will report to the holders of the Company's Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

         The receipt, by a holder of options to purchase Company Common Stock, of cash equal to the difference between the option exercise price and the Cash Merger Consideration multiplied by the number of shares subject to such options will be a taxable transaction for federal income tax purposes. The amount of such cash received by an option holder will be taxed at ordinary income rates as wages and will be subject to withholding for federal income and employment tax purposes.

         THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH HOLDER OF THE COMPANY'S COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

BUSINESS OF THE COMPANY

         The Company and its wholly-owned subsidiaries own, operate, develop and franchise "Skyline Chili" restaurants ("Restaurants"). These quick-service Restaurants offer a limited, moderately priced menu featuring unique, high-quality "Cincinnati-style" chili related food products for both dine-in and take-out consumption. The Company's franchisees are obligated to serve the food items contained on the Company-approved menu and are prohibited from serving any other food items in their Restaurants without the Company's consent. Two principal menu items are featured--various chili-spaghetti dishes (chili served on spaghetti with a choice of cheese, beans and onions as additional toppings) and "coney islands" (wieners with a choice of chili, cheese, and onions as additional toppings). Other items are also served, including chili in a bowl, oyster crackers, black beans and rice, and simple desserts. Beverages include soft drinks, coffee, tea and milk. Alcoholic beverages are not generally served. This limited menu allows quick-service and simplified operational procedures. Also, all Company-owned and some franchised Restaurants serve additional menu items such as Greek salads and burritos.

         All Skyline Chili Restaurants serve what has come to be known as "Cincinnati-style" chili. Based upon its experience and marketing studies, the Company believes that "Cincinnati-style" chili in general, and the Company's products in particular, are often perceived outside of the Greater Cincinnati area as a different type of food, or a non-traditional chili. Traditional chili is typically served in a bowl all by itself, has beans, a thick, rather stew-like consistency, and is expected to be "hot" in taste resulting from chili powder or peppers. In comparison, Skyline chili typically is served in combination with spaghetti or wieners and additional toppings, does not have a thick consistency, and is not as "hot" as traditional chili.

         Historically, the Company has had a mixture of free-standing and store-front Restaurant locations. Based upon its more recent experience and marketing studies, the Company now believes that free-standing units with drive-through service increase the visibility of the Restaurants and should increase market awareness and consumer trial. The Company has developed a prototype free-standing unit, featuring full table and drive-through service and unique design elements, which will be emphasized in new markets to increase physical presence and consumer awareness. As of January 12, 1998, there were 104 Skyline Chili restaurants in operation in 4 states, 36 owned and operated by the Company and 68 owned and operated by the Company's franchisees. During its 1997 and 1996 fiscal years, the Company derived revenues of $17,433,000 and $15,471,000, respectively (53% of total revenues, respectively), from its operations of Company-owned Restaurants.

         The Company markets Restaurant franchises both on an individual Restaurant basis and on a multiple Restaurant or "area development" basis. Individual Restaurant franchises are generally granted in geographic areas where it is not feasible to grant an exclusive multiple Restaurant franchise, such as in the Greater Cincinnati area, or in smaller market areas. The Company maintains a franchise solicitation program, involving the use of a continually updated franchise offering circular (required by the Federal Trade Commission and by certain states), which is provided to prospective franchisees, and which summarizes the Company's business operations and the terms and conditions of the franchise relationship.

         The Individual Restaurant Franchise Agreement grants a franchisee an exclusive license to operate a Skyline Chili Restaurant at a specified location, and to utilize the Company's trademarks, servicemarks and other rights relating to the sale of its menu items. The term of the Individual Restaurant Franchise Agreement is 20 years, renewable by the franchisee for an additional period (currently 20 years) if certain conditions pertaining to the renewal are met. Under the Individual Restaurant Franchise Agreement, each franchisee is required to pay an initial franchise fee, currently $15,000, for the Restaurant. The Company's current Individual Restaurant Franchise Agreement also requires each franchisee to pay the Company a continuing monthly license fee equal to a percentage of the Restaurant's gross sales, ranging from 3% to 4%, and to spend a percentage of the Restaurant's gross sales each month for advertising and promotions, ranging from 2% to 3%. The monthly advertising expenditures of Greater Cincinnati area franchisees are paid into the Company's Advertising Trust.

         Approximately 42 of the Company's existing franchised Restaurants (including most of the Greater Cincinnati area franchised restaurants) are operated pursuant to an earlier version of the Individual Restaurant Franchise Agreement, containing materially different terms and conditions from the Company's current standard Agreement. The earlier Agreements do not obligate the franchisees to pay a continuing monthly license fee or advertising fee based upon a percentage of gross sales, but do obligate the franchisees to purchase all of their chili from the Company and to pay an advertising fee to the Company of $6.00 for every unit order of chili purchased. During its 1997 and 1996 fiscal years, the Company derived revenues of $1,539,000 and $1,411,000, respectively (5% of total revenues, respectively), from initial franchise fees, area development fees, and continuing monthly license fees paid by franchisees.

         The Company produces its secret recipe chili at its Fairfield, Ohio commissary. The secret recipe chili is sold to the Company's franchisees and is served in all franchised and Company-owned Skyline Chili Restaurants. Pursuant to the Individual Restaurant Franchise Agreement entered into with the Company, each of the Company's franchisees is required to purchase all of the chili and chili-based products served in its Restaurant from the Company at the Company's current prices. The Company also sells related food products from its commissary, such as cheese, spaghetti, crackers and wieners, to its Greater Cincinnati area franchisees. However, the Company's franchisees are not required to purchase any food products other than the secret recipe chili and chili burrito mix, or to purchase any other equipment or supplies, from the Company. During its 1997 and 1996 fiscal years, the Company derived revenues of $7,114,000 and $6,186,000, respectively (21% of total revenues, respectively), from commissary sales of the Company's chili and related food products to franchisees.

         In addition to its restaurant and franchising operations, the Company manufactures and sells frozen grocery and canned products under its "Skyline" trademark, which it distributes to retail outlets such as supermarkets and grocery store chains. The Company sells nine varieties of frozen grocery products and two varieties of canned grocery products - two sizes of frozen chili, frozen chili and spaghetti, and canned chili, and one size of frozen chili with beans, frozen chili with pasta spirals, and frozen chili with wieners and pasta shells. The frozen grocery products are manufactured, packaged and frozen at the Company's commissary, while the canned products are manufactured at the Company's commissary and canned by a third party. These products are sold under the "Skyline Chili" trademark and the packaging is designed to educate the consumer by identifying the product as a "Cincinnati-style" chili, by providing instructions on how to prepare and serve the product, and by briefly describing the Company's heritage and its commitment to quality.

         The Company also sells a line of "Cincinnati-style" chili products, which includes a dry spice mix and a ready-to-eat chili packaged in cans and microwaveable bowls. These products are manufactured by third parties and are marketed under the "Cincinnati Recipe" trademarks. The Cincinnati Recipe dry spice mix and the canned and microwaveable chili products use a different recipe than the traditional Skyline Chili but fall into the same "Cincinnati-style" category of chili.

         The Company also licenses its "Skyline" trademark to third-party manufacturers for use on branded products. The first product to be developed under this program was boxed oyster crackers. This product is manufactured and sold by a third party in the same venues as the other grocery products manufactured by the Company's commissary. The Company is paid a percentage of the revenues from the sale of this product as a royalty for the use of its trademark. During its 1997 and 1996 fiscal years, the Company derived revenues of $6,982,000 and $6,155,000, respectively (21% of total revenues, respectively), from the sale of grocery products.

                   MARKET PRICES OF COMMON STOCK AND DIVIDENDS

         Through October 27, 1996, the end of the Company's 1996 fiscal year, the Company's Common Stock traded on the Nasdaq Stock Market under the symbol "SKCH". Since October 28, 1996, the Company's Common Stock has traded on the American Stock Exchange ("AMEX") under the symbol "SKC". The following table sets forth the range of high and low closing bid quotations for each fiscal quarter during the Company's 1996 fiscal year, and the range of high and low sales prices for the Company's 1997 fiscal year. The high and low closing bid quotations indicated in the table reflect interdealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.


                                            Fiscal                                Fiscal
                                           Year 1997                             Year 1996
Quarter                            High                Low               High                Low
-------                            ----                ---               ----                ---
First                                7                  5                4 1/8               3 1/2
Second                             9 1/8              6 9/16             3 5/8               3 1/2
Third                              6 7/8              5 1/2              4                   3 5/8
Fourth                             7 1/16             5 5/8              6 3/8               3 7/8

         On September 25, 1997, the last trading day prior to the issuance of a press release by the Company stating that it had received a proposal from Fleet for the purchase of the Company, the closing price per share of the Company's Common Stock as reported by AMEX was $6.75. On November 25, 1997, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of the Company's Common Stock as reported by AMEX was $6.375. On January 23, 1998, the Record Date, the closing price per share of the Company's Common Stock as reported by AMEX was $6.50.

         At January 23, 1998, there were approximately 1,147 record holders of the Company's Common Stock.

         The Company did not declare or pay any dividends on its Common Stock during its fiscal year 1996. On December 17, 1996, the Company declared a cash dividend of $0.02 per share on its Common Stock payable to shareholders of record at the close of business on January 8, 1997. The Company is required under its bank letter of credit agreement to maintain certain financial ratios, and the agreement places limitations on dividends and acquisitions of common stock should the ratio of debt to tangible net worth be more than 1.25 to 1.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents selected consolidated financial data of the Company as of and for each of the five fiscal years in the period ended October 26, 1997. This financial data was derived from the audited historical consolidated financial statements of the Company and should be read in conjunction with the financial statements of the Company, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Proxy Statement.


                                                                Fiscal Years Ended
                                      ----------------------------------------------------------------------
Dollar amounts in thousands,          OCTOBER 26,    OCTOBER 27,    OCTOBER 29,   OCTOBER 30,    OCTOBER 31,
except per share data                    1997          1996           1995           1994           1993

OPERATIONS:

Commissary sales                       $14,096        $12,341        $10,331        $10,817        $ 9,809
Restaurant sales                        17,433         15,471         14,231         12,507         10,646
Franchise fees and royalties             1,539          1,411          1,210          1,172          1,171
   Total revenues                       33,068         29,223         25,772         24,496         21,626
Income from operations                   3,062          2,585          1,986          1,346          1,191
Net income                               1,695          1,415            980            532            431
Capital expenditures                     2,758          3,987          2,484          1,537          1,845

PER SHARE*:
Net income                                0.47           0.41           0.29           0.16           0.13
Book value                                3.45           3.10           2.71           2.44           2.27
Dividends                                 0.02           0.00           0.00           0.00           0.00

FINANCIAL POSITION:
Working capital                          1,639          1,269          1,524          1,721          1,049
Total assets                            22,885         21,162         19,013         18,423         16,902
Property and equipment, net             16,340         15,540         13,825         12,876         13,056
Long-term debt                           5,305          5,715          6,100          6,459          6,799
Shareholders' equity                    12,453         10,792          9,264          8,284          7,642

RATIOS:
Current ratio                             1.39           1.34           1.51           1.54           1.50
Total liabilities to equity               0.84           0.96           1.05           1.22           1.21
Interest coverage                         8.79           7.23           3.83           2.43           2.15

RESTAURANT DATA:
Company-owned                               35             33             31             30             29
Franchise                                   67             59             52             50             49
  Total restaurants                        102             92             83             80             78

OTHER DATA*:
Weighted average shares                  3,610          3,478          3,419          3,390          3,363
outstanding (in thousands)
Number of employees at year-end
  Full-time                                146            150            153            167            140
  Part-time                                608            550            468            404            378
    Total                                  754            700            621            571            518


*As described in Note 3 of the Notes to Consolidated Financial Statements, the terms of the bank letter of credit that guarantees the Company's City of Fairfield, Ohio Adjustable Rate Demand Industrial Development
Revenue Bonds, Series 1990, requires the Company to maintain certain financial ratios and additionally places limitations on dividends and acquisitions of common stock should the ratio of debt to tangible net worth be more than 1.25:1. Net income and weighted average shares outstanding per share have been restated for 232,000 shares issued in fiscal 1994 for an acquisition that was treated as a pooling of interests.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                              RESULTS OF OPERATIONS
                              ---------------------

REVENUES
--------

         Total revenues for the fiscal year ended October 26, 1997 of $33.1 million increased 13% over the prior fiscal year ended October 27, 1996.

         Commissary revenues for the year of $14.1 million increased 14% over last year due to a 15% increase in the sales of chili and related food products to franchised Skyline Chili restaurants and a 10% increase in unit sales of the Company's grocery products. A full year of unit sales of a canned version of Skyline's secret recipe chili, that was introduced in the fourth quarter of fiscal 1996, accounted for most of the increase in grocery unit sales. Unit sales of the Company's frozen grocery products were 2% higher than the prior year.

         Revenues from Company-owned restaurants of $17.4 million increased 13% over the prior year due to same-store sales increases and the additional revenues from two Company-owned restaurants opened in fiscal 1996, two opened in fiscal 1997 and the relocation of two Company-owned restaurants in fiscal 1996 from lower volume strip center locations to free-standing locations with drive-thrus. Same-store sales in Company-owned restaurants increased 4% over fiscal 1996, due primarily to menu price increases implemented in the fourth quarters of fiscal 1996 and fiscal 1997.

         There were 35 Company-owned restaurants at the end fiscal 1997, an increase of two units compared to fiscal 1996. The Company franchised nine new restaurants in Ohio, Kentucky and Indiana during fiscal 1997 and terminated the franchise agreement of a closed unit in Hamilton, Ohio, bringing the total number of franchised units to 67 at the end of fiscal 1997.

         Revenues from franchise fees and royalties for the year of $1.5 million increased 9% over last year due to increased shipments of chili to franchisees, which includes royalties as part of the selling price, and the initial franchise fees from opening nine new franchised locations in fiscal 1997 compared to seven in fiscal 1996.

         Total revenues for fiscal 1996 of $29.2 million increased 13% over the prior fiscal year ended October 29, 1995. Commissary revenues for fiscal 1996 increased 19% over the prior year, principally due to the introduction of a canned version of Skyline's secret recipe chili in the fourth quarter of fiscal 1996 and sales of chili and related food products to newly opened franchised locations. Revenues from Company-owned restaurants in fiscal 1996 increased 9% over the prior year due to a 4% same-store sales increase, new Company-owned units opened in fiscal 1996 and 1995, and the relocation in fiscal 1996 of two strip center units into free-standing locations. Revenues from franchise fees and royalties in fiscal 1996 increased 17% over the prior year due to increased shipments of chili to franchisees, which includes royalties as part of the selling price, and the initial franchise fees from opening seven new franchised units in fiscal 1996 compared to two in fiscal 1995.

COST OF SALES - COMMISSARY
--------------------------

         Cost of sales for fiscal 1997 was 67% of the corresponding commissary revenue figure compared to 70% in fiscal 1996 and 73% in fiscal 1995. The improvement in this rate principally resulted from a decline in beef prices which began in the second half of fiscal 1994.

         The Company's cost of sales rate is heavily influenced by beef prices which can fluctuate significantly.

RESTAURANT OPERATING EXPENSES
-----------------------------

         The cost of food and paper products for fiscal 1997 was 27% of restaurant revenues compared to 28% for fiscal years 1996 and 1995, principally due to lower average cheese prices. Payroll costs were 30% of restaurant revenues for fiscal years 1997, 1996 and 1995. Occupancy and other expenses for the year were 21% of restaurant revenues in fiscal years 1997 and 1996 compared to 22% in fiscal 1995. Management anticipates that because of recent increases in real estate costs, occupancy costs will likely increase as a percent of revenues.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
--------------------------------------------

         Selling, general and administrative expenses in fiscal 1997 increased 20% over last year due to increased spending on training and development, franchise relations, legal and professional fees, and higher levels of management bonuses.

         Selling, general and administrative expenses in fiscal 1996 increased 15% over the prior year principally due to additional advertising expenditures, higher levels of management bonuses and increased legal expenses related to increased real estate activity.

OTHER INCOME (EXPENSE)
----------------------

         Other income (expense) primarily consisted of interest expense which was lower in fiscal 1997 than fiscal 1996 and 1995 because of lower debt levels from scheduled principal payments on the City of Fairfield, Ohio Adjustable Rate Demand Industrial Development Revenue Bonds and a reduction in the interest rate on these bonds which became effective at an interest reset date that occurred late in fiscal 1995.

NEW ACCOUNTING STANDARD
-----------------------

         In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," which is required to be adopted for interim and annual periods ending after December 15, 1997. At the time of adoption, the Company will be required to change the method currently used to compute income per share and to restate all prior periods. Under the new requirements, primary income per share will be replaced with basic income per share, which excludes the dilutive effect of stock options. Under the provisions of the new standard, basic income per share would be $0.50 in 1997, $0.42 in 1996, and $0.29 in 1995.

IMPACT OF YEAR 2000
-------------------

         The Company has completed an assessment and will have to modify portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. With these modifications, the Company believes that the Year 2000 Issue will not pose significant operational problems for its computer systems. The Company does not anticipate the project costs to be material.

SUBSEQUENT EVENT
----------------

         On November 26, 1997, the Company entered into a definitive merger agreement with Skyline Acquisition Corp. ("Acquisition Co."), a new corporation organized by Fleet Venture Resources, Inc. and certain of its affiliates ("Fleet Equity Partners") and certain members of the Company's management. Fleet Equity Partners, headquartered in Providence, Rhode Island, is a $750,000,000 private equity fund with investments in a number of industries including telecommunications services, health care services, industrial manufacturing, media and information, and consumer products and services.

         The merger agreement contemplates a transaction in which Fleet Equity Partners and the Management Group will acquire substantially all of the outstanding common stock of the Company for cash through a reverse merger of Acquisition Co. with and into the Company. Completion of the acquisition remains subject to regulatory and third-party approvals, debt financing and approval by the Company's shareholders. Upon completion of the merger, the Company's existing shareholders, other than Acquisition Co., would receive $6.75 per share in cash. Upon completion of the merger, the Company would no longer be registered as a public company with the Securities and Exchange Commission and would no longer be subject to public reporting requirements.

                         LIQUIDITY AND CAPITAL RESOURCES
                         -------------------------------

         Cash levels increased $1 million over fiscal 1996 year end levels to $2.2 million. Working capital was $1.6 million at the end of fiscal 1997 and $1.2 million at the end of fiscal 1996.

         During fiscal 1997, the Company spent approximately $990,000 on equipment replacements, remodels of existing locations and other ongoing maintenance throughout its Company-owned units. The Company also spent $300,000 for new computer based point-of-sale equipment installed during the year in Company-owned restaurants. The Company spent approximately $595,000 to construct a free-standing unit in Columbus, Ohio which began operations early in the fourth quarter. The Company also spent approximately $769,000 towards development of a free-standing unit in Dayton, Ohio, which is expected to open in the first quarter of fiscal 1998. All of these activities were funded by existing cash and cash provided by operations. During fiscal 1998, the Company intends to spend an additional $143,000 to complete the construction of the free-standing unit in Dayton and an additional $50,000 to complete the installation of point-of-sale equipment in all current Company-owned restaurants. The Company expects to spend approximately $1.5 million in fiscal 1998 to construct four free-standing units, three in Columbus and one in Dayton. The Company believes that cash provided by operations, its $4 million unsecured bank line of credit, and the proceeds from two planned sale/leaseback transactions will be adequate to fund expansion, remodels and new equipment purchases.

         The Company maintains a compensating balance of $400,000 with the bank that has issued a letter of credit guaranteeing payment of the principal and related interest on the City of Fairfield, Ohio Adjustable

Rate Demand Industrial Development Revenue Bonds issued in 1990 to fund in part the construction of the Company's commissary, warehouse and office facility. There are no legal restrictions on the use of those compensating balance funds.

IMPACTS OF INFLATION
--------------------

         The Company believes that its business is affected by inflation to the same extent as the general economy. Generally, the Company has been able to offset the inflationary impact of costs and wages through a combination of improved productivity and price increases. As a result, operating results during fiscal years 1997, 1996 and 1995 have not been significantly affected by inflation.

                       CERTAIN FORWARD LOOKING INFORMATION

         The Company does not, as a matter of course, make public forecasts or projections as to future financial results. However, management of the Company, in connection with the possible sale of the Company, prepared and provided to potential buyers (including Fleet), Equitable and various financing sources certain projections for fiscal years 1997 through 2002. None of these projections were prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Ernst & Young LLP, the Company's independent public accountants, have not performed any procedures with respect to the projections and assume no responsibility for them. None of the Company, the Board nor any of their advisors, agents or representatives assumes any responsibility for the accuracy of any of these projections and each believes that, because projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which will be beyond the control of the Company, there can be no assurance that any of these projections will be realized. Nevertheless, the Company has no reason to doubt the reasonableness of the assumptions underlying these projections.

         The projections presented summarize the Company's projected results of operations for the fiscal years ended October 26, 1997 through October 26, 2002. These projections were developed by management of the Company in connection with seeking and implementing a transaction to enhance shareholder value. These projections assume that the Company will be successful in expanding its concept beyond its current markets. The projections do not reflect the debt to be incurred in connection with the Merger and assume no additional capital resources. See "The Merger - Financing." The projections were based on sales and operating performance assumptions made by the Company's management with respect to (i) the operating results of current and new Company-owned restaurants, (ii) food purchases and royalty payments from franchised restaurants, (iii) sale of grocery products, (iv) performance of the commissary, (v) the corporate cost center, and (vi) beef prices. These projections assume the addition of 13 Company-owned restaurants over the projected period, with sales growth in existing units of 4% in 1997 and 1% annually thereafter. Franchised units were projected to be developed at a substantially higher rate than the Company has experienced in the past, with 54 new units assumed over the projected period, each paying the Company an initial franchise fee and 4% of gross sales thereafter. Sales of grocery products were projected to increase approximately 12% in fiscal 1997 and 5% annually thereafter. Gross profit margins were projected to decrease over the period in anticipation of higher beef prices compared to the lower prices experienced from 1994 to 1997. Certain corporate expenses were projected to decrease based on the change-in-control that would result from the Merger and in anticipation of the elimination of certain expenses related to being a public company. Additional general and administrative costs were assumed to support the higher projected growth rate in franchised units.


                  SELECTED PROJECTED RESULTS OF OPERATIONS DATA
                          (dollar amounts in thousands)

                                                                            Projected Fiscal Year
                                                                            ---------------------
                                             1997            1998            1999             2000           2001           2002
                                             ----            ----            ----             ----           ----           ----
Total Revenues                               $33,157        $35,676          $39,159         $43,141         $47,338       $51,902
Total Costs and Operating
Expenses                                      30,142         31,963           34,408          37,424          40,725        43,845
                                              ------         ------           ------          ------          ------        ------
Operating Income                               3,015          3,713            4,751           5,717           6,613         8,057

Depreciation and Amortization
                                               1,995          1,941            1,601           1,551           1,680         1,256
                                               -----          -----            -----           -----           -----         -----
EBITDA (Earnings Before
Interest, Taxes, Depreciation
and Amortization)                             $5,010         $5,654           $6,352          $7,268          $8,293        $9,313
                                               =====          =====            =====           =====           =====         =====
Net Income                                    $1,647         $2,125           $2,824          $3,488          $4,120        $5,099
                                               =====          =====            =====           =====           =====         =====



                      SELECTED PROJECTED BALANCE SHEET DATA
                          (dollar amounts in thousands)

                                                                                Projected Fiscal Year
                                                                                ---------------------
                                           1997             1998            1999             2000          2001            2002
                                           ----             ----            ----             ----          ----            ----
Net Working Capital                         $1,326         $3,938           $6,854         $10,204       $14,245         $18,767
Long Term Assets, Net                       17,150         16,227           15,670          15,314        14,868          14,885
                                            ------         ------           ------          ------        ------          ------
Net Asset Base                             $18,476        $20,165          $22,524         $25,518       $29,113         $33,652
                                            ======         ======           ======          ======        ======          ======
Long-Term Liabilities                       $6,105         $5,669           $5,204          $4,710        $4,185          $3,625
Shareholders' Equity                        12,371         14,496           17,320          20,808        24,928          30,027
                                            ------         ------           ------          ------        ------          ------
Total Long-Term Liabilities
and Shareholders' Equity                   $18,476        $20,165          $22,524         $25,518       $29,113         $33,652
                                            ======         ======           ======          ======        ======          ======

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information as of February 1, 1998 with respect to (i) all persons known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) all executive officers of the Company; (iii) all directors; and (iv) all directors and officers as a group. Except as otherwise indicated in the table or the footnotes, the individual named has sole voting and dispositive power over the shares, and the individual's business address is 4180 Thunderbird Lane, Fairfield, Ohio 45014.


                                              Shares                        Percentage
Name of Beneficial Owner                Beneficially Owned                of Ownership(1)
------------------------                ------------------                ------------
Lambert N. Lambrinides (2)(5)          1,887,599                              55.55%
Christie N. Lambrinides (3)(5)         1,887,599                              55.55%
William N. Lambrinides (4)(5)          1,887,599                              55.55%
Lawrence R. Burtschy (6)                 269,311                               7.93%
332 East Bay Street
P.O. Box 933
Charleston, SC 29402

William G. Kagler (7)                    405,762                              11.40%
18 Hampton Court
Cincinnati, OH 45208
Kevin R. McDonnell (7)                    95,100                               2.73%
Thomas L. Allen (7)                       32,500                                **
Jeffry W. Shelton (7)                     15,750                                **
Phillip M. Lewis, Jr. (7)(8)               6,000                                **
David A. Kohnen (9)                       53,455                               1.57%
Star Bank Center, Suite 2120
Cincinnati, OH 45202
Joseph E. Madigan (10)                     2,000                                **
5517 Carnoustie Court
Dublin, OH 43017
All Directors and Officers as a        2,361,715                              66.76%
group (10 Persons) (7)

NOTES:

** Less than One Percent (1)%

(1)      Assumes 3,397,773 shares of common stock outstanding as of February 1, 1998, plus, with respect to each individual or group named, the number of shares of common stock subject to options held by them which are or will become exercisable on or before April 1, 1998.

(2) Includes 460,333 shares owned by Mr. Lambert Lambrinides in his name alone, 141,000 shares owned by his spouse in her name alone, 628,033 shares owned by Christie N. Lambrinides, and 658,233 shares owned by William N. Lambrinides. Nothing in this Proxy Statement should be construed as an admission by Mr. L. Lambrinides that he beneficially owns the shares owned by his spouse or his brothers.

(3) Includes 502,333 shares owned by Mr. Christie Lambrinides in his name alone, 120,000 shares owned by his spouse in her name alone, 5,700 shares owned by his spouse's Individual Retirement Account, 601,333 shares owned by Lambert N. Lambrinides and 658,233 shares owned by William N. Lambrinides. Nothing in this Proxy Statement should be construed as an admission by Mr. C. Lambrinides that he beneficially owns the shares owned, directly or indirectly, by his spouse or his brothers.

(4) Includes 507,333 shares owned by Mr. William Lambrinides in his name alone, 150,900 shares owned by his spouse in her name alone, 601,333 shares owned by Lambert N. Lambrinides and 628,033 shares owned by Christie N. Lambrinides. Nothing in this Proxy Statement should be construed as an admission by Mr. W. Lambrinides that he beneficially owns the shares owned by his spouse or his brothers.

(5) The Lambrinides Brothers disclaim any beneficial ownership in each other's shares.

(6) Includes: (a) 51,434 shares owned by Mr. Burtschy in his name alone and 30,000 shares held in joint tenancy with his spouse, with whom he shares voting and dispositive powers; (b) 67,550 shares owned by Mr. Burtschy's spouse in her name alone; (c) 43,027 shares held by L.R. Burtschy & Company, an Ohio corporation, of which Mr. Burtschy is the Chairman; and (d) 77,300 shares owned by the George C. Hillenbrand September 11, 1985 Trust, of which Mr. Burtschy is one of three co-trustees, with shared voting and dispositive powers. Mr. Burtschy disclaims any beneficial ownership in the Trust's shares, other than the shared voting and dispositive powers. Nothing in this Proxy Statement should be construed as an admission by Mr. Burtschy that he beneficially owns the shares owned by his spouse.

(7) Includes shares subject to options which are or will become exercisable on or before April 1, 1998 in the following amounts: Mr. Kagler, 161,017; Mr. McDonnell, 87,500; Mr. Allen, 32,500; Mr. Shelton, 15,
         750; Mr. Lewis, 5,000; and all directors and officers as a group, 140,750.

(8) The 1,000 non-option shares are held jointly with his spouse, with whom he shares voting and dispositive power.

(9) Includes 45,455 shares owned by Mr. Kohnen in his name alone, 2,000 shares owned by his spouse in her name alone, and 6,000 shares owned by his three adult children. Nothing in this Proxy Statement should be construed as an admission by Mr. Kohnen that he beneficially owns the shares owned by his spouse or children.

(10) Consists of 2,000 shares owned indirectly by Mr. Madigan's Keogh Retirement Plan Trust.

        CERTAIN INFORMATION CONCERNING THE COMPANY, THE MANAGEMENT GROUP,
                            ACQUISITION CO. AND FLEET

         The Company's principal executive offices are located at 4180 Thunderbird Lane, Fairfield, Ohio 45014, and its telephone number at that address is (513) 874-1188.

         The Management Group consists of: Kevin R. McDonnell, President, Chief Executive Officer and a Director of the Company; Jeffry W. Shelton, Corporate Vice President - Finance, Chief Financial Officer and Treasurer of the Company; Thomas L. Allen, Corporate Vice President - Marketing of the Company; and Phillip M. Lewis, Jr., Corporate Vice President - Real Estate and Construction of the Company. The Members of the Management Group constitute all of the executive officers of the Company. The business address of each member of the Management Group is 4180 Thunderbird Lane, Fairfield, Ohio 45014.

         The following is a brief summary of the business experience of Messrs. McDonnell, Shelton, Allen and Lewis.

         Mr. McDonnell has served as the Company's President and Chief Executive Officer since October 1994. Mr. McDonnell served as the Company's President, Chief Operating Officer and Chief Financial Officer from November 1992 to October 1994 and served as its Executive Vice President and Chief Financial Officer from December 1991 to November 1992. Mr. McDonnell joined the Company in January 1991 as its Director of Finance and Chief Financial Officer.

         Jeffry W. Shelton was elected the Company's Corporate Vice President - Finance in October 1996, and he has served as Chief Financial Officer and Treasurer since December 1994. He served as Vice President from December 1994 to October 1996. He served as the Company's Vice President/Controller from December 1992 to December 1994. He joined the Company in April 1989 and has served as its Controller since November 1990.

         Thomas L. Allen was elected the Company's Corporate Vice President - Marketing in December 1991. Mr. Allen joined the Company as Director of Marketing in January 1991. Prior to joining the Company, he was employed as an account supervisor with Ads & Associates in Cincinnati, Ohio from May 1989 to January 1991, and prior to that in various capacities in the areas of advertising, sales and marketing for Sive/Young & Rubicam and the Procter & Gamble Distributing Co.

         Phillip M. Lewis, Jr. was elected as the Company's Corporate Vice President - Real Estate and Construction in October 1996. Mr. Lewis joined the Company in October 1995 as Director - Real Estate Administration and Construction. From July 1994 to October 1995, Mr. Lewis was the principal of P.M. Lewis, Inc., a firm providing construction consulting services. Prior thereto he served as Corporate Director Facility Engineering for Hook - SuperX, Inc.

         The following is a brief summary of the business experience of the Directors of the Company other than Mr. McDonnell.

         Lambert N. Lambrinides has served as the Company's Chairman of the Board since October 1994. Mr. Lambrinides served as the Company's Senior Chairman of the Board from November 1992 to October 1994 and as its Chairman of the Board from 1984 to November 1992. Prior to that time, Mr. Lambrinides served as the Company's President. Mr. Lambert N. Lambrinides currently serves as a consultant to the Company.

         Christie N. Lambrinides served as a Vice President of the Company from 1965 to October 1994 and also served as the Company's Secretary (1981 to October
1994). Mr. Christie N. Lambrinides currently serves as a consultant to the Company.

         William N. Lambrinides served as Vice President of the Company from 1965 to October 1994 and also served as the Company's Treasurer (1980 to October
1994) and Assistant Secretary (1985 to October 1994). Mr. William N. Lambrinides currently serves as a consultant to the Company.

         Lawrence R. Burtschy is currently the Chairman of L.R. Burtschy & Company, an investment management firm, and has been so engaged since 1969. Mr. Burtschy is also a director of Hillenbrand Industries, a diversified manufacturing corporation in the healthcare, casket and funeral services, and consumer durables industries.

         David A. Kohnen is currently a financial and business consultant and has been so engaged since September 1994. Prior to that time, Mr. Kohnen was a member of the law firm of Kohnen & Patton, Cincinnati, Ohio. In April 1995, in connection with a dispute over certain legal billing practices he had engaged in, Mr. Kohnen plead guilty in the United States District Court for the Southern District of Ohio to one count of federal mail fraud. Judgment was entered against Mr. Kohnen on August 29, 1995. Mr. Kohnen was sentenced to the payment of a special assessment and a fine; the payment of restitution to two former clients; home confinement; one year of probation; and completion of community service.

         Joseph E. Madigan is currently the Chairman of the Board of Directors, the Executive Committee and the Audit Committee of Cardinal Realty Services, Inc. Mr. Madigan is also a corporate financial consultant and has been so engaged since 1988. Prior to that time, Mr. Madigan served as the Executive Vice President and Chief Financial Officer of Wendy's International, Inc. from 1980 to 1987, and as a director of Wendy's International, Inc. from 1981 to 1987. Wendy's International, Inc. is primarily engaged in the business of operating, developing, and franchising a system of distinctive quick-service restaurants. Mr. Madigan is also a director of the Cooker Restaurant Corp.

         All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion. No family relationships exist between any of the officers or directors of the Company, except that Lambert N. Lambrinides, William N. Lambrinides and Christie N. Lambrinides are brothers. All executive officers and directors of the Company are United States citizens.

         Acquisition Co. was recently formed by Fleet and the Management Group for the sole purpose of effecting the Merger and has not conducted any prior business. The principal executive offices of

Acquisition Co. are located in Providence, Rhode Island, with a mailing address c/o Fleet Venture Resources, Inc., at 50 Kennedy Plaza, Suite 1200, Providence, Rhode Island, 02903, and its telephone number at that address is (401) 278-6770.

         The following is a brief summary of the business experience of the Directors and officers of Acquisition Co.

         Bernard V. Buonnano, III is currently the President, Treasurer and sole director of Acquisition Co. Mr. Buonnano joined Fleet in 1993. Mr. Buonnano's previous work experience was in the Mergers and Acquisitions Department of Prudential-Bache Capital Funding.

         Following the Effective Time, the Company's Chief Executive Officer, two unaffiliated persons designated by the Chief Executive Officer and reasonably acceptable to Fleet, and two persons designated by Fleet will constitute the Company's Board of Directors. See "Special Factors - Conflicts of Interest - Stockholders' Agreement."

         Following the Effective Time, the voting common stock of the Company will be owned by the Management Group (60%) and four Fleet entities (40%); the Fleet entities will also own 100% of the non-voting common stock of the Company. The holdings of the voting common stock in the Company by the Fleet entities will be as follows: Fleet Venture Resources, Inc. ("Fleet Venture"), 22.0%; Fleet Equity Partners VI, L.P. ("Fleet Equity"), 9.4%; Chisholm Partners III, L.P. ("Chisholm"), 8.0%; and Kennedy Plaza Partners ("Kennedy Partners"), 0.6%. Fleet Venture, a Rhode Island corporation, is a wholly-owned second tier subsidiary of Fleet Financial Group, Inc. Fleet Equity is a Delaware limited partnership, the general partners of which are a wholly-owned third tier subsidiary of Fleet Financial Group, Inc. and a Delaware corporation wholly-owned by Robert M. VanDegna, Habib Y. Gorgi, Riordan B. Smith, Michael A. Gorman and Thadeus J. Mocarski, all of whom are employees of Fleet Venture or one of its affiliates. Chisholm is a Delaware limited partnership, the general partner of which is a limited partnership whose general partner is a Delaware corporation wholly-owned by Robert M. VanDegna, Habib Y. Gorgi, Riordon B. Smith, Michael A. Gorman and Thadeus J. Mocarski, all of whom are employees of Fleet Venture or one of its affiliates. Kennedy Partners is a Rhode Island general partnership, all of the partners of which are employees of Fleet Venture or one of its affiliates. Fleet Financial Group, Inc. is a diversified financial services concern with assets in excess of $80 billion located at One Federal Street, Boston, Massachusetts 02211. Fleet Venture, along with various other related entities which include Fleet Equity, Chisholm and Kennedy Partners, form the private equity group known as Fleet Equity Partners. Fleet Equity Partners has made investments in over 50 enterprises since its inception in 1982. It specializes in private equity investments in the following industries; telecommunication services, healthcare services, business services, industrial manufacturing, media and information, and consumer products and services. The principal executive offices of Fleet Venture, Fleet Equity, Chisholm and Kennedy Partners are located at 50 Kennedy Plaza, Suite 1200, Providence, Rhode Island 02903, and their telephone number is (401) 278-6770.

         The following is a brief summary of the business experience of the directors and officers of Fleet Venture and of the corporate general partners of Fleet Equity and Chisholm, each of whom has a business address c/o Fleet Venture Resources, Inc., 50 Kennedy Plaza, Suite 1200, Providence, Rhode Island 02903.

         Robert M. VanDegna has been a director, Chairman and Chief Executive Officer of the Fleet corporate entities since 1995. From 1982 to 1995 he was President.

         Habib Y. Gorgi has been a director and President of the Fleet corporate entities since 1995. From 1986 to 1995 he was Executive Vice President.

         H. Jay Sarles has been a director of the Fleet corporate entities since 1993. Mr. Sarles is also Vice Chairman of Fleet Financial Group, Inc. since
1993 and Chairman of Fleet Bank, National Association, since 1996. From 1991 to 1996, Mr. Sarles was also President and Chief Executive Officer of Fleet Banking Group, Inc. From 1986 to 1991 he was Executive Vice President of Fleet Financial Group, Inc.

         Brian T. Moynihan has been a director of the Fleet corporate entities since 1993. Mr. Moynihan is also Managing Director, Corporate Strategy and Development of Fleet Financial Group Inc. since 1994. From 1993 to 1994 he was Deputy General Counsel. Prior to joining Fleet Financial Group, Inc. in 1993, Mr. Moynihan was a partner in the law firm of Edwards & Angell.

         Douglas L. Jacobs has been a director of the Fleet corporate entities since 1992. Mr. Jacobs is also Treasurer since 1995 and Director of Capital Markets since 1994 of Fleet Financial Group, Inc. From 1988 to 1994 he was Executive Vice President of Fleet Mortgage Group, a subsidiary of Fleet Financial Group.

         Michael A. Gorman has been Senior Vice President of the Fleet corporate entities since 1996. From 1992 to 1996 he was Vice President.

         Thadeus J. Mocarski has been Senior Vice President of the Fleet corporate entities since 1996. From 1994 to 1996, he was Vice President. From 1989 to 1994, Mr. Mocarski was an associate in the law firm of Edwards & Angell.

         Riordan B. Smith as been Senior Vice President of the Fleet corporate entities since 1995. From 1992 to 1995, he was Vice President.

         Cynthia L. Balasco has been Vice President, Chief Financial Officer and Controller of the Fleet corporate entities since 1993. From 1990 to 1993 she was Assistant Vice President.

                               PROXY SOLICITATION

         All expenses incurred in connection with the solicitation of proxies for the Special Meeting, including the cost of preparing, assembling and mailing the Notice, Proxy, Proxy Statement and return envelopes, and of handling and tabulating the proxies received, and the charges of brokers and nominees to forward such documents to beneficial owners, will be paid by the Company. In addition to the mailing of the proxy material, solicitation of proxies may be made by mail, telephone, telefax or in person by directors, officers or employees of the Company, who will receive no additional compensation for their services. In addition, the Merger Agreement obligates the Company to retain a proxy solicitor with respect to the Special Meeting, and pursuant to such obligation, the Company has retained D.F. King & Co., Inc. to solicit proxies for a fee of $4,500 plus expenses.

                              SHAREHOLDER PROPOSALS

         In the event that the Merger is not consummated for any reason, it is expected that 1998 Annual Meeting of Shareholders of the Company will be held in August 1998. Accordingly, in order for proposals of shareholders to be considered for inclusion in the Company's Proxy Statement and Proxy Form for the 1998 Annual Meeting of Shareholders, such proposals must be received by the Secretary of the Company by May 1, 1998.

                                     EXPERTS

         The consolidated financial statements of Skyline Chili, Inc. at October 26, 1997 and October 27, 1996, and for each of the three years in the period ended October 26, 1997, appearing in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. A representative of Ernst & Young LLP will be at the Special Meeting to answer questions from shareholders and will have the opportunity to make a statement if so desired.

                                  OTHER MATTERS

         Management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment.

                           INCORPORATION BY REFERENCE

         The following documents filed with the Securities and Exchange Commission by the Company (File No. 001-12315) pursuant to the Exchange Act are incorporated herein by this reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended October 26, 1997; and

         2.       The Company's Current Report on Form 8-K dated December 2,
1997.

         All documents filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO THE COMPANY AT 4180 THUNDERBIRD LANE, FAIRFIELD, OHIO 45014 ATTN: PRESIDENT (TELEPHONE NO. (513) 874-1188. SUCH DOCUMENTS WILL BE PROVIDED TO SUCH PERSON BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY MARCH 10, 1998.

                          INDEX TO FINANCIAL STATEMENTS




Consolidated Financial Statements



Report of Independent Auditors                                              FS-2



Consolidated Balance Sheets as of October 26, 1997 and October              FS-3
27, 1996



Consolidated Statements of Income for the Years Ended October               FS-5
26, 1997, October 27, 1996 and October 29, 1995



Consolidated Statements of Shareholders' Equity for the Years               FS-6
Ended October 26, 1997, October 27, 1996 and October 29, 1995



Consolidated Statements of Cash Flows for the Years Ended                   FS-7
October 26, 1997, October 27, 1996 and October 29, 1995


Notes to Consolidated Financial Statements                                  FS-8

[ERNST & YOUNG LLP LETTERHEAD]


                         Report of Independent Auditors


The Board of Directors and Shareholders
Skyline Chili, Inc.

We have audited the accompanying consolidated balance sheets of Skyline Chili, Inc. (the Company) as of October 26, 1997, and October 27, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 26, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at October 26, 1997 and October 27, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 26, 1997, in conformity with generally accepted accounting principles.


                                    /s/ Ernst & Young LLP


December 10, 1997
Cincinnati, Ohio

                               Skyline Chili, Inc.

                           Consolidated Balance Sheets


                                                  OCTOBER 26,        OCTOBER 27,
                                                      1997              1996
                                                  ------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                      $ 2,152,000        $ 1,140,000
   Accounts receivable                              1,873,000          1,692,000
   Inventories                                      1,411,000          1,804,000
   Prepaid expenses                                   145,000            129,000
   Deferred income taxes                              212,000            253,000
                                                  ------------------------------
Total current assets                                5,793,000          5,018,000


Property and equipment, at cost:
   Land                                             1,438,000          1,046,000
   Buildings and improvements                      14,920,000         13,859,000
   Equipment and fixtures                           9,653,000          8,702,000
                                                  ------------------------------
                                                   26,011,000         23,607,000

Less accumulated depreciation                       9,671,000          8,067,000
                                                  ------------------------------
Net property and equipment                         16,340,000         15,540,000


Intangible assets -- net                              571,000            455,000
Other assets                                          181,000            149,000

                                                  ==============================
Total assets                                      $22,885,000        $21,162,000
                                                  ==============================

                                                       OCTOBER 26,    OCTOBER 27,
                                                          1997            1996
                                                       --------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                    $ 1,476,000    $ 1,787,000
   Accrued salaries and wages                            1,644,000      1,020,000
   Accrued interest                                         50,000         53,000
   Income taxes payable                                    209,000        146,000
   Other accrued liabilities                               365,000        358,000
   Long-term debt due within one year                      410,000        385,000
                                                       --------------------------
Total current liabilities                                4,154,000      3,749,000

Other liabilities                                          293,000        217,000
Deferred income taxes                                      680,000        689,000
Long-term debt                                           5,305,000      5,715,000

Shareholders' equity:
   Common stock, no par value:
     1997 -- 5,400,000 shares authorized; 3,397,773
      shares issued and outstanding
     1996 -- 5,400,000 shares authorized; 3,389,023
      shares issued and outstanding                      5,414,000      5,380,000
   Additional paid-in capital                               19,000         19,000
   Retained earnings                                     7,020,000      5,393,000
                                                       --------------------------
Total shareholders' equity                              12,453,000     10,792,000
                                                       --------------------------
Total liabilities and shareholders' equity             $22,885,000    $21,162,000
                                                       ==========================

See accompanying notes.

                               Skyline Chili, Inc.

                        Consolidated Statements of Income


                                                         YEARS ENDED
                                        ----------------------------------------------
                                          OCTOBER          OCTOBER          OCTOBER
                                          26, 1997         27, 1996         29, 1995
                                        ----------------------------------------------
REVENUES
Sales:
   Commissary                           $ 14,096,000     $ 12,341,000     $ 10,331,000
   Restaurants                            17,433,000       15,471,000       14,231,000
Franchise fees and royalties               1,539,000        1,411,000        1,210,000
                                        ----------------------------------------------
                                          33,068,000       29,223,000       25,772,000

OPERATING COSTS AND EXPENSES
Cost of sales -- commissary                9,467,000        8,634,000        7,497,000
Restaurant operating costs:
   Cost of food and paper                  4,736,000        4,355,000        3,945,000
   Payroll cost                            5,249,000        4,693,000        4,266,000
   Occupancy and other expenses            3,693,000        3,229,000        3,078,000
Selling, general, and administrative       6,861,000        5,727,000        5,000,000
                                        ----------------------------------------------
                                          30,006,000       26,638,000       23,786,000
                                        ----------------------------------------------
INCOME FROM OPERATIONS                     3,062,000        2,585,000        1,986,000

OTHER INCOME (EXPENSE):
   Interest income                            85,000           76,000           92,000
   Interest expense                         (357,000)        (367,000)        (541,000)
   Other expense                              (8,000)          (6,000)          (7,000)
                                        ----------------------------------------------
                                            (280,000)        (297,000)        (456,000)
                                        ----------------------------------------------

INCOME BEFORE INCOME TAXES                 2,782,000        2,288,000        1,530,000
Provision for income taxes                 1,087,000          873,000          550,000
                                        ----------------------------------------------
NET INCOME                              $  1,695,000     $  1,415,000     $    980,000
                                        ==============================================

NET INCOME PER SHARE                    $       0.47     $       0.41     $       0.29
                                        ==============================================
Weighted-average common and common
   equivalent shares outstanding           3,610,000        3,478,000        3,419,000
                                        ==============================================

See accompanying notes.

                               Skyline Chili, Inc.

                 Consolidated Statements of Shareholders' Equity

      Years ended October 26, 1997, October 27, 1996, and October 29, 1995


                                             COMMON STOCK
                                    ----------------------------     ADDITIONAL                         TOTAL
                                       NUMBER OF                      PAID-IN         RETAINED      SHAREHOLDERS'
                                        SHARES          AMOUNT        CAPITAL         EARNINGS          EQUITY
                                    -----------------------------------------------------------------------------
Balance, October 30, 1994              3,345,000    $  5,267,000    $     19,000    $  2,998,000     $  8,284,000
   Net income                                 --              --              --         980,000          980,000
                                    -----------------------------------------------------------------------------
Balance, October 29, 1995              3,345,000       5,267,000          19,000       3,978,000        9,264,000
   Options exercised                      44,000         113,000              --              --          113,000
   Net income                                 --              --              --       1,415,000        1,415,000
                                    -----------------------------------------------------------------------------
Balance, October 27, 1996              3,389,000       5,380,000          19,000       5,393,000       10,792,000
   Options exercised                       9,000          34,000              --              --           34,000
   Dividends paid ($.02 per share)            --              --              --         (68,000)         (68,000)
   Net income                                 --              --              --       1,695,000        1,695,000
                                    -----------------------------------------------------------------------------
Balance, October 26, 1997              3,398,000    $  5,414,000    $     19,000    $  7,020,000     $ 12,453,000
                                    =============================================================================

See accompanying notes.

                               Skyline Chili, Inc.

                      Consolidated Statements of Cash Flows


                                                                  YEARS ENDED
                                                  -------------------------------------------
                                                    OCTOBER         OCTOBER         OCTOBER
                                                   26, 1997         27, 1996        29, 1995
                                                  -------------------------------------------
OPERATING ACTIVITIES
Net income                                        $ 1,695,000     $ 1,415,000     $   980,000
Adjustments to reconcile net income to net
   cash provided by operating
   activities:
     Depreciation and amortization                  2,019,000       1,705,000       1,553,000
     Deferred income taxes                             33,000         173,000          74,000
     Decrease (increase) in:
      Accounts receivable                            (181,000)       (618,000)       (348,000)
      Inventories                                     393,000        (580,000)       (181,000)
      Prepaid expenses                                (16,000)         (8,000)         92,000
     Increase (decrease) in:
      Accounts payable                               (311,000)        282,000          99,000
      Income taxes payable                             63,000          45,000         101,000
      Accrued liabilities                             628,000         422,000        (333,000)
     Other -- net                                      44,000          24,000         (27,000)
                                                  -------------------------------------------
Net cash provided by operating activities           4,367,000       2,860,000       2,010,000

INVESTING ACTIVITIES
Capital expenditures                               (2,758,000)     (3,987,000)     (2,484,000)
Proceeds from sale of property and equipment            1,000         609,000          54,000
Additions to intangible assets                       (179,000)         (5,000)        (39,000)
                                                  -------------------------------------------
Net cash used by investing activities              (2,936,000)     (3,383,000)     (2,469,000)

FINANCING ACTIVITIES
Cash dividends paid                                   (68,000)             --              --
Proceeds from exercise of stock options                34,000         113,000              --
Repayments of debt                                   (385,000)       (360,000)       (340,000)
                                                  -------------------------------------------
Net cash used by financing activities                (419,000)       (247,000)       (340,000)
                                                  -------------------------------------------

Net increase (decrease) in cash and
   cash equivalents                                 1,012,000        (770,000)       (799,000)
Cash and cash equivalents at beginning of year      1,140,000       1,910,000       2,709,000
                                                  -------------------------------------------
Cash and cash equivalents at end of year          $ 2,152,000     $ 1,140,000     $ 1,910,000
                                                  ===========================================

See accompanying notes.

                               Skyline Chili, Inc.

                   Notes to Consolidated Financial Statements

      Years ended October 26, 1997, October 27, 1996, and October 29, 1995


1. SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Skyline Chili, Inc. (the Company) operates in only one industry segment. All significant revenues and pre-tax earnings relate to sales of food to the general public through Company-operated and franchised restaurants and through grocery stores. Credit is extended to franchisees and grocery stores based upon management's assessment of credit risk. Credit losses have historically been minimal. The Company operates company owned and franchised units in Ohio, Indiana, Florida, and Kentucky.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of finished goods.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over the economic useful lives of the related assets on the straight-line method.

INTANGIBLE ASSETS

Intangible assets consist primarily of trademarks and recipes obtained through acquisition of businesses which are amortized on the straight-line method over periods up to fifteen years, and debt issuance costs which are amortized over the life of the debt using the interest method. Accumulated amortization was $384,000 and $320,000 as of October 26, 1997 and October 27, 1996, respectively.

                               Skyline Chili, Inc.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FRANCHISE FEES AND ROYALTIES

Area franchise fees in excess of direct costs incurred and individual restaurant franchise fees are deferred and recognized in income when the restaurant is opened. Royalties are recorded in income on the accrual basis. Expenses associated with franchise fees and royalties are charged to expense as incurred. Franchise fees and royalties included in income are as follows:

                            OCTOBER 26,      OCTOBER 27,      OCTOBER 29,
                               1997             1996             1995
                            --------------------------------------------
       Franchise fees       $  119,000       $  108,000       $   30,000
       Royalties             1,420,000        1,303,000        1,180,000
                            --------------------------------------------
                            $1,539,000       $1,411,000       $1,210,000
                            ============================================

During 1997, 9 franchised units were added and 1 franchised unit was closed bringing the total number of franchised units to 67. During 1996, 7 franchised units were added bringing the total number of franchised units to 59.

PRE-OPENING EXPENSES

Expenditures related to the opening of new restaurants, other than those for capital assets, are expensed as incurred.

EARNINGS PER SHARE

Net income per common share is based on the weighted-average number of common shares and common share equivalents outstanding.

REPORTING PERIOD

The Company's fiscal year ends on the last Sunday of October. The consolidated financial statements for 1997, 1996, and 1995 each include 52 weeks.

                               Skyline Chili, Inc.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH FLOWS

For purposes of the statement of cash flows, the Company considers all highly liquid investment instruments purchased with a maturity of three months or less to be cash equivalents.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 presentation.

NEW ACCOUNTING STANDARDS

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," which is required to be adopted for interim and annual periods ending after December 15, 1997. At the time of adoption, the Company will be required to change the method currently used to compute income per share and to restate all prior periods. Under the new requirements primary income per share will be replaced with basic income per share. Basic income per share excludes the dilutive effect of stock options. Under the provisions of the new standard, basic income per share would be $.50 in 1997, $.42 in 1996, and $.29 in 1995.

                               Skyline Chili, Inc.

2. INCOME TAXES

The components of the income tax provision are as follows:

                                    OCTOBER 26,  OCTOBER 27,  OCTOBER 29,
                                        1997        1996         1995
                                    -------------------------------------
Current:
  Federal                           $  845,000    $555,000    $398,000
  State and city                       209,000     145,000      78,000
Deferred                                33,000     173,000      74,000
                                    -------------------------------------
                                    $1,087,000    $873,000    $550,000
                                    =====================================

The reasons for the difference between the amounts determined using the statutory corporate federal income tax rate and the effective income tax rate are as follows:

                                    OCTOBER 26,  OCTOBER 27,  OCTOBER 29,
                                        1997        1996         1995
                                    -------------------------------------
Income taxes computed at
  statutory federal income          $  946,000    $778,000    $520,000
  tax rates
State and local income taxes,
  net of federal income tax            138,000      96,000      52,000
  effect
Other -- net                             3,000      (1,000)    (22,000)
                                    -------------------------------------
Actual tax expense                  $1,087,000    $873,000    $550,000
                                    =====================================

The deferred tax assets and liabilities consist of the following components:

                                        OCTOBER 26,  OCTOBER 27,
                                           1997         1996
                                       -------------------------
Deferred tax assets:
  Employee compensation and benefits     $ 74,000    $119,000
  Inventories                              26,000      32,000
  Expenses not currently deductible       112,000     102,000
                                       -------------------------
                                          212,000     253,000
Deferred tax liabilities:
  Accelerated tax depreciation            680,000     689,000
                                       -------------------------
Net deferred tax liability               $468,000    $435,000
                                       =========================

                               Skyline Chili, Inc.

3. LONG-TERM DEBT AND NOTES PAYABLE

Long-term debt at October 26, 1997 represents $5,715,000 City of Fairfield, Ohio Adjustable Rate Demand Industrial Development Revenue Bonds, Series 1990, due 2008. The bonds were issued for the purpose of constructing and equipping a new commissary, warehouse and office facility and are payable annually through September 1, 2008. The carrying amount of the bonds approximates fair value. Interest is payable semi-annually at a 5 percent annual rate through August 31, 2000. On September 1, 2000, and on each succeeding interest rate determination date, the interest rate will be adjusted for an interest rate period, determined at the Company's election, equal to six months, one year, five years, or ten years. In no case will the interest rate exceed 12 percent. Redemption of the bonds is dependent on the interest rate period elected by the Company.

The bonds and certain amounts of accrued interest thereon are guaranteed by a $6,200,000 bank letter-of-credit through September 16, 1998. The bank letter-of-credit is secured by the commissary, warehouse, office facility, and certain equipment. The Company is required under the agreement to maintain certain financial ratios, and the agreement places limitations on dividends and acquisition of common stock should the ratio of debt to tangible net worth be more than 1.25 to 1. At October 26, 1997 the ratio was .80 to 1.

The Company pays the bank a maintenance fee on the undrawn amount available to be drawn under the letter-of-credit equal to 5/8 percent annually. The bank agreement also provides that the Company maintain a $400,000 compensating balance in the Company's general disbursement account.

The Company has a $4 million unsecured line-of-credit with a bank that extends through July 1, 1998. Borrowings under the line-of-credit bear interest at prime less 1/8 percent. There were no borrowings under the line-of-credit at October 26, 1997 or October 27, 1996.

Annual maturities of long-term debt are $410,000, $435,000, $465,000, $495,000, and $525,000 in 1998 through 2002.

                               Skyline Chili, Inc.

4. COMMITMENTS

The Company conducts most of its restaurant operations from leased facilities and leases certain equipment under operating lease agreements. The leases generally require the Company to pay taxes and insurance. Certain of the leases require the payment of additional rents if annual sales exceed certain minimums. Most leases contain renewal options ranging from 3 to 15 years, at lease rates which are not materially higher than existing lease rates.

The following is a schedule of future minimum rental payments relating to these operating leases as of October 26, 1997:

                      YEAR                        AMOUNT
                --------------------------------------------
                      1998                      $1,012,000
                      1999                         874,000
                      2000                         766,000
                      2001                         616,000
                      2002                         503,000
                      Thereafter                 1,433,000
                                                ------------
                Total minimum lease payments    $5,204,000
                                                ============

Rent expense under operating leases including contingent rentals, which were not significant, amounted to $1,224,000 in 1997, $1,161,000 in 1996, and $1,101,000
in 1995.

5. DEFINED CONTRIBUTION PLAN

The Company has two defined contribution pension plans, one with a 401(k) feature, covering all employees who meet eligibility requirements. The Company matches employees' tax-deferred contributions up to 3 percent of the employees' compensation. Remaining contributions under the plan are discretionary. Total expense under the plans amounted to $170,000 in 1997, $140,000 in 1996, and $120,000 in 1995.

                               Skyline Chili, Inc.

6. COMMON STOCK

The 1986 Stock Option Plan (1986 Plan) reserved 112,000 shares of common stock for award to officers and key employees as stock options. The option price was determined by a Stock Option Committee (the Committee), but could not be less than 85 percent of the fair market value of the stock at the date of grant, and the options were exercisable over a period determined by the Committee, but no longer than ten years after the date they were granted. On September 19, 1996, the Company's 1986 Plan terminated due to the expiration of its 10-year term. All options granted under the 1986 Plan that were outstanding on that date may continue to be exercised according to their terms. No further options can be granted under the 1986 Plan.

The 1990 Stock Option and Stock Incentive Plan reserved 475,000 shares of common stock for award to officers and key employees of the Company as incentive or nonqualified stock options, stock appreciation rights (SARs), restricted stock, performance units, or other stock unit awards. For stock options, the option price is determined by a committee of the Board of Directors, but may not be less than 85 percent and 100 percent of the fair-market value of the stock at the date of grant for nonqualified stock options and incentive stock options, respectively. Options are exercisable over a period determined by a committee, but no longer than ten years after the date they are granted. SARs may be granted in connection with stock options or separately. SARs issued in connection with options entitle the optionee to receive the appreciation in value of the shares (the difference between market price of a share at the time of exercise of the SAR and option price) in cash, shares or a combination thereof. Any exercise of a SAR or option automatically cancel the related option or SAR.

                               Skyline Chili, Inc.

6. COMMON STOCK (CONTINUED)

A summary of stock option activity related to the plans is as follows:

                                       NUMBER      OPTION       WEIGHTED-
                                         OF         PRICE        AVERAGE
                                       SHARES     PER SHARE    OPTION PRICE
                                       -----------------------------------------
Outstanding at October 30, 1994
  (313,000 shares exercisable)        392,000    $2.19-$5.19      $3.38
   Granted                            131,000       $3.13         $3.13
   Canceled/Expired                   (30,000)   $2.25-$4.06      $2.85
                                      -------
Outstanding at October 29, 1995
  (320,000 shares exercisable)        493,000    $2.19-$5.19      $3.35
   Granted                             40,000    $4.13-$4.31      $4.26
   Canceled/Expired                   (44,000)   $2.44-$4.50      $2.58
                                      -------
Outstanding at October 27, 1996
  (336,000 shares exercisable)        489,000    $2.19-$5.19      $3.49
   Canceled/Expired                    (5,000)      $3.13         $3.13
   Exercised                          (12,000)  $3.125-$5.19      $3.64
                                      =======
Outstanding at October 26, 1997
   (382,000 shares exercisable)       472,000                     $3.49
                                      =======

At October 26, 1997, 59,000 shares of common stock are reserved for future grant under the plans.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the participants' options because the alternative fair-value accounting provided for under FASB Statement No. 123, "Accounting for Stock Based Compensation," requires use of option-valuation models that were not developed for use in valuing such options. However, the effect of applying Statement No. 123's fair-value method results in net earnings that are not materially different from amounts reported.

                               Skyline Chili, Inc.

7. ADVERTISING TRUST

Company stores and franchisees in the Cincinnati area pay an advertising fee to a trust established for the benefit of Cincinnati area stores.

The trust has a line-of-credit with a bank under which it may borrow up to $200,000 that is guaranteed by the Company. There were no borrowings under the line-of-credit at October 26, 1997.

During the fiscal years ending 1997, 1996, and 1995 advertising cost charged directly to expense were $986,000, $718,000, and $656,000, respectively.

8. CASH FLOWS

Supplemental disclosure with respect to cash flow information is as follows:

                                    OCTOBER 26,  OCTOBER 27,  OCTOBER 29,
                                        1997        1996         1995
                                    -------------------------------------
Cash paid during the year for:
  Interest                          $  360,000    $380,000     $593,000
  Income taxes                       1,024,000     762,000      328,000

                               Skyline Chili, Inc.

9. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           INCOME                   NET
                                            FROM        NET      INCOME PER
                              REVENUES   OPERATIONS    INCOME      SHARE
                             ------------------------------------------------
                                 (In Thousands, Except Per Share Data)
YEAR ENDED OCTOBER 26, 1997
First quarter                  $9,737     $   636       $329        $.09
Second quarter                  6,872         455        241         .07
Third quarter                   7,547         640        350         .10
Fourth quarter                  8,912       1,331        775         .21


                                           INCOME                   NET
                                            FROM        NET      INCOME PER
                              REVENUES   OPERATIONS    INCOME      SHARE
                             ------------------------------------------------
                                 (In Thousands, Except Per Share Data)
YEAR ENDED OCTOBER 27, 1996
First quarter                  $8,210     $   510       $262        $.08
Second quarter                  6,422         364        182         .05
Third quarter                   6,677         490        262         .08
Fourth quarter                  7,914       1,221        709         .20

The first quarter of each fiscal year includes 16 weeks. All other quarters include 12 weeks.

10. SUBSEQUENT EVENT

On November 26, 1997, the Company entered into a definitive merger agreement which contemplates a transaction in which the shareholders of an acquisition company will acquire substantially all of the outstanding common stock of the Company for cash through a reverse merger of the acquisition company with and into the Company. Completion of the acquisition remains subject to the negotiation and execution of certain related documentation, satisfactory completion of due diligence, regulatory and third-party approvals, debt financing and approval by the Company's shareholders. Upon completion of the merger, the Company will no longer be registered as a public company with the Securities and Exchange Commission.

                               Skyline Chili, Inc.

10. SUBSEQUENT EVENT (CONTINUED)

Upon approval of the merger, the Company's existing shareholders would receive $6.75 per share in cash for a total value of $22,935,000. The transaction is expected to be funded by existing cash and cash equivalents, debt financing, investment by senior management, and investment by Fleet Equity Partners. Fleet Equity Partners, headquartered in Providence, Rhode Island, is a $750,000,000 private equity fund with investments in a number of industries including telecommunications services, health care services, industrial manufacturing, media and information, and consumer products and services.

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

            AMONG SKYLINE ACQUISITION CORP., SKYLINE CHILI, INC. AND

                   CERTAIN STOCKHOLDERS OF SKYLINE CHILI, INC.

                                NOVEMBER 26, 1997

                                TABLE OF CONTENTS

1.       DEFINITIONS.........................................................A-5

2.       BASIC TRANSACTION..................................................A-13

         (a) The Merger.....................................................A-13
         (b) The Closing....................................................A-13
         (c) Actions at the Closing.........................................A-13
         (d) Effect of Merger...............................................A-13
         (e) Procedure for Payment of Merger Consideration..................A-15
         (f) Closing of Transfer Records....................................A-16
         (g) Procedure for Payment of Option Merger Consideration...........A-17
         (h) Dissenters' Rights.............................................A-17

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................A-18

         (a) Organization, Qualification, and Corporate Power...............A-18
         (b) Capitalization; Subsidiaries...................................A-18
         (c) Authorization of Transaction...................................A-20
         (d) Noncontravention; Consents.....................................A-20
         (e) Filings with the SEC...........................................A-20
         (f) Financial Statements...........................................A-21
         (g) Events Subsequent to Reference Date............................A-21
         (h) Undisclosed Liabilities........................................A-23
         (i) Brokers' Fees..................................................A-23
         (j) Disclosure.....................................................A-24
         (k) Compliance with Law............................................A-24
         (l) Necessary Licenses and Permits.................................A-24
         (m) Material Contracts and Obligations.............................A-25
         (n) Obligations with Material Adverse Effect.......................A-27
         (o) Employees......................................................A-28
         (p) Tax Matters....................................................A-28
         (q) Real Property Owned and Leased.................................A-29
         (r) Personal Property Owned and Leased.............................A-30
         (s) Proprietary Rights.............................................A-31
         (t) Environmental..................................................A-32
         (u) Litigation.....................................................A-33
         (v) Labor Matters..................................................A-33
         (w) Employee Benefits and Arrangements.............................A-33
         (x) Arms Length Transactions; Conflicts of Interest................A-35
         (y) Governmental Regulations.......................................A-35
         (x) Small Business Concern.........................................A-35

         (aa) D&O Insurance.................................................A-35
         (bb) Insurance.....................................................A-35
         (cc) Restaurants...................................................A-36
         (dd) All Material Information......................................A-36

3A.      REPRESENTATIONS AND WARRANTIES OF THE CONSENTING
         STOCKHOLDERS.......................................................A-36

         (a) Authority......................................................A-36
         (b) Noncontravention...............................................A-37
         (c) Title..........................................................A-37
         (d) Consents.......................................................A-37

4.       REPRESENTATIONS AND WARRANTIES OF THE BUYER........................A-37

         (a) Organization...................................................A-37
         (b) Authorization of Transaction...................................A-37
         (c) Noncontravention...............................................A-37
         (d) Brokers' Fees..................................................A-38
         (e) Disclosure.....................................................A-38
         (f) Capitalization.................................................A-38
         (g) Financing......................................................A-39
         (h) No Prior Activities............................................A-39
         (i) Litigation.....................................................A-39

5.       COVENANTS..........................................................A-40

         (a) General........................................................A-40
         (b) Notices and Consents...........................................A-40
         (c) Regulatory Matters and Approvals...............................A-40
         (d) Fairness Opinion and Comfort Letter............................A-41
         (e) Financing......................................................A-41
         (f) Operation of Business..........................................A-41
         (g) Full Access....................................................A-42
         (h) Notice of Developments; Supplements to Disclosure Schedule.....A-42
         (i) Exclusivity....................................................A-43
         (j) Break-up Fee...................................................A-43
         (k) D&O Insurance; Indemnification.................................A-44
         (l) Employee Benefits .............................................A-45
         (m) Voting Agreement of Consenting Stockholders....................A-46
         (n) Compliance with Law............................................A-46

6.       CONDITIONS TO OBLIGATION TO CLOSE..................................A-46

         (a) Conditions to Obligation of the Buyer..........................A-46
         (b) Conditions to Obligation of the Company........................A-48

7.       TERMINATION........................................................A-49

         (a) Termination of Agreement.......................................A-49
         (b) Effect of Termination..........................................A-50

8.       MISCELLANEOUS......................................................A-50

         (a) Survival.......................................................A-50
         (b) Press Releases and Public Announcements........................A-51
         (c) No Third-Party Beneficiaries...................................A-51
         (d) Entire Agreement...............................................A-51
         (e) Succession and Assignment......................................A-51
         (f) Counterparts...................................................A-51
         (g) Headings.......................................................A-51
         (h) Notices........................................................A-51
         (i) Governing Law..................................................A-52
         (j) Amendments and Waivers.........................................A-53
         (k) Severability...................................................A-53
         (l) Expenses.......................................................A-53
         (m) Construction...................................................A-53
         (n) Incorporation of Exhibits and Schedules........................A-53

                             EXHIBITS (NOT INCLUDED)

Exhibit A--       Certificate of Merger
Exhibit B--       Form of Letter of Transmittal
Exhibit C--       Form of Option Relinquishment and Release Agreement
Exhibit D--       Permitted Investments
Exhibit E--       Form of Opinion of Counsel to the Company
Exhibit F--       Form of Confidentiality and Marketing Agreement
Exhibit G--       Form of Management Option Plan Including
                  Table of Option Grants
Exhibit H--       Form of Stockholders' Agreement
Exhibit I--       Retained Options
Exhibit J--       Form of Option Retention Agreement
Exhibit K--       Permitted Expense Reimbursements
Disclosure Schedule--Exceptions to Representations and Warranties

                          AGREEMENT AND PLAN OF MERGER

         Agreement and Plan of Merger dated as of November 26, 1997, by and among SKYLINE ACQUISITION CORP., an Ohio corporation (the "Buyer"), SKYLINE CHILI, INC., an Ohio corporation (the "Company"), and certain stockholders of the Company executing this Agreement (the "Consenting Stockholders"). The Buyer, the Company and the Consenting Stockholders are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will acquire all of the outstanding capital stock of the Company for cash through a reverse merger of the Buyer with and into the Company.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. DEFINITIONS.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Break-up Fee" has the meaning set forth in Section 5(j) below.

         "Break-up Fee Trigger" has the meaning set forth in Section 5(j) below.

         "Business" means (a) the ownership, operation, development and franchising of "Skyline Chili" restaurants, (b) the manufacture and sale of chili and related food products for sale in such restaurants, (c) the manufacture and sale of frozen, canned and packaged chili and related grocery products, and (d) the licensing of trademarks of the Company and its Subsidiaries for use on certain branded products.

         "Buyer" has the meaning set forth in the Preamble above.

         "Capitalized Lease Obligation" means with respect to any Person any lease to which such Person or any of its Subsidiaries is party as lessee under which it leases any property (real, personal or mixed) from any lessor, and which is required to be capitalized in accordance with GAAP, consistently applied.

         "Cash and Cash Equivalents" means with respect to any Person as of any date the consolidated total cash and cash equivalents of such Person in each case as of such date determined in accordance with GAAP, consistently applied.

         "Certificates" has the meaning set forth in Section 2(e)(ii).

         "Certificate of Merger" has the meaning set forth in Section 2(c) below.

         "Class A Voting Stock" has the meaning set forth in Section 2(d)(vi) below.

         "Closing" has the meaning set forth in Section 2(b) below.

         "Closing Date" has the meaning set forth in Section 2(b) below.

         "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

         "Company" has the meaning set forth in the Preamble above.

         "Company Comfort Letter" has the meaning set forth in Section 5(d) below.

         "Company Financial Statements" has the meaning set forth in Section 3(j) below.

         "Company Option" means any option granted by the Company to purchase Company Shares pursuant to the Employee Stock Option Plans, except for the Retained Options.

         "Company Share" means any share of the Common Stock, no par value per share, of the Company.

         "Company Stockholder" means any Person who or which holds any Company Shares.

         "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

         "Confidentiality and Marketing Agreements" means the Confidentiality and Marketing Agreements between each of the Consenting Stockholders (except Kevin R. McDonnell) and the Company in the form of Exhibit F attached hereto.

         "Consenting Stockholders" has the meaning set forth in the Preamble above.

         "Contract" has the meaning set forth in Section 3(m) below.

         "Contributed Company Share" means any Company Share that the Buyer owns beneficially, or that the Management Group have contributed (or agreed or elected to contribute) to the Buyer pursuant to the Investment Agreement.

         "Current Assets" means with respect to any Person as of any date the consolidated total current assets of such Person in each case as of such date determined in accordance with GAAP, consistently applied.

         "Current Liabilities" means with respect to any Person as of any date the consolidated total current liabilities of such Person less the principal portion of Long-Term Indebtedness of such Person payable within one year, in each case as of such date determined in accordance with GAAP, consistently applied.

         "D&O Policies" has the meaning set forth in Section 3(aa) below.

         "Definitive Financing Agreements" has the meaning set forth in
Section 5(e) below.

         "Definitive Proxy Materials" means the definitive proxy materials relating to the Special Meeting.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Dissenting Share" has the meaning set forth in Section 2(h) below.

         "Effective Time" has the meaning set forth in Section 2(d)(i) below.

         "Employee Stock Option Plan" means the 1986 Stock Option Plan and the 1990 Stock Option and Stock Incentive Plan of the Company, each as amended through the date hereof and copies of each of which have been provided to the Buyer.

         "Employment Agreements" means the Employment Agreements dated June 27, 1995 between the Company and Kevin McDonnell, as amended on or before the Effective Time in form and substance satisfactory to the Company and the Buyer.

         "Equitable Securities" means Equitable Securities Corporation, a Tennessee corporation.

         "Equitable Securities Letter" means the engagement letter between the Company and Equitable Securities dated February 27, 1997.

         "Exclusivity Termination Date" has the meaning set forth in
Section 5(i) below.

         "Fairness Opinion" has the meaning set forth in Section 5(d) below.

         "FFCA Commitment Letter" has the meaning set forth in Section 5(f)(v) below.

         "Financing Commitment" means a written commitment of the Provident Bank to provide a $22,200,000 senior secured credit facility to the Company and its Subsidiaries in accordance with the terms and provisions of a letter dated November 11, 1997 from such bank to the Company and Fleet Venture Resources, Inc.

         "Fleet Entities" means the Persons designated as Fleet Entities on Schedule A to the Investment Agreement.

         "Franchisee" means any Person operating a restaurant under the name "Skyline Chili", using "Skyline Chili" servicemarks and serving the Company's secret recipe chili and related food products pursuant to the terms of a franchise or license agreement with the Company.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Authority" has the meaning set forth in Section 3(t) below.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intellectual Property" has the meaning set forth in Section 3(s) below.

         "Investment Agreement" means the Investment Agreement among the members of the Management Group and the Persons designated as Fleet Entities or "Option Holders" on Schedule A thereto of even date herewith pursuant to which the Buyer shall be capitalized.

         "Knowledge" means (a) when used with respect to the Company or the Buyer, actual knowledge after reasonable investigation by the Company or the Buyer, as applicable, and (b) when used with respect to any Consenting Stockholder, actual knowledge (but not constructive or implied knowledge) of such Consenting Stockholder; provided that a fact or matter shall not be within the knowledge of such Consenting Stockholder if it is not actually and specifically known by such Consenting Stockholder regardless of whether such Consenting Stockholder should have known of such fact or matter.

         "Laws" means all federal, state, local or foreign laws, treaties, regulations, rules, orders or administrative or judicial determinations having the effect of law.

         "Letter of Transmittal" has the meaning set forth in Section 2(e)(ii).

         "Licenses" has the meaning set forth in Section 3(l) below.

         "Liens" means all liens, pledges, charges, encumbrances, Security Interests, mortgages, leases, options, title conditions, community property rights or other adverse claims of any kind or description.

         "Long-Term Indebtedness" means with respect to any Person as of any date the aggregate of all indebtedness and Capitalized Lease Obligations of such Person which when originally incurred had a maturity in excess of one year, as of the date of incurrence, determined on a consolidated basis in accordance with GAAP, consistently applied.

         "Management Group" means Kevin R. McDonnell (individually and IRA), Thomas L. Allen, Phillip M. Lewis, Jr., Jeffry W. Shelton, Deborah L. Chitwood, Kenneth Davis, Charles Harnist and the Skyline Non-Qualified Deferred Compensation Plan.

         "Management Option Plan" means the 1997 Management Incentive Stock Option Plan and the option agreements in the form of Exhibit G attached hereto to be entered into as of the Effective Time by the Surviving Corporation and the Persons designated on Exhibit G with respect to the options described therein.

         "Material Adverse Effect" means with respect to any Person (i) a material adverse effect on the business (including without limitation, in the case of the Company and its Subsidiaries, the Business), operations, assets, properties, condition (financial or otherwise) or business prospects of such Person, (ii) any material adverse effect upon the binding nature, validity, or enforceability of any of the Related Agreements to which such Person is a party,
(iii) any material adverse effect upon the ability of such Person to perform its obligations hereunder or under any other Related Agreement, or (iv) Kevin R. McDonnell shall cease to be Chief Executive Officer of the Company and the Company shall have failed prior to the Closing Date to have appointed a successor to Kevin R. McDonnell satisfactory to the Buyer in all respects.

         "Merger" has the meaning set forth in Section 2(a) below.

         "Merger Consideration" has the meaning set forth in Section 2(d)(v) below.

         "Net Working Capital" means with respect to any Person as of any date Current Assets of such Person less Current Liabilities of such Person, in each case as of such date determined in accordance with GAAP, consistently applied.

         "Net Worth" means with respect to any Person as of any date consolidated total assets of such Person less consolidated total liabilities of such Person, in each case as of such date determined in accordance with GAAP, consistently applied.

         "Ohio Corporation Law" means the Ohio General Corporation Law, as amended.

         "Option Merger Consideration" has the meaning set forth in
Section 2(d)(vii).

         "Option Plan Amendment" means an amendment effective as of the Effective Time by the Surviving Corporation of the Employee Stock Option Plans and the agreement of the holder of such Retained Options that provides among other matters that (a) each Retained Option shall be fully and immediately exercisable in accordance with the terms and conditions of the applicable Employee Stock Option Plan and the agreement of the holder of such Retained Option with respect thereto, (b) the termination date of each Retained Option will be extended until the tenth (10th) anniversary of the Closing Date, and (c) each Retained Option upon exercise thereof will entitle the holder thereof to acquire shares of Class A Voting Stock.

         "Option Relinquishment and Release Agreement" has the meaning set forth in Section 2(g).

         "Option Retention Agreement" means the Option Retention Agreements dated on or before the Closing Date between each of the Persons listed on
Exhibit I as to the Retained Options held by them and the Buyer in the form of Exhibit J attached hereto.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice of the Business (including with respect to quantity and frequency).

         "Outstanding Options" has the meaning set forth in Section 2(g).

         "Party" has the meaning set forth in the Preamble above.

         "Paying Agent" has the meaning set forth in Section 2(e) below.

         "Paying Agent Agreement" means the agreement, on terms acceptable to the Buyer, to be entered into on or prior to the Closing Date between the Company and the Paying Agent with respect to the payment of the Merger Consideration and the Option Merger Consideration.

         "Payment Fund" has the meaning set forth in Section 2(e) below.

         "Permitted Liens" shall mean (a) Liens for current taxes or assessments due but not yet payable as of the applicable date, (b) Liens arising by operation of law in the ordinary course of business, such as mechanics' liens, materialmen's liens, carriers' liens, warehouseman's liens, and similar liens, none of which are substantial in character, amount or extent and none of which materially detract from the value or materially interfere with the present use of the asset to which such Lien attaches, (c) with respect to the Real Estate, all easements, rights-of-way, building, zoning, use and other restrictions of record which do not (i) materially detract from or reduce the value of, or impair or restrict the use of or access to or from, such Real Estate by the Company or its Subsidiaries in the operation of the Business, or (ii) have a Material Adverse Effect, and (d) Liens described in the Disclosure Schedule.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Public Report" has the meaning set forth in Section 3(e) below.

         "Real Estate" has the meaning set forth in Section 3(q) below.

         "Reference Date" has the meaning set forth in Section 3(f) below.

         "Related Agreements" means this Agreement, the Definitive Financing Agreements, the Investment Agreement, the Confidentiality and Marketing Agreements, the Employment Agreements, the Severance Agreements, the Management Option Plan, the Option Retention Agreements, the Option Plan Amendment and the Stockholders' Agreement.

         "Required Statutory Stockholder Approval" means the affirmative vote of the holders of a majority of (a) the issued and outstanding Company Shares, and
(b) the issued and outstanding Company Shares present in person or by proxy at the Special Meeting (other than the Company Shares held by the Consenting Stockholders, the Management Group, the Buyer or their respective Affiliates), in favor of this Agreement and the Merger.

         "Requisite Stockholder Approval" means the affirmative vote of the holders of (a) a majority of the issued and outstanding Company Shares (other than the Company Shares held by the Consenting Stockholders, the Buyer or their respective Affiliates), and (b) eighty-five percent (85%) of all of the issued and outstanding Company Shares, in favor of this Agreement and the Merger.

         "Restaurants" means the restaurants listed on the Disclosure Schedule.

         "Retained Options" means all of the options granted by the Company to purchase Company Shares pursuant to the Employee Stock Option Plans held by members of the Management Group and certain other persons designated on Exhibit I attached hereto for the number of shares, exercisable on and after the dates and at the average exercise prices indicated on such Exhibit.

         "SEC" means the Securities and Exchange Commission.

         "Secret Recipe Documentation" has the meaning set forth in Section
3(s).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Severance Agreements" means Severance Agreements between the Company and Jeffry W. Shelton, Thomas L. Allen, Phillip M. Lewis, Jr., Charles Harnist, Kenneth E. Davis and Deborah L. Chitwood effective as of the Effective Time, in form and substance satisfactory to the Company and the Buyer.

         "Skyline Non-Qualified Deferred Compensation Plan Trust" means the trust or trusts established pursuant to the Skyline Chili, Inc. Non-Qualified Deferred Compensation Plan for the benefit of Messrs. McDonnell, Allen, Lewis and Shelton, as such trusts and plan shall be amended prior to the Effective Time on terms and conditions reasonably satisfactory to the Buyer so as to effect the transactions contemplated hereby affecting the Management Group, including without limitation the execution, delivery and performance of the Investment Agreement and the Stockholders' Agreement.

         "Special Meeting" has the meaning set forth in Section 5(c)(ii) below.

         "Stockholders' Agreement" means the Stockholders' Agreement dated as of the Closing Date among the Buyer, the Fleet Entities, the members of the Management Group and certain other Persons in the form of Exhibit H attached hereto.

         "Subsidiary" means any corporation, partnership, limited liability company or other Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock, partnership or membership interests having voting rights or other voting equity interests therein or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors, general partners or managers thereof.

         "Subsidiary Interests" has the meaning set forth in Section 3(b) below.

         "Surviving Corporation" has the meaning set forth in Section 2(a) below.

         "Taxes" means, with respect to any Person, all foreign, federal, state and local taxes, imposts, duties, fees, assessments or charges (including deficiencies, interest and penalties relating thereto) of any kind, including, without limitation (x) all income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupancy, social security, Medicare, premium, property or windfall profits tax, customs, duty or other taxes or governmental fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority (domestic or foreign) upon such Person and (y) all liabilities of any Person for the payment of any amount of the type described in the immediately preceding clause (x).

         "Tax Returns" means all returns, declarations, reports, estimated returns and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Taxes.

         "Total Funded Indebtedness" means with respect to any Person as of any date consolidated total indebtedness for borrowed money and Capitalized Lease Obligations of such Person, as of such date determined in accordance with GAAP, consistently applied.

         2. BASIC TRANSACTION.

         (a) The Merger. On and subject to the terms and conditions of this Agreement, and in accordance with the Ohio Corporation Law, the Buyer will merge with and into the Company (the "Merger") at the Effective Time. Following the Merger, the separate corporate existence of the Buyer shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Edwards & Angell in Providence, Rhode Island, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) set forth in Section 6 or such other place and date as the Parties may mutually determine (the "Closing Date").

         (c) Actions at the Closing. At the Closing, (i) the Company will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to the Company the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Company and the Buyer will file with the Secretary of State of the State of Ohio a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), and (iv) the Buyer will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided below in this Section 2.

         (d) Effect of Merger.

                  (i) General. The Merger shall become effective at the time (the "Effective Time") the Company and the Buyer shall have filed the Certificate of Merger with the Secretary of State of the State of Ohio. The Merger shall have the effect set forth in the Ohio Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Buyer in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of the Buyer immediately prior to the Effective Time (except that the name of the Surviving Corporation will be "Skyline Chili, Inc.), until duly amended. The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall not alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Code of

Regulations of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to or at the Effective Time for actions or omissions to act of such director or officer taken or omitted on or prior to the Effective Time.

                  (iii) Code of Regulations. The Code of Regulations of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Code of Regulations of the Buyer immediately prior to the Effective Time (except that the name of the Surviving Corporation will be "Skyline Chili, Inc."), until duly amended. The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall not alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Code of Regulations of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to or at the Effective Time with respect to actions or omissions to act of such director or officer taken or omitted on or prior to the Effective Time.

                  (iv) Directors and Officers. The directors and officers of the Buyer shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office), until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  (v) Conversion of Company Shares. At and as of the Effective Time, (A) each Company Share outstanding at the Effective Time (other than any Dissenting Share or Contributed Company Share) shall be converted, without any action on the part of the holder thereof, into the right to receive an amount (such amount per share being herein called the "Merger Consideration") equal to $6.75 in cash (without interest), (B) each Dissenting Share shall be converted, into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Ohio Corporation Law, and (C) each Contributed Company Share shall be canceled, without any action on the part of the holder thereof; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Company Shares outstanding. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time. At and after the Effective Time, each Company Stockholder shall cease to have any rights as a stockholder of the Company and, until surrendered in accordance with the provisions of Section 2(e) below, each Certificate (other than Certificates representing Dissenting Shares and Contributed Company Shares), shall represent for all purposes only the right to receive the Merger Consideration for each Company Share represented thereby (as may be adjusted pursuant to the provisions of Section 2(d)(v) hereof).

                  (vi) Conversion of Capital Stock of the Buyer. At and as of the Effective Time, (A) each share of Class A Voting Common Stock, no par value per share, of the Buyer shall be converted into one share of Class A Voting Common Stock, no par value per share, of the Surviving Corporation (the "Class A Voting Stock"), and (B) each share of Class B Nonvoting Common Stock, no par value per share, of the Buyer shall be converted into one share of Class B Nonvoting Common Stock, no par value per share, of the Surviving Corporation.

                  (vii) Company Options. At and as of the Effective Time, each Company Option shall terminate, and, if the exercise price per share under such Company Option shall be less than the Merger Consideration, the holder thereof shall be entitled to receive from the Surviving Corporation an amount (the "Option Merger Consideration") equal to (A) the Merger Consideration (as may be adjusted pursuant to the provisions of Section 2(d)(v) hereof) minus the exercise price of such Company Option multiplied by (B) the number of Company Shares that may be acquired upon exercise of such Company Option, less any applicable withholding taxes, and without any interest paid thereon.

                  (viii) Retained Options. At and as of the Effective Time, the Option Plan Amendment shall be effected and each Retained Option shall remain outstanding.

         (e) Procedure for Payment of Merger Consideration.

                  (i) Immediately after the Effective Time, the Buyer will cause the Surviving Corporation to furnish to The Fifth Third Bank (the "Paying Agent") a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of an amount equal to the sum of the Merger Consideration to the holders of all of the outstanding Company Shares (other than any Dissenting Shares and Contributed Company Shares) and the Option Merger Consideration.

                  (ii) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record as of the Effective Time of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented issued and outstanding Company Shares which were converted into the right to receive the Merger Consideration, (A) a notice of the effectiveness of the Merger, and (B) a form letter of transmittal (each, a "Letter of Transmittal") for return to the Paying Agent, and instructions for use in effecting the surrender and exchange of the Certificates for the Merger Consideration. Each Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent. Such notice, Letter of Transmittal and instructions shall contain such provisions and be in such form as Buyer reasonably specifies and as are consistent with the terms of this Agreement.

                  (iii) The Surviving Corporation shall cause the Paying Agent to pay to each holder of a Certificate, as soon as practicable following receipt of such Certificate, together with a Letter of Transmittal, duly executed, and any other items reasonably specified by the Letter of Transmittal, or compliance with the provisions of Section 2(e)(iv) or (v), as applicable, a check in an amount equal to the product of (A) the number Company Shares represented by the Certificate so surrendered times (B) the Merger Consideration less, in each case, any applicable withholding taxes. No interest shall be paid or accrued on any cash payable upon or after the surrender of a Certificate. Each Certificate surrendered in accordance with the provisions of this Section 2(e)(iii) shall forthwith be canceled.

                  (iv) In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the Merger Consideration with respect to such Company Shares may be paid to the transferee only if (A) the Certificate representing such Company Shares surrendered to the Paying Agent in accordance with Section 2(e)(iii) hereof is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, (B) the Person requesting such transfer establishes to the satisfaction of the Paying Agent that any transfer or other taxes payable by reason of such transfer have been paid, and (C) such Person establishes to the satisfaction of the Paying Agent that such transfer would not violate any applicable Federal or state securities laws. Each Certificate surrendered in accordance with the provisions of this
Section 2(e)(iv) shall forthwith be canceled.

                  (v) If any Certificate shall have been lost, stolen, mislaid or destroyed then upon receipt of (A) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (B) such bond, security or indemnity, as Buyer or the Paying Agent may reasonably require, and (C) any other documentation to evidence and effect the bona fide exchange thereof, the Merger Consideration with respect to the Company Shares represented by such Certificate may be paid. Each such lost, stolen, mislaid or destroyed Certificate with respect to which any Merger Consideration shall be paid in accordance with the provisions of this Section 2(e)(v) shall forthwith be deemed surrendered and canceled.

                  (vi) The Paying Agent shall invest the Payment Fund in U.S. government securities maturing in 30 days or less, or, if a prospectus therefor which shall be acceptable to the Buyer shall have been delivered to the Buyer prior to the Closing Date, the Paying Agent's "Fountain Square U.S. Treasury Obligation Fund", and all interest which is earned thereon shall be retained by the Paying Agent and added to the Payment Fund in accordance with the terms of Paying Agent Agreement.

                  (vii) The Paying Agent shall pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining one year after the Effective Time, and thereafter, subject to applicable law, all former Company Stockholders shall be entitled to look only to the Surviving Corporation as general creditors thereof with respect to the cash payable upon surrender of their respective Certificates or compliance with
Section 2(e)(iv) or (v), as applicable. None of the Buyer, the Surviving Corporation nor any Consenting Stockholder shall be liable to any Person, including without limitation a former Company Stockholder, for funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (viii) The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

         (f) Closing of Transfer Records. From and after the Effective Time, transfers of Company Shares shall not be made on the stock transfer books of the Surviving Corporation. If after the Effective time any Certificates are presented for transfer, they shall be canceled and exchanged for the consideration determined in accordance with this Section 2.

         (g) Procedure for Payment of Option Merger Consideration.

                  (i) The Company shall use reasonable efforts to cause each holder of Company Options to execute prior to the Effective Time an Option Relinquishment and Release Agreement in the form attached hereto as Exhibit C (an "Option Relinquishment and Release Agreement").

                  (ii) Each holder of Company Options who has executed and delivered to the Company prior to the Effective Time an Option Relinquishment and Release Agreement shall be entitled to receive a check for the Option Merger Consideration with respect to such Company Options, less any required withholding taxes, as promptly as practicable after the Effective Time. No interest shall be paid or accrued on any cash payable upon or after the execution and delivery of an Option Relinquishment and Release Agreement with respect to any Company Option.

                  (iii) If a holder of Company Options fails to deliver an Option Relinquishment and Release Agreement prior to the Effective Time, each such Company Option (collectively, the "Outstanding Options"), shall in accordance with the terms and conditions of the applicable Employee Stock Option Plan and such holder's agreement with respect to such Outstanding Options, be converted without any action on the part of such holder into the right to receive an amount equal to (A) the Merger Consideration less the exercise price of such Outstanding Option multiplied by (B) the number of Company Shares subject to such Outstanding Option, upon the exercise by such holder of such Outstanding Options in accordance with and within the time period prescribed by such Employee Stock Option Plan and such holder's agreement with respect to such Outstanding Options. The Surviving Corporation shall pay, or cause the Paying Agent to pay by check (via U.S. mail, postage prepaid), to each holder of Outstanding Options an amount with respect to such Outstanding Options determined as provided in the preceding sentence, less any required withholding taxes, as promptly as practicable, after receiving a valid exercise of such Outstanding Options by such holder. No interest shall be paid or accrued on any cash payable with respect to any Outstanding Option in accordance with the provisions of this Section 2(g).

         (h) Dissenters' Rights.

                  (i) Notwithstanding anything in this Agreement to the contrary but only to the extent required by Section 1701.85 of the Ohio Corporation Law, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by holders who comply with all of the provisions of the Ohio Corporation Law concerning the rights of such holders to dissent from the Merger and to require appraisal of such Company Shares (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due such holders with respect to such Dissenting Shares pursuant to Ohio Corporation Law. If any holder of Dissenting Shares shall, after the Effective Time, withdraw such holder's demand for appraisal of such Dissenting Shares or waive or lose such holder's right of appraisal of such Dissenting Shares, in either case pursuant to Ohio Corporation Law, such holder's Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time into the right to receive the Merger Consideration with respect to such Dissenting Shares in accordance with
Section 2(e), without interest.

                  (ii) The Company shall give the Buyer prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served in connection with such appraisal rights received by the Company. Prior to the Effective Time, the Buyer shall have the right to participate in all negotiations and proceedings with respect to demands for appraisal. Without the prior written consent of the Buyer, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not settle or offer to settle any such demands.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties and as supplemented from time to time in accordance with the terms and provisions of
Section 5(h) below (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3; provided that disclosure of any item in any paragraph of the Disclosure Schedule shall be deemed a disclosure as to all relevant paragraphs.

         (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation,
(b) has all corporate power and authority and all Licenses to own and lease its properties and assets and to carry on its business as presently conducted, and
(c) is qualified as a foreign corporation to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or where the ownership or leasing of its properties or assets requires such qualification, except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Company or any such Subsidiary. The jurisdictions in which the Company or any of its Subsidiaries is qualified to do business are set forth on the Disclosure Schedule.

         (b) Capitalization; Subsidiaries.

                  (i) The entire authorized capital stock of the Company is as set forth in the Disclosure Schedule.

                  (ii) All of the issued and outstanding shares of capital stock, partnership interests, joint venture interests or other outstanding equity interests of any nature in each Subsidiary of the Company (the "Subsidiary Interests") are owned of record and beneficially held by the Persons listed in the Disclosure Schedule, free and clear of any Liens. There are no outstanding contracts, demands, commitments, or other agreements or arrangements under which any holder of Subsidiary Interests is or may become obliged to sell, transfer or assign any Subsidiary Interests, except as disclosed in the Disclosure Schedule. There are no Persons with any claims or rights to any Subsidiary Interests, except as disclosed in the Disclosure Schedule.

                  (iii) All of the issued and outstanding Company Shares and Subsidiary Interests have been duly authorized and are validly issued, fully paid, and nonassessable and were authorized, offered, issued and sold in accordance with all applicable securities and other laws and all rights of stockholders and other Persons. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments pursuant to which any Person may acquire (or upon exercise of any right may acquire) any of capital stock or equity interest in the Company or any of its Subsidiaries, except for options to acquire no more than 472,017 Company Shares at an average exercise price of $3.49 pursuant to the Employee Stock Option Plans, true and correct copies of which have been delivered to the Buyer. There are no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to the Company or any of its Subsidiaries. The Persons listed on Exhibit I hold no such options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments pursuant to which any such Persons may acquire (or upon exercise of any right may acquire) any of capital stock or equity interest in the Company or any of its Subsidiaries, except for the Retained Options. The number of Company Shares, which may be acquired under, the average exercise price of and the date on which exercisable of, the Retained Options held by such Persons are as set forth on Exhibit I.

                  (iv) Except for the Stockholders' Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any interest in or exercise of any control rights with respect to the Company or any Subsidiary to which any Consenting Stockholder or any member of the Management Group is a party.

                  (v) Neither the Company nor any Subsidiary is subject to any obligation to repurchase or otherwise acquire or retire any equity interest therein or has any liability for distributions or dividends declared or accrued, but unpaid, with respect to its equity interests.

                  (vi) The Company has not purchased or redeemed any of its capital stock, paid any dividend, or made any other distribution or payment in respect of such stock to any Person since the Reference Date.

                  (vii) Each corporation, partnership, joint venture, limited liability company, or other entity in which the Company holds directly or indirectly (including through one or more other entities or a chain of entities) any stock, partnership interest, joint venture interest, or other equity interest or security or any investment is listed in the Disclosure Schedule. The Disclosure Schedule also lists all the equity owners of each such Person and the nature and amount of equity interest owned by each such owner. Except as set forth in the Disclosure Schedule, the Company does not, directly or indirectly, own or have any interest, direct or indirect, or any commitment to purchase or otherwise acquire, any capital stock, partnership interest, or other security, or other equity interest, direct or indirect, in any other Person.

         (c) Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Company cannot consummate the Merger unless and until it receives the Required Statutory Stockholder Approval. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate actions on the part of the Company, other than the Required Statutory Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

         (d) Noncontravention; Consents. Assuming compliance with the provisions of the Hart-Scott-Rodino Act, the Ohio Corporation Law, the Securities Exchange Act, the Securities Act, the regulations of the U.S. Department of Agriculture, the state securities laws, or laws or regulations governing liquor licenses and related approvals in the jurisdictions where the Restaurants are located and that the Company obtains the consents of the Persons described in the Disclosure Schedule, the execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby, will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of the Company and its Subsidiaries is subject or any provision of the charter, articles of incorporation, bylaws or code of regulations, partnership agreement or certificate, management agreement or other organizational document of any of the Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the Company or such Subsidiary. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Ohio Corporation Law, the Securities Exchange Act, the Securities Act, the regulations of the U.S. Department of Agriculture, the state securities laws, or laws or regulations governing liquor licenses and related approvals in the jurisdictions where the Restaurants are located, none of the Company or its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the Company and its Subsidiaries or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (e) Filings with the SEC. The Company has made all filings with the SEC that it has been required to make under the Securities Act, the Securities Exchange Act and all rules and regulations thereunder, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto (collectively the "Public Reports"). Each of the

Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to the Buyer a correct and complete copy of each Public Report filed with the SEC since October 30, 1994.

         (f) Financial Statements.

                  (i) The Company has filed Quarterly Reports on Form 10-Q for the fiscal quarters ended August 3, 1997 (the "Reference Date") and May 11, 1997, and an Annual Report on Form 10-KSB for the fiscal year ended October 27, 1996. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the Disclosure Schedule), present fairly the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods, in each case on a consolidated basis, are correct and complete in all material respects, and are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

                  (ii) The Company has delivered to the Buyer balance sheets and statements of income and cash flow dated as of and for the portion of its fiscal year ending as of the end of each four week accounting period of its fiscal year since the Reference Date for the Company and its Subsidiaries, in each case prepared internally by the Company in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the Disclosure Schedule and subject to normal year-end adjustments). Such financial statements present fairly the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods, in each case on a consolidated basis, and are correct and complete in all material respects, and are consistent with the books and records of the Company and its Subsidiaries.

         (g) Events Subsequent to Reference Date. Since the Reference Date, neither the Company nor any of its Subsidiaries has:

                  (i) incurred any liabilities, other than liabilities incurred in the Ordinary Course of Business, or discharged or satisfied any lien or encumbrance or paid any liabilities, other than in the Ordinary Course of Business, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries;

                  (ii) sold, assigned or transferred (or entered into any option, arrangement or other Contract to sell, assign or transfer) any assets or properties, except pursuant to the FFCA

Commitment Letter and any sale/leaseback transactions contemplated thereby, or materially reduced its level of inventory or supplies, except for the sales of inventory or supplies in the Ordinary Course of Business and for the disposition of assets in the Ordinary Course of Business which are worn-out, in need of substantial repair, or are obsolete and which do not have a market value in excess of $50,000 in the aggregate for all such assets;

                  (iii) created, incurred, assumed or guaranteed any indebtedness for borrowed money, or mortgaged, pledged or subjected any of its assets to any Lien or otherwise permitted any Lien upon its assets to exist, other than Permitted Liens;

                  (iv) made or suffered any amendment or termination of, or defaulted under, any material Contract to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the Ordinary Course of Business;

                  (v) made or suffered any amendment or termination of, or defaulted under, any Contract with any Franchisee, or canceled, modified or waived any substantial debts of any Franchisee or claims against any Franchisee held by it or waived any rights with respect to any Franchisee of substantial value, not in the Ordinary Course of Business;

                  (vi) suffered any damage, destruction or loss, whether or not covered by insurance, (A) materially and adversely affecting the Business or its operations, assets, properties or prospects or (B) of any item or items carried on its books of account individually or in the aggregate at more than $30,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utilities or other services required to conduct the operations of its business;

                  (vii) to its knowledge, suffered any Material Adverse Effect;

                  (viii) received notice or had knowledge of any actual or threatened labor trouble, strike, union organizing efforts, or other occurrence, event or condition of any similar character which has had or might reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary;

                  (ix) made any acquisition of substantial assets or any commitments or agreements for capital expenditures or capital additions or betterments exceeding $50,000 individually or $100,000 in the aggregate, except such as may be involved in ordinary repair, maintenance or replacement of its assets in the Ordinary Course of Business;

                  (x) increased the salaries or other compensation of, or made any advance (excluding advances for business expenses in the Ordinary Course of Business) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled, except for the fiscal 1998 salary increases and bonus potential for the

Management Group and other key employees described in the Disclosure Schedule, and salary or hourly wage increases for other employees in the Ordinary Course of Business;

                  (xi) decreased the fees payable by any Franchisees to the Company or increased the discounts available to any Franchisee for inventory, supplies or services obtained by such Franchisee from it, except in the Ordinary Course of Business;

                  (xii) changed any of the accounting principles followed by it or the methods of applying such principles or any practice involving customer credit terms or collection or payment of accounts;

                  (xiii) entered into or amended any Contract with any of its Affiliates or any Consenting Stockholder, member of the Management Group or holders of Retained Options or Affiliate thereof;

                  (xiv) made any dividends or other distributions or payments to the Company Stockholders

                  (xv) increased the aggregate compensation to the Consenting Stockholders;

                  (xvi) materially changed the number of employees or management personnel, except as the result of the opening of new Restaurants; or

                  (xvii) entered into any material transaction other than in the Ordinary Course of Business.

         (h) Undisclosed Liabilities. None of the Company and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or uncapped, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Reference Date (rather than in any notes thereto) and (ii) liabilities which have arisen after the Reference Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (i) Brokers' Fees. Except pursuant to the Equitable Securities Letter, none of the Company, any of its Subsidiaries or any Consenting Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The Disclosure Schedule sets forth all fees, expenses or other amounts paid to Equitable Securities through the date hereof and an estimate of any fees, expense or other amounts to be paid to Equitable Securities following the date hereof in connection with the Merger or otherwise.


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
         (j) Disclosure.

                  (i) At the date that the Definitive Proxy Materials are mailed to the Company Stockholders and, as the same may be amended or supplemented, the Definitive Proxy Materials will comply with the Securities Exchange Act in all material respects.

                  (ii) The Definitive Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that the Buyer and the Fleet Entities will supply in writing specifically for use in the Definitive Proxy Materials.

                  (iii) The audited consolidated financial statements and unaudited interim financial statement of the Company included in the Public Reports (collectively, the "Company Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of the Company as included in all forms, reports or other documents filed with the SEC after the date hereof will be prepared, in each case in accordance with GAAP, consistently applied (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of the Company as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

         (k) Compliance with Law. To its knowledge, neither the Company nor any of its Subsidiaries is in default under, or in violation of, nor has it violated (and not cured) any Law (including, without limitation, Laws relating to the issuance or sale of securities, anti-trust, restraint of trade, or occupational safety), or any Licenses granted by, or any judgment, decree, writ, injunction or order of, any governmental or regulatory authority, applicable to the Company, any of its Subsidiaries or any of their operations or the Business which default or violation has had or is likely to have a Material Adverse Effect on the Company or such Subsidiary. Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notification alleging any material violations of any of the foregoing within the last five years, and has taken all necessary corrective action in respect of each such notification.

         (l) Necessary Licenses and Permits. The Company and its Subsidiaries possess all franchises, licenses, permits, consents, concessions and other authorizations of governmental, regulatory or administrative agencies or authorities, whether foreign, federal, state, or local, required to own, operate and maintain their properties and assets and to conduct the Business, as presently conducted (each a "License" and collectively, the "Licenses"), except where the failure to possess such License would not have a Material Adverse Effect on the Company or any of its Subsidiaries. The Disclosure Schedule sets forth a list of each such License. Except as set forth in the Disclosure Schedule, no registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution and delivery of this Agreement by the Company, or of the consummation of the Merger (i) to avoid the loss or termination of any such License described in the Disclosure Schedule or any asset, property or right used or useful pursuant to the terms thereof, or the violation or breach of any Law by the Company or any of its Subsidiaries applicable thereto, the loss, termination, violation or breach of which would have a Material Adverse Effect on the Company or any of its Subsidiaries, or (ii) to enable Surviving Corporation to acquire, hold and enjoy the same after the Effective Time. The Company and its Subsidiaries hold each of the Licenses described in the Disclosure Schedule free of any claims or restrictions (other than any restrictions in existence at the time such Licenses were issued) and have fulfilled and performed in all material respects all of their obligations with respect to such Licenses and, to the Company's knowledge, no event has occurred which allows, or after notice or lapse of time or both would allow, revocation or early termination thereof or would result in any other impairment of the rights of the holder of any such Licenses, which revocation, termination or impairment would have a Material Adverse Effect on the Company or any of its Subsidiaries.

         (m) Material Contracts and Obligations. The Disclosure Schedule sets forth a true, complete and accurate list and general summary description, categorized by subject matter, of all of the following contracts, agreements, arrangements, covenants, plans, leases and commitments, whether written or oral, entered into by the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound ("Contracts"):

                  (i) all purchase orders and other Contracts for the purchase of materials, products or supplies which are for a term of more than three (3) months, or which involve or are reasonably expected to involve aggregate payments by the Company or any of its Subsidiaries of more than $150,000 during the current or any future fiscal year of the Company, or which were entered into other than in the Ordinary Course of Business;

                  (ii) all distribution agreements, dealer agreements, sales agreements and sales orders and other Contracts for the sale of products or provision of services which are for a term of more than three (3) months, or which involve or are reasonably expected to obligate any Person to make aggregate payments to the Company or any of its Subsidiaries of more than $50,000 during the current or any future fiscal year of the Company, or which were entered into other than in the Ordinary Course of Business;

                  (iii) all employment, consulting, noncompete or services agreements and other Contracts with any officer, consultant, director or employee which are not terminable on 30 days' notice or less without penalty or legal obligation to make any payments to such Person after termination thereof;

                  (iv) all Contracts providing for stock options or stock purchases, stock appreciation rights, bonuses, pensions, severance payments, deferred or incentive compensation, retirement payments, profit-sharing, insurance or other benefits (whether or not under a plan or


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
program) for any employees, officers, directors, consultants, representatives or Affiliates of the Company or any of its Subsidiaries;

                  (v) all Contracts for construction or for the purchase of real estate, improvements, equipment, machinery and other items which under GAAP constitute capital expenditures or which involve or are reasonably expected to involve expenditures in excess of $50,000 during the current or any future fiscal year of the Company;

                  (vi) all Contracts relating to the rental or use of equipment, vehicles, other personal property or fixtures, or relating to the provision of services, which involve or are reasonably expected to involve payment of rentals or sums in excess of $25,000 during the current or any future fiscal year of the Company;

                  (vii) all Contracts relating in any way to direct or indirect indebtedness for borrowed money or evidenced by a bond, debenture, note or other evidence of indebtedness (whether secured or unsecured) of or to the Company or any of its Subsidiaries, including but not limited to, indebtedness by way of capitalized lease or installment purchase arrangement, guarantee, reimbursement obligations pertaining to letters of credit, repurchase agreements, purchase price discount obligations, or other undertakings on which others rely in extending credit, or otherwise, and all mortgages, pledges, conditional sales contracts, chattel and purchase money mortgages and other security arrangements with respect to any real estate, improvements, equipment, other personal property or fixtures, including without limitation the FFCA Commitment Letter, a copy of which is attached to the Disclosure Schedule;

                  (viii) all Contracts substantially limiting the freedom of the Company or any of its Subsidiaries to engage in or to compete in the Business, or with any Person or in any geographical area in connection therewith, or to use or disclose any information relating to the Company or any of its Subsidiaries or the Business in the possession of the Company or any of its Subsidiaries;

                  (ix) all license agreements, either as licensor or licensee, franchise agreements, either as franchisor or franchisee, and management agreements;

                  (x) all Contracts with respect to joint ventures, whether or not involving a sharing of profits;

                  (xi) all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Consenting Stockholder or any Affiliate or Franchisee of the Company or any of its Subsidiaries or any Consenting Stockholder, on the other hand;

                  (xii) all Contracts granting to others the right to manufacture or distribute products, including without limitation trademarked products, including sales agency agreements, licensing, distributorship agreements and agreements with brokers, dealers or representatives;

                  (xiii) all Contracts involving purchase price discounts in excess of $25,000 in any fiscal year of the Company offered by the Company or any of its Subsidiaries based on purchase volume or otherwise;

                  (xiv) all Contracts involving research and development efforts on behalf of the Company or any of its Subsidiaries;

                  (xv) all Contracts for any charitable or political contribution in excess of $10,000;

                  (xvi) all Contracts not made in the Ordinary Course of Business;

                  (xvii) all Contracts granting any Person an option to acquire assets or equity of the Company or any of its Subsidiaries; and

                  (xviii) the Equitable Securities Letter, a copy of which is attached to the Disclosure Schedule; and

                  (xix) all other Contracts, except those which are (i) cancelable on 30 days or less notice without any penalty or other financial obligation or (ii) if not so cancelable, involve or are reasonably expected to involve aggregate payments by or to the Company or any of its Subsidiaries of $50,000 or less during the current or any future fiscal year of the Company.

         Except as set forth on the Disclosure Schedule, all Contracts required to be disclosed pursuant to this Section 3(m) are valid, binding and in full force and effect and none of the Company, any of its Subsidiaries or, to the Company's knowledge, any other party thereto, is in material breach or violation of, or default under, nor, to the Company's knowledge, is there any valid basis for a claim of breach or violation of, or default under, the terms of any such Contract, and no event has occurred which constitutes or, with the lapse of time or the giving of notice or both, would constitute, such a breach, violation or default by the Company or any of its Subsidiaries thereunder. The Company or its applicable Subsidiary has enforced, or attempted to enforce, all material rights in favor of the Company or such Subsidiary with respect to the Contracts described in the Disclosure Schedule. Furthermore, no such Contract contains, to the Company's knowledge, any contractual requirement with which there is a reasonable likelihood the Company, any of its Subsidiaries or any other party thereto will be unable to comply.

         (n) Obligations with Material Adverse Effect. To the Company's knowledge, there is no term or provision of any Contract required to be disclosed pursuant to Section 3(m), nor any License to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets are bound, nor any provision of any Law, or any judgment, writ, injunction, decree or order applicable to or binding upon the Company or any of its Subsidiaries, which would have a Material Adverse Effect on the Company or any of its Subsidiaries.

         (o) Employees. The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, age, pregnancy, disability and sex discrimination and the payment and withholding of social security and other Taxes due in respect thereof.

         (p) Tax Matters.

                  (i) All Tax Returns required to be filed by the Company or any of its Subsidiaries with respect to any Taxes have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects;

                  (ii) All Taxes due in respect of all Tax periods ending on or before the Closing Date, including without limitation those which are called for by the Tax Returns, or heretofore claimed to be due by any taxing authority from the Company or any of its Subsidiaries, have been paid;

                  (iii) The Company has established adequate accruals for Taxes and for any liability for deferred Taxes in the Company Financial Statements in accordance with GAAP;

                  (iv) Each of the federal Tax Returns of the Company or any of its Subsidiaries have been audited from 1992 through the 1993 tax year. No audits of the Tax Returns of the Company or any of its Subsidiaries have been conducted since the 1993 tax year; moreover, the Company has not received any notice of assessment or proposed assessment in connection with any such Tax Returns and there are not pending Tax examinations of or Tax claims asserted against the Company or any of its Subsidiaries or any of its assets or properties;

                  (v) Neither the Company nor any of its Subsidiaries has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes;

                  (vi) There are no tax Liens (other than any Lien for current taxes not yet due and payable) on any of the assets or properties of the Company or any of its Subsidiaries;

                  (vii) None of the Company, any of its Subsidiaries or any predecessor corporation thereto has been a member of an affiliated group of corporations for federal income tax purposes; and

                  (viii) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

         (q) Real Property Owned and Leased.

                  (i) Neither the Company nor any of its Subsidiaries owns real property used or useful in the conduct of the Business, except as set forth in the Disclosure Schedule.

                  (ii) The Disclosure Schedule correctly identifies each parcel of real estate currently leased by or to the Company or any of its Subsidiaries, together in each case with an accurate street address, date of the lease and any amendments, name of landlord, description of the use of such parcel and summary of the term and annual rent payable in respect thereof. For purposes hereof the real property owned or leased by the Company or any of its Subsidiaries described on the Disclosure Schedule is herein called the "Real Estate".

                  (iii) The respective interest of the Company and its Subsidiaries in the Real Estate is held free and clear of all Liens or other encumbrances of any kind, except Permitted Liens. The Company and each of its Subsidiaries has good and marketable title to all of the Real Property owned by it. The Company and each of its Subsidiaries has all the right, title and interest of the lessee or sublessee in each lease or sublease described on the Disclosure Schedule and presently occupies the property leased or subleased by it under each such lease or sublease and, except as set forth in the Disclosure Schedule, no consent under any such lease or sublease is necessary for the consummation of the Merger. No event has occurred which (with the giving of notice or passage of time or both) would impair any right of the Company or any of its Subsidiaries to exercise and obtain the benefits of any options contained in any such lease or sublease and there is no default by the Company or any of its Subsidiaries or basis for acceleration or termination by the lessor or sublessor thereunder, nor has any event occurred which (with the giving of notice or passage of time or both) would constitute a default by the Company or any of its Subsidiaries, or result in or permit the acceleration of any obligation by the lessor or sublessor, under any such lease or sublease, or, to Company's knowledge (without inquiry), under any underlying ground or master lease, instrument, mortgage or deed of trust of the lessor or sublessor, which default or acceleration would materially and adversely affect any such lease or sublease or the Real Estate or present use of the property covered thereby.

                  (iv) The improvements and fixtures located on the Real Estate are in adequate condition and are structurally sound, and all mechanical and other systems located therein are in adequate operating condition, subject to normal wear and tear, and, to the Company's knowledge, no condition exists requiring material repairs, alterations or corrections, except for ongoing maintenance and scheduled remodels in the Ordinary Course of Business.

                  (v) The Company and its Subsidiaries have obtained, all easements, authorizations and rights-of-way which are necessary to ensure reasonable vehicular and pedestrian ingress and egress to and from the Real Estate, the absence of which would have a Material Adverse Effect on the Company or any such Subsidiary. To the Company's knowledge, there are (A) no restrictions on entrance to or exit from the Real Estate to public streets, (B) no condition which will result in the termination or limitation of access to the Real Estate to public streets, (C) municipal


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
improvements commenced or proposed in connection with any of the Real Estate or any street or property adjacent thereto which is likely to impede access to the Real Estate, or (D) no claims affecting any of the Real Estate or interests therein pending or threatened which might curtail or interfere with the use of the Real Estate for the purpose for which it is now used, which in any case would have a Material Adverse Effect on the Company or any such Subsidiary. Each Restaurant provides on or off-site parking sufficient to satisfy any applicable Laws.

                  (vi) The water, electric, gas and sewer utility services and storm drains currently available to the Restaurants are adequate for the conduct of the Business, as currently conducted and, to the Company's knowledge, there is no condition which will result in the termination or limitation of such services or drains, which would have a Material Adverse Effect on the Company or any such Subsidiary.

                  (vii) To the Company's knowledge, no structures on the Real Estate fail to conform in any material respect with applicable ordinances, requirements, regulations, zoning laws and restrictive covenants or, to the Company's knowledge (without inquiry), encroach on property of others; and no Real Estate is, to the Company's knowledge (without inquiry), encroached on by structures of others.

                  (viii) No charges or violations have been filed, served, made or, to the knowledge of the Company, threatened against or relating to any of the Real Estate or structure thereon or any of the operations conducted at any such Real Estate or in such structure, as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws or restrictive covenants or as a result of any encroachment on the property of others.

                  (ix) Neither the whole nor any portion of the Real Estate is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental body or other Person with or without payment of compensation therefor, nor, to the Company's knowledge, has any such condemnation, expropriation or taking been proposed.

         (r) Personal Property Owned and Leased. The Company and its Subsidiaries have good, valid and marketable title to all of their respective personal and intangible properties and assets, including without limitation, all properties and assets, free and clear of any and all Liens, except for Permitted Liens. Such properties and assets, together with the Real Estate, constitute all of the assets and properties, tangible or intangible, necessary to the conduct of the Business, as currently conducted. All machinery, equipment and other material items of tangible property and assets of the Company and its Subsidiaries are in adequate operating condition and repair, subject to normal wear and tear and maintenance, have been maintained and repaired so as to preserve their utility and value, are usable in the Ordinary Course of Business, and conform to all applicable Laws relating to their construction, use and operation, the nonconformance with which would have a Material Adverse Effect on the Company or any of its Subsidiaries. No Person other than the Company or its Subsidiaries owns any machinery, equipment or other tangible assets or properties situated on the

Real Estate or at the Restaurants or used or useful in the Business except for items of immaterial value and leased property set forth in the Disclosure Schedule.

         (s) Proprietary Rights. All patents, trademarks, tradenames, service marks, logos, copyrights, including applications therefor, inventions, formulae, methods and processes, including without limitation secret recipe chili and related food products (all such items being hereinafter referred to as "Intellectual Property"), presently used or useful in the conduct of the Business are described in the Disclosure Schedule. The Company owns or possesses adequate licenses or other rights to use its Intellectual Property without any conflict with the rights of others. Except as otherwise set forth in the Disclosure Schedule, no royalties or fees are payable by the Company or any of its Subsidiaries to any Person by reason of the ownership or use of any of their Intellectual Property and all items of Intellectual Property are valid and in good standing. Except as set forth in the Disclosure Schedule, the Company and the Subsidiaries have the sole and exclusive right to use their Intellectual Property and there are no licenses, sublicenses or agreements relating to the use by any other Person of any of such Intellectual Property now in effect, and the Company has no knowledge of any infringement upon such Intellectual Property by any other Person. No charge or claim is pending or, to the Company's knowledge, threatened, nor has any charge or claim been made within the past five years, to the effect that, nor does the Company have any knowledge that, the operation of the Business infringes upon or conflicts in any way with any rights or properties of the type enumerated above owned or held by any other Person. All patents, patent applications, registered trademarks, trademark applications, trade names, service marks, logos, licenses and copyrights owned by or licensed to the Company or any of its Subsidiaries are set forth in the Disclosure Schedule and have been duly registered in, filed in, or issued by the United States Patent and Trademark Office, United States Register of Copyrights or the corresponding offices of any other country, state, or other jurisdiction to the extent set forth in the Disclosure Schedule, and have been properly maintained or renewed in accordance with all applicable provisions of Law and administrative regulations in the United States and in each such other country, state, or other jurisdiction. The Disclosure Schedule accurately sets forth with respect to each patent, patent application, registered trademark, trademark application, trade name, service mark, logo, license and copyright owned by or licensed to the Company or any of its Subsidiaries, (i) the owner thereof, (ii) the date of expiration, if any, (iii) whether such ownership or licensing rights are exclusive, and (iv) to the Company's knowledge, any other licensee of such rights. To the Company's knowledge, there is no patent application pending which, if issued to any Person other than the Company or any of its Subsidiaries, would have a Material Adverse Effect on the Company or any such Subsidiary. The Disclosure Schedule describes the location of documents that fully set forth the ingredients and processes constituting the secret recipes for chili and related food products of the Business (the "Secret Recipe Documentation") and each Person, including any bank, trust company or escrow agent, with custody, responsibility or access thereto. The Company has full and unrestricted access to the Secret Recipe Documentation and is the holder of each safe deposit box identified in the Disclosure Schedule in which such Secret Recipe Documentation is maintained and has the right to direct each trustee or escrow agent identified in the Disclosure Schedule that holds such Secret Recipe Documentation regarding the disposition of the Secret Recipe Documentation. No present or former employee of the Company or any of its Subsidiaries and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, which the Company or any of its Subsidiaries owns or possesses in the conduct of the Business as now or heretofore conducted.

         (t) Environmental.

                  (i) For purposes of this Agreement, the following terms shall have the following meanings: (A) the term "Hazardous Material" shall mean any material, waste or substance, including, without limitation, petroleum or petroleum products that, whether by their nature or use, are subject to regulation under any Environmental Requirement; (B) the term "Environmental Requirement" shall collectively mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.), the Clean Air Act (42 U.S.C. Section 7401, et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), and any applicable state Environmental Laws, any regulation pursuant thereto, or any other Law addressing environmental, health or safety issues of or by any Governmental Authority; (C) the term "Governmental Authority" shall mean the Federal government, or any state or other political subdivision thereof, or any agency or body of the Federal government, or any state or other political subdivision thereof, or any court asserting jurisdiction over the Company or any of its Subsidiaries, which is exercising executive, legislative judicial, regulatory or administrative functions; and (D) the term "Offsite Facility" shall mean any offsite facility, site or location for the disposal of waste which is utilized by or associated with the Business.

                  (ii) Except as set forth in the Disclosure Schedule, (A) to the Company's knowledge, no Hazardous Material has been or is currently located at, in, on, under or about any Real Estate in a manner which violates any Environmental Requirement, or which requires investigation, cleanup or corrective action of any kind under any Environmental Requirement; (B) there has been no release, emission, discharge, leaching, dumping or disposal of any Hazardous Material by the Company or any of its Subsidiaries in the conduct of the Business which has adversely affected the quality or quantity of groundwater in a manner which is reasonably expected to form the basis of a claim, at law or in equity, against the Company or any of its Subsidiaries nor is the Company or any of its Subsidiaries aware of, nor has it received notice of, any such claim,
(C) to the Company's knowledge, no releasing, emitting, discharging, leaching, dumping or disposing of any Hazardous Material at, in, on, under, to or from any Real Estate has occurred, is occurring or, to the Company's knowledge, may occur, whether in the conduct of its business or otherwise, in violation of any Environmental Requirement; (D) the Company and its Subsidiaries have all applicable federal, state and local permits, certifications, licenses or approvals required for the conduct of its business and is in compliance with such permits, certifications, licenses and approvals and is in compliance with all applicable Environmental Requirements; (E) the Company is not aware of, nor has the Company received, notice of any violation, Lien, complaint, claim, notice, demand, suit, order or other obligation with respect to any past, present or future event concerning the environmental condition of any Real Estate or the Business; nor has any such notice been issued by any Governmental Authority which has not been fully satisfied and complied with in all material respects in a timely fashion as required by applicable Environmental Requirements; (F) to the Company's knowledge, there has been no release or threatened release of Hazardous Material at, in, on or from any Offsite Facility; (vii) neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will trigger any obligation under any Environmental Requirement, or consent order or similar agreement with any Governmental Authority, to perform any environmental investigation or cleanup, or to install additional pollution control equipment at any Real Estate, or to amend or modify its business and/or its operations and equipment, or permits, certifications, licenses or approvals held by it; (G) to the Company's knowledge, there has been no investigation, litigation, directive or administrative enforcement proceeding, nor have any settlements been reached by or with any Governmental Authority or public or private party alleging or concerning the release, threatened release, disposal, storage or use of any Hazardous Material at any Real Estate or any Offsite Facility; and (H) to the Company's knowledge, there are no underground storage tanks, asbestos-containing materials, polychlorinated biphenyls, lead paint or urea foam insulation present at any Real Estate at levels or in a condition in violation of any Environmental Requirement.

         (u) Litigation. Except as set forth in the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or affecting the Company, any of its Subsidiaries or the Business, or the consummation of the Merger, at law or in equity or before any Governmental Authority or before any arbitrator of any kind, and to the Company's knowledge, there is no valid basis for any such suit, claim, action, proceeding or investigation, which if adversely determined would have a Material Adverse Effect on the Company or any of its Subsidiaries. Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to any such suit, claim, action, proceeding or investigation since the date of the Company's initial public offering. No pending or known threatened suit, claim, action, proceeding or investigation could reasonably be expected to have a Material Adverse Effect on the Company or any such Subsidiary. Neither the Company nor any of its Subsidiaries is a party or, to the Company's knowledge, subject to any judgment, order, writ, injunction or decree.

         (v) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or similar agreement covering any of its employees. Except as set forth in the Disclosure Schedule, no labor organization or group of employees of the Company or any of its Subsidiaries has made a demand for recognition, has filed a petition seeking a representation proceeding or given the Company or any of its Subsidiaries notice of any intention to hold an election of a collective bargaining representative. Neither the Company nor any of its Subsidiaries has suffered any strike, slowdown, picketing or work stoppage by any group of employees affecting the Business during the past five years.

         (w) Employee Benefits and Arrangements. Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to, or has an obligation to contribute to, any pension or retirement plan, profit sharing plan, deferred compensation plan, compensation bonus plan, stock option plan, stock bonus plan, stock appreciation rights plan, restricted stock plan, performance unit plan, saving plan, severance, termination pay, welfare plan or other benefit plan, policy, practice, or procedure or contract concerning employee benefits or fringe benefits (including, but not limited to, post-retirement benefits) of any kind (collectively, "Employee Benefit Plans"), whether or not governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of its employees or former employees. Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any employment contract. None of the Company, any of its Subsidiaries or any Controlled Group Member maintains or contributes to, or ever maintained or contributed to, an Employee Benefit Plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code. The term "Controlled Group Member" means any trade or business (whether or not incorporated) which is, or was at any relevant time, aggregated with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code. None of the Company, any of its Subsidiaries or any Controlled Group Member has participated in or contributes to or was obligated to contribute to any "multiemployer plan" as defined in
Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement welfare benefits for employees or other persons, except as required under
Section 4980B of the Code, Part 6 of Title I of ERISA or by any other federal or state law. No Employee Benefit Plan or other agreement of the Company or any of its Subsidiaries entitles any employee or other person to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit of such type solely as a result of the transaction contemplated by this Agreement. The Company has furnished Buyer with true, complete and accurate copies of all Employee Benefit Plans and related trust agreements as in effect on the date hereof, all summary plan descriptions, and the latest annual reports (Form 5500 series, including all schedules thereto) filed with the Department of Labor or the Internal Revenue Service.

         Each of the Employee Benefit Plans is in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable law. Each of the Employee Benefit Plans has been administered in all material respects in accordance with its terms and with applicable legal requirements. All "employee pension plans", which are intended to be qualified under Section 401(a) of the Code (within the meaning of Section 3(2) of ERISA), have been determined by the Internal Revenue Service to be qualified under
Section 401(a) of the Code, and no action or proceeding has been instituted, is pending or, to the Company's knowledge (without inquiry), threatened which would affect the qualification of any employee pension plan of the Company or any of its Subsidiaries or give rise to any liability on the part of the Company or any of its Subsidiaries. No unfunded liabilities, based upon the Pension Benefit Guarantee Corporation (the "PBGC") rates currently in effect for plan terminations, exist with respect to any Employee Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA). There has not been any reportable event with respect to any pension plan of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in a "prohibited transaction" or breach of fiduciary responsibility with respect to any Employee Benefit Plan which could subject the Surviving Corporation to a penalty tax or other liability under ERISA or the Code. None of the Company, any of its Subsidiaries or any Controlled Group Member has ever incurred any liability under Title IV of ERISA to the PBGC or to a multiemployer pension plan.

         The Disclosure Schedule sets forth the amounts payable to each employee of the Company or any of its Subsidiaries with respect to the Company's 1997 fiscal year under the Company's compensation bonus plans.

         (x) Arms Length Transactions; Conflicts of Interest. All transactions by the Company or any of its Subsidiaries are and have been conducted on an arms length basis, and, except as set forth in the Disclosure, there is no transaction, and no transaction has been proposed, between the Company or any of its Subsidiaries or Franchisees, on the one hand, and any Consenting Stockholder, officer and director of the Company or an Affiliate of any such Person. The Company has no knowledge of any favorable pricing, purchase or lease arrangements which will not continue to be available to the Surviving Corporation after the Merger on substantially equivalent terms. Except as set forth in the Disclosure Schedule, no Consenting Stockholder, director, officer or employee of the Company or any of its Subsidiaries or of any Affiliate or Franchisee of the Company or any of its Subsidiaries or any such Person, has any interest in (i) any property, real or personal, tangible or intangible, including, but not limited to, any Intellectual Property, used or useful in connection with or pertaining to the Business or (ii) any creditor, supplier, manufacturer, dealer, distributor or representative of the Company or any of its Subsidiaries.

         (y) Governmental Regulations. Neither Company nor any or its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is any of them a "registered investment company", or an "affiliated person" or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

         (z) Small Business Concern. The Company, together with its "affiliates" (as defined in 13 CFR 121.401), has a net worth of less than $18,000,000 and average net income after federal income taxes (excluding any carry-over losses) for the preceding two completed fiscal years of less than $6,000,000.

         (aa) D&O Insurance. Each insurance policy maintained by the Company for the benefit of its directors and officers (collectively, the "D&O Policies") is described on the Disclosure Schedule. The Company has provided true, correct and complete copies of all of the D&O Policies to the Buyer, including all endorsements and supplements thereto.

         (bb) Insurance. There is in full force and effect one or more policies of insurance issued by financially sound and reputable insurance companies insuring the Company and its Subsidiaries, their properties and the Business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses of similar size and similarly situated. All insurance policies and programs maintained by or on behalf of the Company and the Subsidiaries are separately identified and disclosed on the Disclosure Schedule. The Company and its Subsidiaries have not been refused any insurance coverage, and the Company and its Subsidiaries have no reason to believe that they will be unable to renew their existing insurance coverage upon terms at least as favorable as those presently in effect. The Disclosure Schedule describes each claim incurred since January 1, 1994 and each potential loss under such policies in excess of $10,000.

         (cc) Restaurants. All Restaurants owned or operated by the Company or any of its Franchisees are listed in the Disclosure Schedule.

         (dd) All Material Information. No representation or warranty made herein by the Company, and no statement contained in any certificate or other instrument furnished, or to be furnished, by the Company to the Buyer described or required by this Agreement or any other Related Agreement, contains any untrue statement of a material fact or omits to state any material facts necessary in order to make any statement therein not misleading.

         3A. REPRESENTATIONS AND WARRANTIES OF THE CONSENTING STOCKHOLDERS.

         Each Consenting Stockholder, severally and not jointly, for himself or herself and not with respect to any other Consenting Stockholder, represents and warrants to the Buyer that the statements contained in this Section 3A are true and correct, except as set forth in the Disclosure Schedule.

         (a) Authority. The Consenting Stockholder has the capacity to enter into this Agreement and, assuming the Required Statutory Stockholder Approval is obtained, to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Consenting Stockholder and constitutes the valid and binding obligation of such Consenting Stockholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and general principles of equity.

         (b) Noncontravention. Except as set forth in the Disclosure Schedule or as contemplated pursuant to provisions hereof, the execution and delivery of this Agreement by the Consenting Stockholder does not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default or event of default (or event which with notice or lapse of time or both would constitute a default) under, any provision of any indenture, mortgage, lien, lease, license, agreement, contract, permit, instrument, order, judgment, decree, ordinance or regulation, or any restriction to which any property of such Consenting Stockholder is subject or by which such Consenting Stockholder is bound, the effect of which would result in a Material Adverse Effect on such Consenting Stockholder, the Company or any of its Subsidiaries. Except as set forth in the Disclosure Schedule, the Consenting Stockholder is not in violation of any rule or regulation promulgated or judgment entered by any Governmental Authority relating to or affecting the operation, conduct or ownership of the property or business of such Consenting Stockholder or the Business, which violation would have a Material Adverse Effect on such Consenting Stockholder, the Company or any of its Subsidiaries.

         (c) Title. All of the Company Shares in the name of the Consenting Stockholder are owned of record and beneficially and held by such Consenting Stockholder, free and clear of any Liens. Other than the Stockholders' Agreement there are no outstanding contracts, demands, commitments, or other agreements or arrangements under which such Consenting Stockholder is or may become obligated to sell, transfer, or assign any of such Company Shares. To the Consenting Stockholder's knowledge, there are no Persons with any claims or rights to any such Company Shares, except as disclosed in the Disclosure Schedule.

         (d) Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Authority is required by or with respect to the Consenting Stockholder in connection with the execution and delivery by such Consenting Stockholder of this Agreement or any other Related Agreement or the consummation of the transactions contemplated hereby or thereby, except as described in Section 3(d).

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         The Buyer represents and warrants to the Company and the Consenting Stockholders that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4; provided that disclosure of any item in any paragraph of the Disclosure Schedule shall be deemed a disclosure as to all relevant paragraphs.

         (a) Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate actions on the part of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Assuming compliance with the provisions of the Hart-Scott-Rodino Act, the Ohio Corporation Law, the Securities Exchange Act, the Securities Act, the regulations of the U.S. Department of Agriculture, the state securities laws, or laws or regulations governing liquor licenses and related approvals in the jurisdictions where the Restaurants are located and that the Company obtains the consents of the Persons described in the Disclosure Schedule, the execution and the delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of the Articles of Incorporation or code of regulations of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice or Security Interest would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Ohio Corporation Law, the Securities Exchange Act, the Securities Act, the regulations of the U.S. Department of Agriculture, the state securities laws or laws or regulations governing liquor licenses and related approvals in the jurisdictions where the Restaurants are located, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (d) Brokers' Fees. Except pursuant to the Equitable Securities Letter, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Disclosure. None of the information that the Buyer will supply in writing specifically for use in the Definitive Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

         (f) Capitalization.

                  (i) The entire authorized capital stock of the Buyer as of the date of this Agreement, and substantially as it will be as of the Effective Time, is as set forth in the Disclosure Schedule.

                  (ii) The Buyer has no Subsidiaries.

                  (iii) All of the issued and outstanding shares of the capital stock of the Buyer have been duly authorized and are validly issued, fully paid, and nonassessable and were authorized, offered, issued and sold in accordance with all applicable securities and other laws and all rights of stockholders and other Persons. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments pursuant to which any Person may acquire (or upon exercise of any right may acquire) any of capital stock or equity interest in the Buyer. There are no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to the Buyer.

                  (iv) Except for the Stockholders' Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any interest in or exercise of any control rights with respect to the Buyer.

                  (v) The Buyer is not subject to any obligation to repurchase or otherwise acquire or retire any equity interest therein or has any liability for distributions or dividends declared or accrued, but unpaid, with respect to its equity interests.

                  (vi) The Buyer has not purchased or redeemed any of its capital stock, paid any dividend, or made any other distribution or payment in respect of such stock to any Person since its date of organization.

                  (viii) Other than pursuant to this Agreement, the Buyer does not hold any stock, partnership interest, joint venture interest, or other equity interest or security or any investment in any corporation, partnership, joint venture, limited liability company, or other entity in which the. Other than pursuant to this Agreement, the Buyer does not, directly or indirectly, own or have any interest, direct or indirect, or any commitment to purchase or otherwise acquire, any capital stock, partnership interest, or other security, or other equity interest, direct or indirect, in any other Person.

         (g) Financing. Assuming satisfaction of the conditions specified in
Section 6(a)(iii) and (vii) and the consummation of the transactions contemplated by the Investment Agreement, if the funds were provided pursuant to or as described in the Financing Commitment, there would be sufficient financing to satisfy the condition set forth in Section 6(a)(xii) hereof.

         (h) No Prior Activities. The Buyer has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of the Related Agreements and the Financing Commitment. Except as contemplated by the Related Agreements and the Financing Commitment or in connection with the negotiation, execution and delivery thereof or the organization of the Buyer, the Buyer has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking.

         (i) Litigation. There is no material suit, claim, proceeding or investigation pending, or, to the Buyer's knowledge, threatened against or affecting the Buyer, or the consummation of the Merger, at law or in equity or before any Governmental Authority or before any arbitrator of any kind, and to the Buyer's knowledge, there is no valid basis for any such material suit, claim, action, proceeding, or investigation. The Buyer has not been a party to any such material, suit, claim, action, proceeding or investigation been threatened. No pending or known threatened suit, claim, action, proceeding or investigation could reasonably be expected to have a Material Adverse Effect on the Buyer. The Buyer is not a party, or, to Buyer's knowledge, subject to any judgment, order, writ, injunction or decree.

         5. COVENANTS.

         The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) General. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) Notices and Consents. The Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable efforts to obtain (and will cause each of its Subsidiaries to use its reasonable efforts to obtain) any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(d) above; provided that in order to obtain such consents, neither the Company nor any of the Consenting Stockholders shall be required to (i) amend, waive or release any material rights, other than as contemplated by this Agreement or any other Related Agreement, or (ii) provide any guarantee or post additional collateral.

         (c) Regulatory Matters and Approvals. Each of the Parties will (and the Company will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4 (d) above. Without limiting the generality of the foregoing:

                  (i) Securities Act, Securities Exchange Act and State Securities Laws. The Company will prepare and file with the SEC preliminary proxy materials under the Securities Exchange Act relating to the Special Meeting. The Company will use its reasonable efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Buyer will provide the Company with whatever information and assistance in connection with the foregoing filings that the Company reasonably may request.

                  (ii) Ohio Corporation Law. The Company will call a special meeting of the Company Stockholders (the "Special Meeting"), as soon as reasonably practicable, and in all events at a time sufficient to close the transactions contemplated hereby prior to the Exclusivity Termination Date, in order that the Company Stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Ohio Corporation Law. The Company will mail the Definitive Proxy Materials to its stockholders as soon as reasonably practicable. The Company will engage a proxy solicitor reasonably acceptable to the Buyer to seek the approval of all of the Company Stockholders of the Merger. The Definitive Proxy Materials will contain the affirmative recommendation of the board of directors of the Company in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of the Company shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith. Contemporaneously with the execution of this Agreement, the Buyer will deliver to the Company an acquiring person statement complying in all material respects with the requirements of Section 1701.831 (B) of the Ohio Corporation Law. At the Company's reasonable request, the Buyer will agree that the Special Meeting may be held 50 days or more after the date of the Company's receipt of such acquiring person statement.

                  (iii) Hart-Scott-Rodino Act. Each of the Parties will file (and the Company will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable efforts to obtain (and the Company will cause each of its Subsidiaries to use its reasonable efforts to obtain) an early termination of the applicable waiting period, and will make (and the Company will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

         (d) Fairness Opinion and Comfort Letter. The Company will deliver to the Buyer on or before the date the Definitive Proxy Materials is mailed to the stockholders of the Company (i) a copy of an opinion of Equitable Securities addressed to the Board of Directors of the Company as to the fairness of the Merger to the Company Stockholders from a financial point of view (the "Fairness Opinion") and (ii) a letter of Ernst & Young, LLP stating their conclusions as to the accuracy of certain information derived from the financial records of the Company and its Subsidiaries and contained in the Definitive Proxy Materials (the "Company Comfort Letter"). Each of the Fairness Opinion and the Company Comfort Letter shall be reasonably satisfactory to the Buyer in form and substance.

         (e) Financing. The Company and the Buyer will use reasonable efforts to enter into definitive agreements (the "Definitive Financing Agreements") as soon as reasonably practicable on terms and conditions substantially in accordance with the Financing Commitment and reasonably satisfactory to the Buyer. The Company will furnish correct and complete copies of the Definitive Financing Agreements to the Buyer.

         (f) Operation of Business. The Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, except with the Buyer's prior written consent:

                  (i) none of the Company and its Subsidiaries will authorize or effect any change in its charter, articles of incorporation, bylaws or code of regulations, partnership agreement or certificate, management agreement or other organization document;

                  (ii) none of the Company and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or partnership, membership or other equity interest or issue, sell, or otherwise dispose of any of its capital stock or equity interests (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                  (iii) none of the Company and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

                  (iv) none of the Company and its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                  (v) none of the Company and its Subsidiaries will impose any Security Interest upon any of its assets outside the Ordinary Course of Business, except with respect to any sale/leaseback transactions with Franchise Finance Corporation of America as described in a commitment letter dated July 16, 1997 of Franchise Finance Corporation of America to the Company (the "FFCA Commitment Letter");

                  (vi) none of the Company and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                  (vii) none of the Company and its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (viii) none of the Companies and its Subsidiaries will materially amend or modify the form of franchise agreement with, the procedures or rules and regulations applicable to or the nature of its relationship with, its Franchisees and

                  (ix) none of the Company and its Subsidiaries will commit to any of the foregoing.

         (g) Full Access. The Company will (and will cause each of its Subsidiaries to) permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), financial statements, contracts, and documents of or pertaining to each of the Company and its Subsidiaries. The Buyer will treat and hold as such any Confidential Information it receives from any of the Company and its Subsidiaries in the course of the reviews contemplated by this Section 5(g), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Company all tangible embodiments (and all copies) thereof which are in its possession.

         (h) Notice of Developments; Supplements to Disclosure Schedule. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in
Section 3, Section 3A or Section 4 above. No disclosure by any Party pursuant to this Section 5(h), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, that each

Party shall have the right to supplement the Disclosure Schedule in writing from time to time to describe or specify any fact, circumstance or development (i) occurring after the date of this Agreement, or (ii) discovered after the date of this Agreement with respect to changes to facts, circumstances or developments contemplated or permitted hereby or which are represented or warranted to a Party's knowledge; in either case causing a breach of its representations and warranties in Section 3, 3A or Section 4, as originally made hereunder.

         (i) Exclusivity. Until February 15, 1998 (the "Exclusivity Termination Date"), neither the Company nor any Consenting Stockholder will (nor will either the Company or any Consenting Stockholder cause or permit any of the Company's Subsidiaries or any officer, director, employee, advisor, representative or agent of the Company or any of its Subsidiaries to) solicit, initiate, negotiate, pursue or encourage the submission of any inquiry, proposal or offer from any Person relating to the acquisition of any portion of the capital stock, partnership, membership or other equity interests or the assets of any of the Company and its Subsidiaries or the Business whether structured as a merger, consolidation, share exchange, transaction involving an employee stock ownership plan or recapitalization (an "Alternative Transaction"); provided, however, that, in the good faith exercise of their fiduciary responsibilities, the Board of Directors of the Company may furnish information with respect to the Company and the Business and may negotiate with any Person concerning an Alternative Transaction in response to any unsolicited inquiry, proposal or offer. The Company shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any Alternative Transaction.

         (j) Break-up Fee.

         In the event that the conditions set forth in either (i) or (ii) have occurred (the "Break-up Fee Trigger"), the Company shall pay to the Buyer a fee (the "Break-up Fee") equal to $1,500,000, payable in cash by wire transfer of immediately available funds to the Buyer within thirty (30) days after the earliest to occur of any Break-up Fee Trigger:

         (i) on or before the Exclusivity Termination Date, the Company shall enter into a letter of intent or other agreement for, or otherwise shall accept an offer for, an Alternative Transaction; or

         (ii)(A) the Buyer shall deliver to the Company written notice prior to the Exclusivity Termination Date that they shall be prepared to perform its obligations under this Agreement and consummate the Merger subject to the satisfaction of the conditions set forth in Section 6(a); (B) the Company or the Consenting Stockholders shall have failed to perform subject to the satisfaction of the conditions set forth in Section 6(b) their respective obligations under this Agreement and consummate the Merger or the Company or the Consenting Stockholders have failed to perform their respective obligations hereunder so as to satisfy the conditions set forth in Section 6(a) and (C) within fifteen (15) months after the Exclusivity Termination Date, the Company shall enter into a letter of intent or other agreement for, or otherwise shall accept an offer for, an Alternative Transaction.

         (k) D&O Insurance; Indemnification.

                  (i) D&O Insurance. The Surviving Corporation will use its best efforts to provide each individual who served as a director or officer of the Company prior to or as of the Effective Time with liability insurance for a period of forty-eight (48) months after the Effective Time no less favorable in coverage and amount than the D&O Policies as in effect immediately prior to the Effective Time with respect to actions or omissions to act of such director or officer taken or omitted on or prior to the Effective Time. The Surviving Corporation will provide each such director and officer, whose has provided the Surviving Corporation with notice of his or her mailing address, with prompt written notice of the continuation or cancellation of any such insurance and, upon written request therefor, a copy of any applicable insurance policies.

                  (ii) No Amendment of Indemnification Provisions. Subject to applicable law, the Surviving Corporation will continue to indemnify each individual who served as a director or officer of the Company prior to or as of the Effective Time, to the extent provided in the Company's Articles of Incorporation and Code or Regulations in effect on the date of this Agreement, with respect to actions or omissions to act of such director or officer taken or omitted on or prior to the Effective Time. The Buyer will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Code of Regulations of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time.

                  (iii) Indemnification by Surviving Corporation. Subject to applicable law and to the extent provided in the Company's Articles of Incorporation and Code of Regulations in effect as of the date of this Agreement, the Surviving Corporation will indemnify each individual who served as a director or officer of the Company as of the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all court costs and reasonable attorneys' fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein; provided that, on or prior to the sixth anniversary of the Effective Time, such Persons shall have notified the Company in writing of a claim for such indemnification.

                  (iv) Indemnification by Parties. In the event this Agreement shall be terminated pursuant to Section 7(a)(ii)(A) or Section 7(a)(iii)(A), each Party hereby agrees to indemnify, exonerate and hold each of the other Parties and their respective general and limited partners, members, shareholders, officers, directors, managers, employees and agents (collectively, "Indemnitees") free and harmless from and against (a) any and all losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Damages") arising in connection with any material breach of such Party's agreements, covenants, obligations, representations or warranties set forth herein or in any of the Related Agreements (after giving effect to any supplement to the Disclosure Schedule permitted by Section 5(h)); provided that any claim for indemnity for a breach of a Party's agreements, covenants, obligations, representations or warranties under this Agreement shall be made on or before the first anniversary of such termination, and (b) notwithstanding any disclosures made in the Disclosure Schedule, any and all actions, causes of action, or suits brought against any of the Indemnitees by third parties ("Third Party Claims") as a result of or in connection with the execution, delivery, performance or enforcement of this Agreement, the other Related Agreements or any other agreement contemplated hereby or thereby except where such Damages are caused directly by the actions of an Indemnitee in violation of its obligations under such agreements or which constitute gross negligence, illegal conduct or willful misconduct of the Indemnitees.

                  (v) Indemnification by Consenting Stockholders. On or after the Effective Time, each Consenting Stockholder hereby agrees, severally and not jointly with the other Consenting Stockholders, to indemnify, exonerate and hold each of other Parties and their respective general and limited partners, members, shareholders, officers, directors, managers, employees and agents (collectively, "Stockholder Indemnitees") free and harmless from and against any and all Damages arising in connection with (i) a knowing or intentional misrepresentation or omission by the Company (if but only if such Consenting Stockholder had knowledge of such misrepresentation or omission by the Company) or such Consenting Stockholder hereunder or under any other Related Agreement,
(ii) a knowing or intentional breach of any covenant or agreement by the Company (if but only if such Consenting Stockholder had knowledge of such breach by the Company) or such Consenting Stockholder hereunder or under any other Related Agreement, or (iii) a fraudulent action or omission to act by the Company (if but only if such Consenting Stockholder had knowledge of such action or omission by the Company) or such Consenting Stockholder; provided that any claim for indemnity for a breach of a Party's agreements, covenants, obligations, representations or warranties under this Agreement shall be made on or before fourth anniversary of the Effective Time; provided that in no event shall the aggregate amount required to be paid by a Consenting Stockholder to indemnify, exonerate or hold harmless the Stockholder Indemnitees for Damages pursuant to this Section 5(k)(v) exceed an amount equal to: (A) that portion of the Merger Consideration and the Option Merger Consideration received by such Consenting Stockholder, if any, or (B) in the case of Mr. McDonnell, the market value of the Retained Options, options granted under the Management Option Plan and capital stock of the Company or the Surviving Corporation beneficially owned by Kevin McDonnell or his spouse, parent, sibling, child, grandchild, cousin or other lineal descendent thereof and a trust created for the exclusive benefit of one or more of such Persons or Mr. McDonnell.

         (1) Employee Benefits. For a period of at least two years after the Effective Time, officers and employees of the Company and its Subsidiaries who remain as employees of the Surviving Corporation and its Subsidiaries following the Merger shall continue to be provided with employee benefits, including without limitation profit sharing and retirement benefits, health and welfare benefits, life and disability insurance and vacation, which are substantially comparable to the employee benefits which were provided by the Company to its officers and employees since June 1, 1997. An officer or employee of the Company or its Subsidiaries who becomes a participant in any new employee benefit plan, program, policy or arrangement, which is intended to provide such comparable employee benefits, shall be given credit under such plan, program, policy or arrangement for all prior services with the Company for purposes of eligibility, vesting and benefit accrual. All required payments under the Company's three compensation bonus plan that were in effect during the Company's 1997 fiscal year shall be timely paid in full to the respective participants (and all expenses related to the negotiation, execution and delivery of the Related Agreements and the consummation of the transaction contemplated thereby shall be excluded for purposes of determining the bonus payments required under such plans).

         (m) Voting Agreement of Consenting Stockholders. From and after the date hereof and until the termination of this Agreement pursuant Section 7 or the Effective Time, each Consenting Stockholder agrees to vote all of the Company Shares over which such Consenting Stockholder has or exercises voting control and shall take all other necessary or desirable actions within his control, including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, in favor of the Merger and the other transactions contemplated by the Related Agreements.

         (n) Compliance with Law. The Company will comply with (a) all applicable laws and regulations wherever its business is conducted, the non-compliance with which would have a Material Adverse Effect, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Securities Exchange Act.

         6. CONDITIONS TO OBLIGATION TO CLOSE.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval and the number of Dissenting Shares shall not exceed three percent (3%) of the number of outstanding Company Shares;

                  (ii) the Company and its Subsidiaries shall have procured all of the third party consents specified in Section 5(b) above;

                  (iii) the representations and warranties set forth in Section 3 and Section 3A above shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule;

                  (iv) each of the Company, each member of the Management Group and each Consenting Stockholder shall have performed and complied with all of its covenants hereunder and under each other Related Agreement in all material respects through the Closing;

                  (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its Subsidiaries, or (D) affect adversely the right of any of the Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (vi) no Material Adverse Effect on the Company or any of its Subsidiaries shall have occurred since the Reference Date;

                  (vii) as of the Closing Date, (A) the Net Worth of the Company shall be at least $12,500,000, (B) the Net Working Capital of the Company shall be at least $2,000,000, (C) Total Funded Indebtedness of the Company shall be no more than $5,700,000, and (D) Cash and Cash Equivalents of the Company shall be at least $1,000,000, in each case prior to and without making provision for the payment or accrual of expenses of the Company relating to the transactions contemplated by the Related Agreements and determined based upon the Company's internal financial statements as of the end of the four week accounting period preceding the Closing Date;

                  (viii) the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(vii) is satisfied in all respects;

                  (ix) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in Section 3(d) and Section 4(d) above;

                  (x) the Buyer shall have received from counsel to the Company an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                  (xi) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

                  (xii) the Buyer (or the Company) shall have obtained all of the financing it will require in order to consummate the Merger and fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing on terms and conditions substantially in accordance with the Financing Commitments and reasonably satisfactory to the Buyer;

                  (xiii) the Consenting Stockholders, the Company, the Management Group and each other Person who is a party thereto (other than the Buyer and the Fleet Entities) shall have executed and delivered each of the Related Agreements to which it is a party to the Buyer and each of the obligations contemplated thereby to be performed by the Consenting Stockholders, the Company or any such other Person on or prior to the Effective Time shall have been performed;

                  (xiv) the Buyer shall have received adequate assurances satisfactory to it in all respects as to the condition of the following three properties: 10625 Harrison Avenue, Harrison, Ohio, Fishinger Boulevard, Hilliard, Ohio, and Powell Road, Delaware, Ohio relating to Environmental Requirements provided that unless the Buyer shall have given written notice to the Company on or prior to December 26, 1997 that this condition shall not have been satisfied, this condition shall be deemed waived as of such date;

                  (xv) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

         The Buyer may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Company. The obligation of the Company and the Consenting Stockholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule;

                  (ii) the Buyer and each Fleet Entity shall have performed and complied with all of its covenants hereunder and under each other Related Agreement in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its Subsidiaries, or (D) affect adversely the right of any of the Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified above in
Section 6(b)(i)-(iii) is satisfied in all respects;

                  (v) this Agreement and the Merger shall have received the Required Statutory Stockholder Approval;

                  (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in
Section 3(d) and Section 4(d) above;

                  (vii) the Company and the Consenting Stockholders shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Company and the Consenting Stockholders, and dated as of the Closing Date;

                  (viii) the Buyer, each of the Fleet Entities and each other Person who is a party thereto (other than the Consenting Stockholders, members of the Management Group, employees or officers of the Company or any of its Subsidiaries or the Company) shall have executed and delivered each of the Related Agreements to which it is a party to the Consenting Stockholders and the Company and each of the obligations contemplated thereby to be performed by the Buyer, the Fleet Entities or any such other Persons on or prior to the Effective Time shall have been performed; and

                  (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company and the Consenting Stockholders.

         The Company may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7. TERMINATION.

         (a) Termination of Agreement. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time in the event (A) the Company or any Consenting Stockholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) the Closing shall not have occurred on or before February 28, 1998, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

                  (iii) the Company may terminate this Agreement by giving written notice to the Buyer at any time prior to the Effective Time (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) the Closing shall not have occurred on or before February 28, 1998, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement);

                  (iv) any Party may terminate this Agreement by giving written notice to the other Parties at any time prior to the Effective Time in the event the Fairness Opinion is withdrawn or is materially or adversely modified;

                  (v) the Buyer may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval; or

                  (vi) the Company may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Required Statutory Stockholder Approval.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(g) above, the provisions of Section 5(j) above concerning the Break-up Fee, the provisions of Section 5(k) above concerning indemnification and the provisions of Section 8(l) concerning expenses shall survive any such termination. Notwithstanding anything to the contrary contained herein each Party shall retain all of its rights and remedies, at law or in equity, following any termination hereof arising from (i) a knowing or intentional misrepresentation or omission by any other Party hereunder or under any other Related Agreement, (ii) a knowing or intentional breach of any covenant or agreement by any other Party hereunder or under any other Related Agreement, or (iii) a fraudulent action or omission to act by any other Party.

         8. MISCELLANEOUS.

         (a) Survival. Only those agreements and covenants of the Parties that are applicable in whole or in part following the Effective Time shall survive the Effective Time, including the provisions in Section 2 above concerning payment of the Merger Consideration, the provisions of Section 3A(c) concerning title to the Company Shares owned by the Consenting Stockholders and the provisions in Section 5(j) and (k) above concerning the Break-up Fee and insurance and indemnification. All representations and warranties and other agreements and covenants shall be deemed to be conditions to this Agreement and shall not survive the Effective Time.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use reasonable efforts to advise the other Party prior to making the disclosure).

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in
Section 2 above concerning payment of the Merger Consideration and the Retained Options are intended for the benefit of the Company Stockholders and holders of the Company Options, and (ii) the provisions in Section 5(k) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Company:

         Skyline Chili, Inc.
         4180 Thunderbird Lane
         Fairfield, OH 45014
         Attention:  Kevin R. McDonnell, President

         Copy to:

         Mark J. Zummo, Esq.
         Kohnen & Patton LLP
         1400 Carew Tower
         441 Vine Street
         Cincinnati, OH 45202

         If to the Buyer:

         c/o Fleet Venture Resources, Inc.
         50 Kennedy Plaza, Suite 1200
         Providence, RI 02903
         Attention:  Bernard V. Buonanno, III, Vice President

         Copy to:

         Richard G. Small, Esq.
         Edwards & Angell
         2700 Hospital Trust Plaza
         Providence, RI 02903

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

         (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Ohio Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company agrees that it shall not, nor shall it agree to, reimburse any other Person for any of its costs and expenses incurred in connection with such transactions; provided that the Company may reimburse the Persons designated in Exhibit K up to a total amount of $900,000 for actual reasonable expenses incurred in connection with such transactions in amounts not exceeding the amounts specified in such Exhibit.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    SKYLINE CHILI, INC.



                                    By: /s/ Joseph E. Madigan
                                    -------------------------
                                    Title: Chairman of Special Committee
                                    ------------------------------------




                                    /s/ Lambert N. Lambrinides
                                    --------------------------
                                    (LAMBERT N. LAMBRINIDES)


                                    /s/ Christie N. Lambrinides
                                    ---------------------------
                                    (CHRISTIE N. LAMBRINIDES)


                                    /s/ William N. Lambrinides
                                    --------------------------
                                    (WILLIAM N. LAMBRINIDES}


                                    /s/ Kevin R. McDonnell
                                    ----------------------
                                    (KEVIN R. McDONNELL)


                                    SKYLINE ACQUISITION CORP.


                                    By: /s/ Bernard V. Buonanno, III
                                    --------------------------------
                                    Title: President
                                    ----------------

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         FIRST AMENDMENT TO AGREEMENT AND PLAN OR MERGER dated as of January 9, 1998 by and among SKYLINE ACQUISITION CORP., an Ohio corporation (the "Buyer"), SKYLINE CHILI, INC., an Ohio corporation (the "Company"), and certain stockholders of the Company executing this instrument (the "Consenting Stockholders") amending a certain Agreement and Plan of Merger dated as of November 26, 1997 by and among the Buyer, the Company and the Consenting Stockholders (the "Agreement"). Capitalized terms used herein which are defined in the Agreement shall have the same meanings herein as therein unless defined otherwise herein or the context hereof requires otherwise.

         NOW THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:

         1. Conversion of Capital Stock of the Buyer. Section 2(d)(vi) of the Agreement shall be amended in its entirety to read as follows:

                  (vi) Conversion of Capital Stock of the Buyer. At and as of the Effective Time, (A) each share or fractional share of Class A Voting Common Stock, no par value per share, of the Buyer (the "Buyer Voting Stock") shall be converted into shares of Class A Voting Common Stock, no par value per share, of the Surviving Corporation (the "Class A Voting Stock") at a rate of one share of Buyer Voting Stock per ten thousand (10,000) shares of Class A Voting Stock, and (B) each share or fractional share of Class B Nonvoting Common Stock, no par value per share, of the Buyer (the "Buyer Nonvoting Stock") shall be converted into shares of Class B Nonvoting Common Stock, no par value per share, of the Surviving Corporation (the "Class B Nonvoting Stock") at a rate of one share of Buyer Nonvoting Stock per ten thousand (10,000) shares of Class B Nonvoting Stock.

         2. Exclusivity Termination Date. The Exclusivity Termination Date shall be April 11, 1998 and, accordingly, Section 5(i) of the Agreement is hereby amended by replacing the date "February 15, 1998" in the first line thereof with the date "April 11, 1998".

         3. Termination. Each of Section 7(a)(ii)(B) and Section 7(a)(iii)(B) of the Agreement is hereby amended by replacing the date "February 28, 1998" therein with the date "April 11, 1998".

         4. Exhibits.

                  (a) Attached hereto are the final forms of the Exhibits A, B, C, E, F, G, H, I, J and K to the Agreement and the Disclosure Schedule of the Buyer.

                  (b) The parties hereto agree that Exhibit D to the Agreement shall be in the form attached hereto and any reference thereto in the Agreement shall be deemed a reference to such attached form of Exhibit D.

         5. Effect of Merger.

                  (a) The provisions of Section 2(d)(ii) of the Agreement are hereby amended in their entirety to read as follows:

                           (ii) Articles of Incorporation. The Articles of
                  Incorporation of the Surviving Corporation as of and after the Effective Time, until duly amended, shall be the Articles of Incorporation of the Company, as in effect as of the Effective Time, subject to the amendment set forth on Exhibit D attached hereto. The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall not alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Code of Regulations of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to or at the Effective Time for actions or omissions to act of such director or officer taken or omitted on or prior to the Effective Time.

                  (b) The provisions of Section 2(d)(iii) of the Agreement are hereby amended in their entirety to read as follows:

                           (iii) Code of Regulations. The Code of Regulations of
                  the Surviving Corporation as of and after the Effective Time, until duly amended, shall be the Code of Regulations of the Company, as in effect as of the Effective Time. The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall not alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Code of Regulations of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to or at the Effective Time for actions or omissions to act of such director or officer taken or omitted on or prior to the Effective Time.

         6. No Other Amendments. Except to the extent expressly amended hereby the Agreement shall not be deemed amended or modified in any way and shall remain in full force and effect.

         7. Miscellaneous.

                  (a) Succession and Assignment. This instrument shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this instrument or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

                  (b) Counterparts. This instrument may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (c) Headings. The section headings contained in this instrument are inserted for convenience only and shall not affect in any way the meaning or interpretation of this instrument.

                  (d) Governing Law. This instrument shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this instrument as of the date first above written.


                                    SKYLINE CHILI, INC.



                                    By: /s/ Joseph E. Madigan
                                    -------------------------
                                    Title: Chairman of Special Committee
                                    ------------------------------------




                                    /s/ Lambert N. Lambrinides
                                    --------------------------
                                    (LAMBERT N. LAMBRINIDES)


                                    /s/ Christie N. Lambrinides
                                    ---------------------------
                                    (CHRISTIE N. LAMBRINIDES)


                                    /s/ William N. Lambrinides
                                    --------------------------
                                    (WILLIAM N. LAMBRINIDES}


                                    /s/ Kevin R. McDonnell
                                    ----------------------
                                    (KEVIN R. McDONNELL)


                                    SKYLINE ACQUISITION CORP.


                                    By: /s/ Bernard V. Buonanno, III
                                    --------------------------------
                                    Title: President
                                    ----------------

                                    EXHIBIT D
                                  AMENDMENT TO
                            ARTICLES OF INCORPORATION

                  As of the Effective Time, Article Fourth of the Amended Articles of Incorporation of the Company shall be amended in its entirety to read as follows:


                  Fourth: The Corporation shall be authorized to issue a maximum of 5,400,000 shares of common stock, all of which shall be without par value and which shall be divided into two classes, consisting of 2,900,000 shares of Class A Voting Common Stock (the "Class A Voting Stock") and 2,500,000 shares of Class B Nonvoting Common Stock (the "Class B Nonvoting Stock", together with the Class A Voting Stock, the "Common Stock"). The express terms of the shares of Common Stock shall be as follows:

                           (a) General. Except as otherwise expressly provided
                  herein, each share of Common Stock shall be freely transferable, and shall entitle the holder thereof to the same rights as those to which the holder of every other share of Common Stock is entitled.

                           (b) Voting.

                                    (i) Class A Voting Stock. The holders of the
                           Class A Voting Stock shall be entitled to one (1) vote per share on each matter properly submitted to the Shareholders for their vote, consent, waiver, release, or other action, subject to the record date provisions contained in Ohio's General Corporation Law or the Corporation's Code of Regulations.

                                    (ii) Class B Nonvoting Stock. Except as
                           required by law and as may otherwise be provided herein, the holders of Class B Nonvoting Stock shall not be entitled to any voting rights as stockholders of the Corporation.

                                    (iii) No Cumulative Voting. The holders of
                           the Corporation's Common Stock shall not have the right to vote their shares cumulatively in the election of Directors.

                           (c) Dividends. By action of the Corporation's Board
                  of Directors, dividends may be declared and paid or set apart for payment on outstanding shares of the Corporation's Common Stock, out of any assets or funds of the Corporation legally available for the payment of dividends, and any dividends paid shall be distributed pro rata to the holders of the Corporation's outstanding Common Stock, in accordance with the respective number of shares of Common Stock held by such holders and their respective rights and interest.

                           (d) Liquidation, Distribution, Etc. Upon the
                  voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Corporation's outstanding Common Stock, in accordance with the respective number of shares of Common Stock held by such holders and their respective rights and interests.

                           (e) Conversion.

                                    (i) General. Subject to adjustment as
                           provided in (f) below, each share of Class B
                           Nonvoting Stock shall be convertible at any time and from time to time at the option of the holder thereof into one fully paid and nonassessable share of Class A Voting Stock.

                                    (ii) Procedure. Conversion of the Class B
                           Nonvoting Stock may be effected by any holder thereof upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation (the "Transfer Agent"), as may be designated by the Board of Directors of the Corporation, of the certificate or certificates for such Class B Nonvoting Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this subsection (e) of Article Fourth and specifying the name or names in which such holder wishes the certificate or certificates for shares of Class A Voting Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Class A Voting Stock in such name or names. Other than such taxes, the Corporation will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Class A Voting Stock on conversion of shares of Class B Nonvoting Stock pursuant hereto. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all required transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall execute and deliver or cause to be executed and delivered to or on the order of the holder (x) certificates representing the number of validly issued, fully paid and nonassessable full shares of Class A Voting Stock to which the holder (or the holder's transferee) of shares of Class B Nonvoting Stock being converted shall be entitled and
                           (y) if less than the full number of shares of Class B Nonvoting Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Class B Nonvoting Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Class A Voting Stock, in accordance herewith, and the person entitled to receive the shares of Class A Voting Stock shall be treated for all purposes as having become the record holder of such shares of Class A Voting Stock at such time.

                           (f) Adjustments. In the event that the Corporation at
                  any time shall declare or pay, without consideration, any dividend on the Common Stock payable in either class of Common Stock or in any right to acquire either class of Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of either class of Common Stock into a greater number of shares of such class of Common Stock (by stock split, reclassification or otherwise than by payment of dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of either class of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of such class of Common Stock, then the number of shares of Class A Voting Stock into which each share of Class B Nonvoting Stock shall be convertible immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, so that, after giving effect to such event, the aggregate number of shares of Class A Voting Stock issuable upon conversion of all of the then outstanding Class B Nonvoting Stock shall represent a percentage of the then outstanding shares of Class A Voting Stock (including the shares of Class A Voting Stock issuable upon such conversion) equal to such percentage determined prior to giving effect to such event. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire either class of Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in such class of Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire such class of Common Stock.

                           (g) Reservation of Stock. The Corporation shall at
                  all times reserve and keep available out of its authorized but unissued shares of Class A Voting Stock, solely for the purpose of effecting the conversion of the shares of the Class B Nonvoting Stock, such number of its shares of Class A Voting Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class

                  B Nonvoting Stock; and if at any time the number of authorized but unissued shares of Class A Voting Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Nonvoting Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Voting Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended Certificate of Incorporation of the Corporation.

                                   APPENDIX B
                   OPINION OF EQUITABLE SECURITIES CORPORATION

November 20, 1997

Board of Directors
Skyline Chili, Inc.
4180 Thunderbird Lane
Fairfield, OH 45014

Dear Sirs:

         We understand that Skyline Chili, Inc. ("Skyline" or the "Company") is contemplating entering into a definitive agreement (the "Agreement") with Skyline Acquisition Corp. ("Acquisition Co."), a company formed by Fleet Venture Resources, Inc. and certain of its affiliates ("Fleet") and certain members of management (the "Management Group"), which together control 5.6% of the total fully-diluted shares outstanding of Skyline, under which Acquisition Co. will acquire all of the outstanding capital stock of the Company through a merger of Acquisition Co. with and into the Company (the "Merger"), by offering to purchase for $6.75 in cash all issued and outstanding shares of common stock (the "Common Stock"), no par value, of the Company owned by shareholders other than Acquisition Co. and the Management Group (the "Proposed Transaction"). We additionally understand that the consummation of the offer requires and will be conditioned on (i) the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock, (ii) the affirmative vote of the holders of a majority of the Company's Common Stock represented in person or by proxy at the special meeting of shareholders to vote upon the Proposed Transaction (excluding (a) any shares owned by members of the Management Group, (b) any shares owned by Lambert N. Lambrinides, Christie N. Lambrinides and William N. Lambrinides (the "Lambrinides Brothers"), who have entered into agreements with Acquisition Co. to vote all shares held of record or beneficially owned by them in favor of approval of the Proposed Transaction, and
(c) any other "interested shares" (as defined in Section 1701.01 (CC)(2) of the Ohio Revised Code)), (iii) approval of the Proposed Transaction or the expiration of waiting periods under the Hart/Scott/Rodino Antitrust Improvements Act of 1976, (iv) obtaining all other necessary consents and approvals, (v) obtaining the necessary financing for the Merger, (vi) the holders of not more than 3.0% of the Company's fully diluted shares outstanding exercising their dissenters' rights with respect to the Proposed Transaction and (vii) other conditions customary to transactions of this type. We further understand that, pursuant to the Agreement, after receiving shareholder approval, Acquisition Co. will be merged with and into the Company with the Company emerging as the surviving entity following the Merger. We further understand that, pursuant to the Agreement, the holders of any issued and outstanding shares of Common Stock tendered pursuant to the Proposed Transaction (other than Acquisition Co., the Management Group and holders of shares of Common Stock who have validly exercised dissenters' rights under the Ohio General Corporate Law) will receive $6.75 per share in cash in the Merger.

         You have asked for our opinion as investment bankers (the "Opinion") as to the fairness, from a financial point of view, of the cash consideration to be received in the Merger by shareholders other than Acquisition Co. and the members of the Management Group (the "Public Shareholders") under the terms of the Proposed Transaction.

         Equitable Securities Corporation ("Equitable"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Equitable has received a $50,000 fee for rendering this opinion (the "Opinion Fee"); however, the Opinion Fee was not contingent upon the consummation of the Proposed Transaction. In addition to the Opinion Fee, Equitable has received a retainer fee of $10,000 per month commencing in February 1997 (the "Retainer Fee") and will also receive an advisory fee of one and one-quarter percent (1.25%) of the aggregate consideration involved in the proposed transaction (the "Advisory Fee") payable upon consummation of the Proposed Transaction. In the event the Proposed Transaction is consummated, the Retainer Fee and the Opinion Fee will be credited against the total amount of the Advisory Fee. Equitable does not currently publish research reports or actively trade the Common Stock of the Company.

         For the purposes of the Opinion set forth herein, we have:

         1. reviewed the audited and unaudited financial statements for the five most recent fiscal years and interim periods of
                  Skyline:

         2. discussed the past and current operations, the financial condition and the prospects of the Company with the management of Skyline and its subsidiaries;

         3. reviewed with the management of Skyline and its subsidiaries certain business plans of the Company and certain financial projections prepared by the management of Skyline and pertaining to Skyline and its subsidiaries;

         4. reviewed the terms of the Proposed Transaction with Skyline and its legal advisors;

         5. reviewed the historical market prices and reported trading volumes of the Common Stock;

         6. compared the price per share offered in the Proposed Transaction to historical market prices of the Common Stock;

         7. compared the financial performance of Skyline with, and reviewed the prices and reported trading activity of the securities of, certain publicly traded companies whose operating characteristics and/or industry focus we believe resemble those of Skyline;

         8. reviewed the financial terms of selected acquisitions of companies whose operating characteristics and/or industry focus we believe resemble those of Skyline;

         9. performed a discounted cash flow analysis of Skyline based upon the financial information and financial projections provided to us by the management of Skyline;

         10. performed a stand-alone leveraged buyout analysis utilizing operating assumptions provided to us by the management of Skyline and a capital structure we deemed reasonable given current financial market conditions;

         11. performed a leveraged recapitalization analysis of Skyline based upon financial information provided to us by the management of Skyline and utilizing a capital structure we deemed reasonable given current financial market conditions; and

         12. reviewed such other information and performed such other analyses as we have deemed appropriate.

         In rendering this opinion, we have assumed and relied upon, without assuming responsibility for independent verification, the accuracy and completeness of the information reviewed by us or that was furnished to us by or on behalf of the Company. With respect to the financial projections provided to us, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Skyline as to the future financial performance of Skyline. We have also assumed, based upon the information which has been provided to us and without assuming responsibility for independent verification thereof, that no material undisclosed or contingent liability (disclosed or undisclosed) exists with respect to Skyline. We were requested to, and did actively solicit third party indications of interest in Skyline over a period of months. Our opinion is based necessarily on the economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Skyline, nor were we furnished with such evaluations or appraisals. We have assumed with your permission that Acquisition Co. has no present intention to sell the Company after consummating the Proposed Transaction.

         Skyline acknowledges that the opinion and any advice or materials provided by Equitable in connection with its engagement hereunder is intended for the benefit and use of the Special Committee of the Board and the Board of Directors in considering the Proposed Transaction to which the opinion, advice or material relate and the Company agrees that no such opinion, advice or material shall be used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any filing, report, document, release or other communication used in connection with the Proposed Transaction (unless required to be filed, quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without Equitable's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, the Company may reproduce the Opinion in full in any registration statement, disclosure document or proxy statement relating to the Proposed Transaction that the Company files with the Securities and Exchange Commission and distributes to its shareholders (the "Statement"). In such event, the Company may also include references to the Opinion and to Equitable and its relationship with the Company in the Statement. This letter does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at a shareholders' meeting that may be held in connection with the Proposed Transaction.

         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, that the cash consideration to be received by the Public Shareholders of Common Stock in the Proposed Transaction is fair from a financial point of view to such holders.

Very Truly Yours,

/s/ Equitable Securities Corporation

Equitable Securities Corporation

                                   APPENDIX C
                 OHIO REVISED CODE SECTIONS 1701.84 AND 1701.85

1701.84  DISSENTING SHAREHOLDERS ENTITLED TO RELIEF

         The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

         (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

         (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

         (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

         (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

         (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

1701.85  QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

         (A)(l) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(l) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                  (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

                  (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                  (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                  (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

         (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                   APPENDIX D

                          ACQUIRING PERSON'S STATEMENT

         1. The identity of the "Acquiring Person" is: Skyline Acquisition Corp., an Ohio corporation.

         2. This Acquiring Person Statement is being given by the Acquiring Person pursuant to Section 1701.831 of the Ohio Revised Code.

         3. The number of shares of common stock, no par value, of Skyline Chili, Inc., an Ohio corporation, owned, directly or indirectly, by the Acquiring Person on the date of this Statement is: None.

         4. The range of voting power, described in division (Z)(1) of Section 1701.01 of the Ohio Revised Code, under which the proposed control share acquisition will, if and on the date it is consummated, fall is: a majority or more of such voting power.

         5. The proposed control share acquisition is to be consummated on the terms contained in the Agreement and Plan of Merger (the "Merger Agreement"), an unexecuted copy of which is attached hereto as Exhibit A.

         6. The Acquiring Person hereby represents that the proposed control share acquisition, to its knowledge, if consummated in accordance with the terms of the Merger Agreement, will not be contrary to law and hereby further represents that the Acquiring Person has the commitments for financing, which if consummated, are sufficient to make the proposed control share acquisition.

         7. The Acquiring Person agrees that the Special Meeting of Shareholders of Skyline Chili, Inc. called for purposes of voting on this proposed control share acquisition may be held more than 50 days after the date of this statement in accordance with the terms of the Merger Agreement.

         IN WITNESS WHEREOF, the undersigned has caused this Statement to be executed and delivered to Skyline Chili, Inc. this 26th day of November, 1997.

                                    SKYLINE ACQUISITION CORP.

                                    By: /s/ BERNARD V. BUONANNO, III
                                        --------------------------------

                                    Title: President

                               Skyline Chili, Inc.
                              4180 Thunderbird Lane
                              Fairfield, Ohio 45014


         The undersigned hereby appoints DAVID A. KOHNEN and LAWRENCE R. BURTSCHY, and each of them with power of substitution, the proxies of the undersigned to represent and to vote as indicated below, all of the Common Shares of Skyline Chili, Inc. held of record by the undersigned on January 23, 1998, at the Special Meeting of Shareholders of Skyline Chili, Inc., to be held on March 20, 1998, and at any adjournments thereof, for the following purposes:

         (1) Proposal to approve an Agreement and Plan of Merger pursuant to which Skyline Acquisition Corp. ("Acquisition Co.") will be merged with and into Skyline Chili, Inc. (the "Company") and each shareholder of the Company (except Acquisition Co.) would become entitled to receive $6.75 in cash for each outstanding Company Common Share.

                  / / FOR            / / AGAINST           / / ABSTAIN

         (2) In their discretion, the proxies are authorized to vote on all other matters (none known at the time of the solicitation of this Proxy) which may properly come before the Special Meeting, or any adjournments thereof.

         Either of said proxies, or substitutes, who shall be present and shall act at the Special Meeting, shall have and may exercise all the powers of said proxies hereunder.

           Please mark your proxy, sign it and date it, and return it promptly in the envelope provided.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER INDICATED BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE INDICATED IN THE SPACES PROVIDED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL DESCRIBED IN ITEM (1). The undersigned hereby acknowledges receipt of the notice of the Special Meeting of Shareholders dated February 13, 1998 and the Proxy Statement furnished herewith. Any proxy heretofore given to vote said shares is hereby revoked.

                                    --------------------------------------
                                    Signature


                                    --------------------------------------
                                    Date

                                    This Proxy is solicited on behalf of the Company's Board of Directors.